Exhibit 10.21

LOAN AGREEMENT

by and among

FNLR PRINT LLC,
Delaware limited liability company
as Borrower, and

BANK OF AMERICA, N.A.,
a national banking association
as Administrative Agent

and

The Other Financial Institutions
Party Hereto

Dated as of December 23, 2025

BOFA SECURITIES, INC.,
a national banking association
as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

Page

Article 1 — THE LOAN	7
1.1 General Information and Exhibits	7
1.2 Purpose	8
1.3 Commitment to Lend	8
1.4 Interest Rate	8
1.5 Prepayment	10
1.6 Payment Schedule and Maturity Date; Extension of Maturity Date	11
1.7 Payments	11
1.8 Evidence of Debt	12
1.9 [Intentionally Omitted.].	12
1.10 Cash Management	12
Article 2 — TAXES, YIELD PROTECTION, UNAVAILABILITY AND ILLEGALITY	18
2.1 Taxes	18
2.2 Illegality	22
2.3 Inability to Determine Rate	23
2.4 Replacement of Monthly SOFR or Successor Rate	23
2.5 Increased Costs	25
2.6 Compensation for Losses.	26
2.7 Mitigation Obligations; Replacement of Lenders	27
2.8 Survival	28
Article 3 — INTENTIONALLY OMITTED	28
Article 4 — AFFIRMATIVE COVENANTS	28
4.1 Existence; Qualifications	28
4.2 Maintenance, Repair and Restoration	28
4.3 Operation of Property	30
4.4 Property Management	32
4.5 Inspection	33
4.6 Real Property Taxes	33
4.7 Insurance	34

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Page

4.8 Damage or Destruction	38
4.9 Condemnation Affecting the Property	42
4.10 Application of Proceeds of Casualty or Condemnation to Loan; Partial Loan Repayment	44
4.11 Compliance with Law and Requirements	44
4.12 Leasing Requirements	45
4.13 Financial Matters	45
4.14 Statement Concerning Note or Mortgage	45
4.15 Notice to Lenders	46
4.16 Financial Statements	47
4.17 Reports and Testing	47
4.18 Appraisal	47
4.19 Reporting Compliance	48
4.20 ERISA	48
4.21 Financial Covenants	48
4.22 Organizational Restrictions	48
4.23 Title and Permitted Encumbrances	49
4.24 Swap Transaction	50
4.25 Borrower Taxes; Effect on Loan Documents	50
4.26 Controlled Substances	50
4.27 Commercial Purpose	51
4.28 Anti-Corruption Laws	51
4.29 [Intentionally Omitted]	51
4.30 Net Lease Structure	51
4.31 Post Closing Obligations	51
Article 5 — NEGATIVE COVENANTS	52
5.1 Additional Indebtedness; Payment of Withholding Taxes	52
5.2 Limitation on Distributions, etc.	52
5.3 Contracts	52
5.4 Transfers; Encumbrances	53
5.5 Ownership; Merger; Consolidation; Purchase or Sale of Assets	53
5.6 Sanctions	54
5.7 Anti-Corruption Laws	55

PAGE ii

Page

5.8 Organizational Documents	55
5.9 Accounting Policies or Reporting Practices	55
5.10 Purchase Documents	55
Article 6 — REPRESENTATIONS AND WARRANTIES	55
6.1 Organization; Authorization; Enforceability	55
6.2 Applicable Laws; Governmental Approvals Regarding the Property	56
6.3 No Broker	57
6.4 Encroachments	58
6.5 Agreements	58
6.6 Financial Condition	58
6.7 Utility Services	59
6.8 Liens	59
6.9 Management Agreement	59
6.10 Flood Zone	59
6.11 Litigation	59
6.12 No Conflicts	60
6.13 Public Access	60
6.14 Leases	60
6.15 Insurance	60
6.16 Condemnation	60
6.17 Physical Condition	61
6.18 Title	61
6.19 OFAC	61
6.20 Anti-Corruption Laws	61
6.21 EEA Financial Institution	62
6.22 Usury; Offsets	62
6.23 [Intentionally Omitted]	62
6.24 ERISA and Prohibited Transactions	62
6.25 Subsidiaries; Equity Interests	62
6.26 Margin Regulations; Investment Company Act	62
6.27 Disclosure	62
Article 7 — EVENTS OF DEFAULT AND REMEDIES	63

PAGE iii

Page

7.1 Events of Default	63
7.2 Remedies	67
Article 8 — ADMINISTRATIVE AGENT	68
8.1 Appointment and Authorization of Administrative Agent	68
8.2 Delegation of Duties; Advice	70
8.3 Liability of Administrative Agent	70
8.4 Reliance by Administrative Agent	71
8.5 Notice of Default	72
8.6 Credit Decision; Disclosure of Information by Administrative Agent	73
8.7 Indemnification of Administrative Agent	74
8.8 Administrative Agent in Individual Capacity	74
8.9 Successor Administrative Agent	75
8.10 Releases; Acquisition and Transfers of Collateral	75
8.11 Application of Payments	77
8.12 Administrative Agent Advances	78
8.13 Defaulting Lender	79
8.14 Lender ERISA Representation and Warranty	80
8.15 Benefit	80
8.16 Co‑Agents; Lead Managers	80
8.17 Recovery of Erroneous Payments	80
8.18 Lender Participation in Swap Transactions	81
8.19 Swap Contracts	81
Article 9 — GENERAL TERMS AND CONDITIONS	82
9.1 Consents; Borrower’s Indemnity	82
9.2 Miscellaneous	83
9.3 Payments Set Aside	90
9.4 Successors and Assigns	90
9.5 Treatment of Certain Information; Confidentiality	94
9.6 Set-off	95
9.7 Sharing of Payments	96
9.8 Amendments; Survival	96
9.9 Several Obligations; No Liability; No Release	98

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Page

9.10 Costs and Expenses	99
9.11 Replacement of Lenders	100
9.12 Further Assurances	100
9.13 Inducement to Lenders	101
9.14 [Intentionally Omitted]	101
9.15 Interpretation	101
9.16 No Advisory or Fiduciary Responsibility.	102
9.17 Usury	102
9.18 [Intentionally Omitted]	103
9.19 Dispute Resolution Provision	103
9.20 No Delays; Defaults	107
9.21 USA Patriot Act; Beneficial Ownership Regulation	107
9.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions	108
9.23 Acknowledgement Regarding Any Supported QFCs	108
9.24 Online Banking Portal	109
9.25 Entire Agreement	109
9.26 Limitation on Liability	110
9.27 Third Parties; Benefit	110
9.28 Other Transactions	111
9.29 Additional Representations	111
9.30 Exculpation	112

PAGE v

EXHIBITS

EXHIBIT A - Legal Description of Land

EXHIBIT B - Definitions and Financial Statements

EXHIBIT C - Conditions Precedent to the Advance of the Loan

EXHIBIT C-1 - Draw Request

EXHIBIT D - Compliance Certificate

EXHIBIT E - Leasing and Tenant Matters

EXHIBIT F - Assignment and Assumption

EXHIBIT G - Note

EXHIBIT H - Schedule of Lenders

EXHIBIT I - Swap Contracts

EXHIBIT J - [Intentionally Omitted]

EXHIBIT K-1 - U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT K-2 - U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT K-3 - U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT K-4 - U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

EXHIBIT L - [Intentionally Omitted]

EXHIBIT M - Tenant Direction Letter

EXHIBIT N - Organizational Chart

EXHIBIT O - Rent Roll

EXHIBIT P - Organizational Requirements

EXHIBIT Q - Borrower’s Instruction Certificate

EXHIBIT R - Borrower Detail Form

EXHIBIT S - Survey Requirements

EXHIBIT T - [Intentionally Omitted]

EXHIBIT U - Form of Secured Party Designation Notice

EXHIBIT V - [Intentionally Omitted]

EXHIBIT W - [Intentionally Omitted]

EXHIBIT X - [Intentionally Omitted]

EXHIBIT Y - [Intentionally Omitted]

Exhibit Z - Property Condition Report

SCHEDULES

SCHEDULE 1 - Disclosures

SCHEDULE 2 - List of Net Leases

SCHEDULE 6 - Representation and Warranties Exceptions

PAGE vi

LOAN AGREEMENT

(Syndication)

THIS LOAN AGREEMENT (“Agreement”) is made as of December 23, 2025 by and among each lender from time to time a party hereto (individually, a “Lender” and collectively, the “Lenders”), and BANK OF AMERICA, N.A., a national banking association as Administrative Agent, and FNLR PRINT LLC, a Delaware limited liability company (“Borrower”).

Article 1 — THE LOAN

1.1 General Information and Exhibits. This Agreement includes the Exhibits listed below which are marked by an “X,” all of which Exhibits are attached hereto and made a part hereof for all purposes. Borrower and Lenders agree that if any Exhibit attached to this Agreement contains blanks, the same shall be completed correctly and in accordance with this Agreement prior to or at the time of the execution and delivery thereof.

X Exhibit A - Legal Description of the Land

X Exhibit B - Definitions and Financial Statements

X Exhibit C - Conditions Precedent to the Advance of the Loan

X Exhibit C-1 - Draw Request

X Exhibit D - Compliance Certificate

X Exhibit E - Leasing and Tenant Matters

X Exhibit F - Assignment and Assumption

X Exhibit G - Note

X Exhibit H - Schedule of Lenders

X Exhibit I - Swap Contracts

X Exhibit J - [Intentionally Omitted]

X Exhibit K-1 - U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

X Exhibit K-2 - U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

X Exhibit K-3 - U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

X Exhibit K-4 - U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

X Exhibit L - [Intentionally Omitted]

X Exhibit M - Tenant Direction Letter

X Exhibit N - Organizational Chart

X Exhibit O - Rent Roll

X Exhibit P - Organizational Requirements

X Exhibit Q - Borrower’s Instruction Certificate

X Exhibit R - Borrower Detail Form

X Exhibit S - Survey Requirements

X Exhibit T - [Intentionally Omitted]

X Exhibit U - Form of Secured Party Designation Notice

X Exhibit V - [Intentionally Omitted]

X Exhibit W - [Intentionally Omitted]

X Exhibit X - [Intentionally Omitted]

X Exhibit Y - [Intentionally Omitted]

X Exhibit Z - Property Condition Report

The Exhibits contain other terms, provisions and conditions applicable to the Loan. Capitalized terms used in this Agreement shall have the meanings assigned to them in Exhibit B. Exhibit C sets forth the conditions for closing the Loan and recording the Mortgage. This Agreement and the other Loan Documents, which must be in form, detail and substance satisfactory to Administrative Agent and Lenders, evidence the agreements of Borrower, Administrative Agent and Lenders with respect to the Loan. Borrower shall comply with all of the Loan Documents. Administrative Agent and each Lender hereby certify that, as of the date of this Agreement, each of the conditions for closing the Loan and recording the Mortgage has been satisfied or waived; provided, however, neither the Administrative Agent nor the Lenders shall be deemed to have waived any of their rights with respect to the truth or accuracy of the factual content of such documents or deliverables in the future.

1.2 Purpose. The proceeds of the Loan shall be used by Borrower to pay costs related to the acquisition of the Property and paying fees, costs and expenses relating to the Loan, and not in contravention of any applicable Law or any Loan Document.

1.3 Commitment to Lend. Borrower agrees to borrow from Lenders, and Lenders severally agree to make, the Loan in the maximum principal amount of up to ONE HUNDRED ELEVEN MILLION ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($111,100,000.00) on the terms and subject to the conditions set forth in this Agreement (including, but not limited to Exhibit C, Article 10 and Article 12). Each Lender shall fund its Pro Rata Share of each advance of Loan proceeds under this Agreement, provided, however, that no Lender will be required to make an advance in any amount which when aggregated with all prior advances made by such Lender would exceed such Lender’s then-current Commitment hereunder. Lenders’ Commitments to lend pursuant to this Agreement shall expire and terminate automatically (a) if the Loan is prepaid in full, and (b) upon the occurrence of an Event of Default, and (c) on the Maturity Date. The Loan is not revolving. Any amount repaid may not be reborrowed.

1.4 Interest Rate. The unpaid principal balance of the Loan from day to day outstanding which is not past due, shall bear interest at a rate of interest per annum equal to the lesser of (x) the Maximum Rate, and (y) the Monthly SOFR Rate, computed as provided in Section 1.4.3 below. The Monthly SOFR Rate shall be adjusted on each Interest Rate Change Date. The Monthly SOFR Rate shall remain fixed until the next Interest Rate Change Date.

1.4.1 [Intentionally Omitted].

1.4.2 [Intentionally Omitted.]

1.4.3 Computations and Determinations. All computations of interest for the Base Rate (to the extent applicable) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. The books and records of Administrative Agent shall be conclusive evidence, in the absence of manifest error, of all sums owing to Lenders from time to time under the Loan Documents, but the failure to record any such information shall not limit or affect the obligations of Borrower under the Loan Documents. With respect to SOFR, Monthly SOFR or any Successor Rate, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, Administrative Agent shall post each such amendment implementing such Conforming Changes to Borrower and the Lenders reasonably promptly after such amendment becomes effective. Administrative Agent does not warrant, nor accept responsibility, nor shall Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to Borrower. Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.

1.4.4 Late Charge. If Borrower shall fail to make any payment due hereunder or under the terms of any Note (other than the payment of principal due on the Maturity Date), within ten (10) days after the date such payment is due, Borrower shall pay to the applicable Lender or Lenders on demand a late charge equal to three percent (3%) of such payment. Such ten (10) day period shall not be construed as in any way extending the due date of any payment. The

“late charge” is imposed for the purpose of defraying the expenses of a Lender incident to handling such defaulting payment. This charge shall be in addition to, and not in lieu of, any other amount that Lenders may be entitled to receive or action that Administrative Agent and Lenders may be authorized to take as a result of such late payment, including any other remedy Lenders may have and any fees and charges of any agents or attorneys which Administrative Agent or Lenders may employ upon the occurrence of an Event of Default, whether authorized herein or by applicable Law.

1.4.5 Default Rate. After the occurrence and during the continuance of an Event of Default (including the expiration of any applicable cure period), upon the request of the Required Lenders or automatically in the case of any Event of Default under Section 7.1(a) with respect to the payment of Principal Debt or any Event of Default under Section 7.1(r), Administrative Agent, without notice or demand, may raise the rate of interest accruing on the outstanding principal balance under any Loan Document by three hundred (300) basis points above the rate of interest otherwise applicable (“Default Rate”) calculated from the date such Event of Default occurred for so long as such Event of Default is continuing, independent of whether Administrative Agent accelerates the outstanding principal balance under any Loan Document.

1.5 Prepayment.

(a) Borrower may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay the outstanding Principal Debt, in whole or in part without premium or penalty but subject to compliance with Sections 1.5(c) and 2.6; provided that (i) such notice must be in a form reasonably acceptable to Administrative Agent and be received by Administrative Agent not later than 11:00 a.m. Administrative Agent’s Time (A) two (2) Business Days prior to any date of prepayment of Monthly SOFR Principal; and (B) on the date of prepayment of any Base Rate Principal, if any; (ii) any voluntary prepayment of Monthly SOFR Principal shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount of the Loan then outstanding. Each such notice shall specify the date and amount of such prepayment. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of the Loan shall be accompanied by all accrued unpaid interest on the amount prepaid, together with any other sums which have become due to Administrative Agent and Lenders under the Loan Documents on or before the date of prepayment but have not been paid, plus any additional amounts required pursuant to Sections 1.5(c) and 2.6, if any. Subject to Sections 8.11 and 8.13, each such prepayment shall be applied to the Loan obligations owing to the Lenders in accordance with their respective Pro Rata Shares. If the Loan is prepaid in full, any commitment of Lenders (if any) for further advances shall automatically terminate.

(b) Borrower shall prepay the Principal Debt as and when required pursuant to Section 4.10 of this Agreement.

(c) No yield maintenance premium or other premium or penalty shall be due in connection with any prepayment made pursuant to Section 4.10, provided that Borrower shall pay to Administrative Agent, concurrently with such prepayment pursuant to Section 4.10, a prepayment administrative fee in the amount of $250, all sums due under Section 2.6 (if any), and all other sums due pursuant to the Loan Documents in connection with such prepayment made pursuant to Section 4.10.

1.6 Payment Schedule and Maturity Date; Extension of Maturity Date.

(a) The entire principal balance of the Loan then unpaid, together with all accrued and unpaid interest and all other amounts payable hereunder and under the other Loan Documents, shall be due and payable in full on the Maturity Date. Prior to maturity, accrued and unpaid interest shall be calculated from and including the first (1st) Business Day of each month (or, in the case of the initial interest computation period, the date of the initial advance of the Loan) to, but excluding, the first (1st) Business Day of the succeeding calendar month, and shall be due and payable in arrears on the first (1st) Business Day of such succeeding calendar month.

(b) [Intentionally Omitted].

1.7 Payments.

(a) All payments by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in U.S. Dollars and in immediately available funds not later than 12:00 p.m. Eastern time on the date specified herein. Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 12:00 p.m. Eastern time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) For the avoidance of doubt, Administrative Agent will distribute payments to each Lender, (i) on the date of receipt, if Administrative Agent receives such funds on or before 12:00 p.m. Eastern time, or (ii) on the Business Day following the date of receipt, if Administrative Agent receives such funds after 12:00 p.m. Eastern time. If Administrative Agent fails to timely pay any amount to any Lender in accordance with this Subsection, Administrative Agent shall pay to such Lender interest on such amount at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, for each day from the day such amount was to be paid until it is paid to such Lender. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. With respect to any payment that Administrative Agent makes for the account of Lenders hereunder as to which Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) Borrower has not in fact made such payment; (2) Administrative Agent has made a payment in excess of the amount so paid by Borrower (whether or not then owed); or (3) Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

(c) A notice of Administrative Agent to any Lender or to Borrower with respect to any amount owing under this Section shall be conclusive, absent manifest error.

1.8 Evidence of Debt. Amounts of the Loan funded by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amounts of the Loan funded by Lenders to Borrower and the interest and payments thereon, and all other sums owing to Administrative Agent and each Lender from time to time under the Loan Documents. Any failure to so record such amounts, interest or payments or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Indebtedness. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of the applicable Note and payments with respect thereto.

1.9 [Intentionally Omitted.].

1.10 Cash Management.

1.10.1 Lockbox Account and Cash Management Account.

(a) Borrower acknowledges and confirms that Borrower has established, and Borrower covenants that it shall maintain, pursuant to the Lockbox Agreement, an interest bearing (to the extent available) Eligible Account into which Borrower shall deposit or cause to be deposited, all Rents and other revenue and income from the Property (such account, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such account or funds therein, are collectively referred to herein as the

“Lockbox Account”). In the event that Lockbox Bank requires a modification to the Lockbox Agreement, such modification shall only be made following Administrative Agent’s written consent in its reasonable discretion and if Administrative Agent refuses to agree to the requested change in its reasonable discretion, then Borrower shall establish a new Lockbox Account at an Eligible Institution (and such Eligible Institution shall enter into a new Lockbox Agreement in form and substance reasonably satisfactory to Administrative Agent). In the event Lockbox Bank ceases to qualify as an Eligible Institution, Borrower shall cooperate with Administrative Agent in designating a successor financial institution that qualifies as an Eligible Institution and is otherwise reasonably acceptable to Administrative Agent and transferring the Lockbox Account to such institution, each within thirty (30) days after Borrower’s receipt of written request by Administrative Agent. In the event Borrower fails to do so, Administrative Agent shall have the right, and Borrower hereby grants to Administrative Agent an irrevocable power-of-attorney, coupled with an interest, to designate a successor institution to serve as Lockbox Bank. Within five (5) Business Days after notice from Administrative Agent that a Cash Sweep Period exists, Borrower shall establish the Cash Management Account with Administrative Agent.

(b) The Lockbox Account and the Cash Management Account shall each be in the name of Borrower for the benefit of Administrative Agent, provided that Borrower shall be the owner of all funds on deposit in such accounts for all purposes, including for federal and applicable state and local tax purposes.

(c) The Lockbox Account and the Cash Management Account shall be subject to the exclusive dominion and control of Administrative Agent and, except as otherwise expressly provided herein, neither Borrower, Manager nor any other Person claiming on behalf of or through Borrower or Manager, shall have any right of withdrawal therefrom or any other right or power with respect thereto.

(d) Borrower agrees to pay the reasonable and customary fees, expenses and charges (which fees, expenses and charges shall be subject to change from time to time) of (i) Lockbox Bank in connection with administering and maintaining the Lockbox Account and processing all items for payment therefrom, and (ii) Administrative Agent in connection with administering and maintaining the Cash Management Account and processing all withdrawals, transfers and applications therefrom.

(e) Administrative Agent shall be responsible for the performance only of such duties with respect to the Cash Management Account as are specifically set forth herein, and no duty shall be implied from any provision hereof. Neither Administrative Agent nor any Lender shall be under any obligation or duty to perform any act which would involve it in expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies.

(f) Interest accrued on the Lockbox Account or the Cash Management Account shall be retained in the applicable account and disbursed in accordance with all other funds in such account in accordance with the terms of this Agreement.

1.10.2 Deposits and Withdrawals.

(a) Borrower represents, warrants and covenants that:

(i) Borrower shall notify and advise (1) each tenant under each Net Lease in effect as of the Closing Date concurrently with the execution of this Agreement and (2) each tenant under any Lease entered into with Borrower and executed after the Closing Date (promptly after such execution), to send directly to the Lockbox Account all payments of Rents or any other item payable under such Leases pursuant to an instruction letter in the form of Exhibit M (a “Tenant Direction Letter”). If Borrower fails to provide any such Tenant Direction Letter to a tenant under any Lease entered into by Borrower and executed after the Closing Date promptly following execution thereof (and without prejudice to Administrative Agent’s rights with respect to such failure), Administrative Agent shall have the right, after two (2) Business Days’ notice to Borrower and Borrower hereby grants to Administrative Agent an irrevocable power-of-attorney, coupled with an interest, to sign and deliver a Tenant Direction Letter;

(ii) Borrower shall instruct all Persons that maintain open accounts with Borrower with respect to the Property or with whom Borrower does business on an “accounts receivable” basis with respect to the Property, if any, to deliver all payments due under such accounts to the Lockbox Account. Borrower shall not direct any such Person to make payments due under such accounts in any other manner;

(iii) All Rents and other revenue and income from the Property shall (x) be deemed collateral security for payment of the Obligations and shall be held in trust for the benefit, and as the property, of Administrative Agent, (y) not be commingled with any other funds or property of Manager or any other Person, and (z) if received by Borrower notwithstanding the delivery of a Tenant Direction Letter, be deposited in the Lockbox Account within three (3) Business Days after receipt;

(iv) Without the prior written consent of Administrative Agent, so long as any portion of the Obligations remains outstanding, Borrower shall not terminate, amend, revoke or modify any Tenant Direction Letter in any manner whatsoever or direct or cause any tenant to pay any amount in any manner other than as provided in the related Tenant Direction Letter; and

(v) So long as any portion of the Obligations remains outstanding, neither Borrower nor any other Person shall open or maintain any accounts other than the Lockbox Account into which revenues from the ownership and operation of the Property are deposited and Borrower’s operating account into which funds may be transferred in accordance with and subject to Section 1.10.2(b) and the Lockbox Agreement. The foregoing clauses (i) through (iv) shall not prohibit Borrower from utilizing one or more separate accounts for the disbursement or retention of funds that have been transferred to the Property pursuant to the express terms of this Agreement.

(b) So long as no Event of Default or Cash Sweep Period shall have occurred and be continuing, pursuant to the terms of the Lockbox Agreement, Borrower shall cause

Lockbox Bank to transfer, or cause to be transferred, on each Business Day by wire transfer or other method of transfer mutually agreeable to Lockbox Bank and Borrower of immediately available funds, all collected and available balances in the Lockbox Account (subject to any minimum retained or “peg” balance that may be required pursuant to the terms of the Lockbox Agreement) to Borrower’s operating account. In the event Borrower’s ability to direct funds on deposit in the Lockbox Account ceases due to a Cash Sweep Period or Event of Default that later is cured (in the case of a Cash Sweep Period) or waived (in the case of an Event of Default), Administrative Agent shall direct and cause Lockbox Bank to transfer all collected and available balances in the Lockbox Account (subject to any minimum retained or “peg” balance that may be required pursuant to the terms of the Lockbox Agreement) to Borrower’s operating account each Business Day for so long as a Cash Sweep Period or Event of Default is not continuing.

(c) Upon the occurrence and during the continuance of a Cash Sweep Period or an Event of Default, notwithstanding anything to the contrary set forth herein, Borrower’s right to make withdrawals or receive transfers from the Lockbox Account shall automatically be terminated without further action of Administrative Agent or any Lender. Borrower hereby irrevocably authorizes Administrative Agent, at any time upon the occurrence and during the continuance of a Cash Sweep Period or an Event of Default, to instruct Lockbox Bank to transfer, or cause to be transferred, on each Business Day by wire transfer or other method of transfer mutually agreeable to Lockbox Bank and Administrative Agent of immediately available funds, all collected and available balances in the Lockbox Account (subject to any minimum retained or “peg” balance that may be required pursuant to the terms of the Lockbox Agreement and any amount then necessary for Borrower to make a dividend or distribution permitted by Section 5.2, which, for the avoidance of doubt, shall be used by Borrower for such permitted dividend or distribution) to the Cash Management Account. Subject to Section 1.10.2(d) and the other provisions of this Agreement, amounts on deposit in the Cash Management Account shall be allocated and transferred monthly by Administrative Agent as follows:

(i) First, to Lockbox Bank or Administrative Agent, as applicable, all amounts due and payable by Borrower pursuant to Section 1.10.1(d) for such month;

(ii) Second, to Administrative Agent on behalf of itself and Lenders (A) on a pari passu basis, all interest payments and administrative fees due and payable by Borrower to Administrative Agent and the Lenders under the Note, this Agreement or the other Loan Documents for such month, and any recurring payments due to the Hedge Bank pursuant to any Secured Swap Contract entered into in accordance with this Agreement (but not, in any case, “Settlement Amounts” or “Close-Out Amounts” as such terms may be defined in the Secured Swap Contract), and (B) any payments due pursuant to Article 2; and

(iii) Third, to Administrative Agent on behalf of itself and Lenders on a pari passu basis, the balance remaining (if any) shall be applied as a prepayment of the Principal Debt.

(d) Upon the occurrence and during the continuance of a Cash Sweep Period or an Event of Default, notwithstanding anything to the contrary set forth herein, Borrower’s right to receive funds from the Cash Management Account shall automatically be terminated without further action of Administrative Agent or any Lender.

(e) If the Cash Sweep Period or Event of Default giving rise to the termination of Borrower’s rights to access funds in the Lockbox Account no longer exists, Administrative Agent shall deliver instructions to Lockbox Bank instructing Lockbox Bank to transfer all collected and available balances in the Lockbox Account (subject to any minimum retained or “peg” balance that may be required pursuant to the terms of the Lockbox Agreement) to Borrower’s operating account each Business Day for so long as a Cash Sweep Period or Event of Default is not continuing.

(f) Notwithstanding anything to the contrary in this Agreement, Excluded Swap Obligations with respect to any Borrower shall not be paid with amounts received from such Borrower, but appropriate adjustments shall be made with respect to payments from other Borrowers to preserve the allocation to Obligations otherwise set forth above in this Section 1.10.

(g) Following the repayment of the Indebtedness in full, (a) any amount remaining in the Lockbox Account or the Cash Management Account (if any) shall be returned by Administrative Agent to Borrower, and (b) upon Borrower’s request, Administrative Agent shall deliver any notices required under the Lockbox Agreement to effectuate a termination thereof.

1.10.3 [Intentionally Omitted]

1.10.4 Security Interest.

(a) Borrower hereby grants to Administrative Agent a first-priority perfected security interest in, and assigns and pledges to Administrative Agent, the Lockbox Account and the Cash Management Account and any funds now or hereafter maintained therein and any and all “Investment Property” contained therein as collateral security for payment of the Obligations of Borrower. The provisions of this Section 1.10.4 and other provisions of this Agreement and the other Loan Documents are intended to give Administrative Agent or any subsequent holder of the Loan “control” of the Lockbox Account and the Cash Management Account within the meaning of the UCC of each applicable jurisdiction.

(b) Borrower authorizes Administrative Agent to file any financing statement or statements required by Administrative Agent to establish or maintain the validity, perfection and priority of the security interest granted herein in connection with the Lockbox Account and the Cash Management Account. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly and duly execute and deliver all further instruments and documents, and take all further action that Administrative Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or the priority thereof, to obtain or preserve the full benefits of this Agreement and of the rights and powers herein granted, or to enable Administrative Agent to exercise and enforce its rights and remedies hereunder.

(c) Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may exercise any or all of its rights and remedies as a secured party, pledgee and lienholder with respect to the Lockbox Account and the Cash Management Account. Borrower hereby irrevocably authorizes Administrative Agent upon the occurrence and during the continuance of an Event of Default to make any and all withdrawals and transfers from the Lockbox Account and the Cash Management Account as Administrative Agent shall determine in its sole discretion. Without limitation of the foregoing, upon the occurrence and during the continuance of any Event of Default, Administrative Agent may in its sole discretion apply amounts held in the Lockbox Account and the Cash Management Account to pay for the costs of protecting or preserving the liens under the Loan Documents and/or the value of the Property, and, with the prior written consent of the Required Lenders, for such other purposes as Administrative Agent may elect in its sole discretion, including for any of the following purposes: (i) repayment of the Obligations, including principal prepayments and the prepayment premium, if any, applicable to such full or partial prepayment; (ii) reimbursement of Administrative Agent and Lenders for all losses, fees, costs and expenses (including reasonable legal fees) suffered or incurred by Administrative Agent or Lenders as a result of such Event of Default; (iii) payment of any amount expended in exercising any or all rights and remedies available to Administrative Agent and Lenders at law or in equity or under this Agreement or under any of the other Loan Documents; or (iv) payment of any item as required or permitted under this Agreement; provided, however, that any application of funds shall not cure or be deemed to cure any Event of Default. Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Administrative Agent’s rights and remedies as a secured party with respect to the Lockbox Account and the Cash Management Account and shall not in any event be deemed to constitute a setoff or a foreclosure of a statutory banker’s lien. Nothing in this Agreement shall obligate Administrative Agent or Lenders to apply all or any portion of the Lockbox Account or Cash Management Account to effect a cure of any Event of Default, or to pay the Obligations, or in any specific order of priority. Administrative Agent’s right to withdraw and apply funds as stated herein shall be in addition to all other rights and remedies provided to Administrative Agent under this Agreement, the Note, the Mortgage and the other Loan Documents. The exercise of any or all of Administrative Agent’s or Lenders’ rights and remedies under this Agreement or under any of the other Loan Documents shall not in any way prejudice or affect Administrative Agent’s or Lenders’ rights to initiate and complete a foreclosure under the Mortgage.

(d) Notwithstanding anything to the contrary contained in this Agreement, (i) for purposes of this Section 1.10 only, “Business Day” shall mean a day on which Administrative Agent and Lockbox Bank are both open for the conduct of substantially all of their respective banking business in New York, New York, with respect to Administrative Agent, and in New York, New York, with respect to Lockbox Bank (in both instances, excluding Saturdays and Sundays) and (ii) Excluded Swap Obligations with respect to any Borrower shall not be paid with amounts received from such Borrower, but appropriate adjustments shall be made with respect to payments from other Borrowers to preserve the allocation to Obligations otherwise set forth above in this Section 1.10.

Article 2 — TAXES, YIELD PROTECTION, UNAVAILABILITY AND ILLEGALITY

2.1 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of Borrower or any Guarantor under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of Administrative Agent) require the deduction or withholding of any Tax from any such payment by Administrative Agent or Borrower or any Guarantor, then Administrative Agent or Borrower or such Guarantor shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to Section 2.1(e).

(ii) If Borrower or any Guarantor or Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) Administrative Agent shall withhold or make such deductions as are determined by Administrative Agent to be required based upon the information and documentation it has received pursuant to Section 2.1(e), (B) Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by Borrower or such Guarantor, as applicable, shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If Borrower or any Guarantor or Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) Borrower or such Guarantor, as applicable, or Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to Section 2.1(e), (B) Borrower or such Guarantor, as applicable, or Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by Borrower or such Guarantor, as applicable, shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this

Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by Borrower or Guarantor. Without limiting the provisions of Subsection (a) of this Section, Borrower shall timely pay, and shall cause any Guarantor to timely pay, to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, Other Taxes.

(c) Tax Indemnifications.

(i) Borrower shall, and does hereby indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Borrower and Guarantor shall, and do hereby indemnify Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to Administrative Agent as required pursuant to Subsection (c)(ii) of this Section.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (A) Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower and/or Guarantor have not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower and Guarantor to do so), (B) Administrative Agent and Borrower and Guarantor, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.4(d) relating to the maintenance of a Participant Register and (C) Administrative Agent and Borrower and Guarantor, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent or Borrower or Guarantor in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender as the case may be, under this Agreement or any other Loan Document against any amount due to Administrative Agent under this Subsection.

(d) Evidence of Payments. As soon as practicable, after any payment of Taxes by Borrower to a Governmental Authority as provided in this Section, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Laws to report such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (A), (B) and (D) of Section 2.1(e)(ii)) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the

“interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed copies of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner.

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Subsection, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by Borrower or Guarantor or with respect to which Borrower or any Guarantor has paid additional amounts pursuant to this Section, it shall pay to Borrower or such Guarantor, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower or Guarantor under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrower or Guarantor, upon the request of the Recipient, agrees to repay the amount paid over to Borrower or Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Subsection, in no event will the applicable Recipient be required to pay any amount to Borrower or Guarantor pursuant to this Subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower, Guarantor or any other Person.

(g) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of Administrative Agent, or the assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, and the repayment, satisfaction or discharge of all other Obligations.

2.2 Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loan advances whose interest is determined by reference to SOFR, or Monthly SOFR, or to determine or charge interest rates based upon SOFR or Monthly SOFR, then, upon notice thereof by such Lender to Borrower (through Administrative Agent), any obligation of such Lender to make or maintain Monthly SOFR Principal shall be suspended, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), convert all Monthly SOFR Principal owed to such Lender to Base Rate Principal or, if such Lender reasonably determines that any Law has made such conversion unlawful, or that any Governmental Authority has asserted such conversion is unlawful, prepay within sixty (60) days of receipt of notice from such Lender of such determination or assertion. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts, if any, required pursuant to Section 2.6.

2.3 Inability to Determine Rate. If (a) Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that (i) no Successor Rate for Monthly SOFR has been determined in accordance with Section 2.4, and the circumstances under Section 2.4(a) or the Scheduled Unavailability Date has occurred (as applicable) with respect to SOFR or Monthly SOFR, or (ii) adequate and reasonable means do not exist for determining SOFR or Monthly SOFR for any determination date(s) or requested payment period, as applicable, with respect to any proposed or existing advance of the Loan, or (b) Administrative Agent or Required Lenders reasonably determine that for any reason that Monthly SOFR for any determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding or maintaining any proposed or existing advance of the Loan, Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of Lenders to make or maintain Monthly SOFR Principal shall be suspended, in each case until Administrative Agent, or, in the case of a determination by Required Lenders described in clause (b) above, until Administrative Agent, upon instruction of Required Lenders, revokes such notice. Upon receipt of such notice, (1) Borrower may revoke any pending request for a borrowing at the Monthly SOFR Rate (to the extent of the affected Loan advances) or, failing that, will be deemed to have converted such request into a request to borrow at the Base Rate if no election is made by Borrower by the date that is three (3) Business Days after receipt by Borrower of such notice, and (2) all amounts from day to day outstanding which are not past due, shall bear interest at a rate of interest per annum equal to the Base Rate.

2.4 Replacement of Monthly SOFR or Successor Rate. Notwithstanding anything to the contrary herein or in any other Loan Documents, if Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error), or Borrower or Required Lenders notify Administrative Agent (with, in the case of Required Lenders, a copy to Borrower) that Borrower or Required Lenders (as applicable) have reasonably determined, that:

(a) adequate and reasonable means do not exist for ascertaining Monthly SOFR, without limitation, because one (1) month interest periods of the Term SOFR

Screen Rate are not available or published on a current basis and such circumstances are unlikely to be temporary;

(b) the Applicable Authority has made a public statement identifying a specific date after which one (1) month interest periods of term SOFR or the Term SOFR Screen Rate shall or will no longer be representative or made available, or permitted to be used for determining the interest rate of U.S. Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is reasonably satisfactory to Administrative Agent, that will continue to provide such representative one (1) month tenors of term SOFR or the Term SOFR Screen Rate after such specific date (the latest date on which one (1) , three (3) month, and six (6) month interest periods of term SOFR or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a time and date reasonably determined by Administrative Agent (any such date, the “Monthly SOFR Replacement Date”), which date shall be on an Interest Rate Change Date or on the relevant interest payment date for interest calculated, as applicable, and, solely with respect to clause (b) above, no later than the Scheduled Unavailability Date, Monthly SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”):

If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

Notwithstanding anything to the contrary herein, (i) if Administrative Agent reasonably determines that Daily Simple SOFR is not available on or prior to the Monthly SOFR Replacement Date or (ii) if any of the events or circumstances of the type described in clauses (a) or (b) above have occurred with respect to the Successor Rate then in effect, then in each case, Administrative Agent and Borrower may amend this Agreement and the other Loan Documents solely for the purpose of replacing Monthly SOFR or any then current Successor Rate in accordance with this Section at the end of any Interest Rate Change Date, relevant interest payment date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. Dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. Administrative Agent’s Time on the fifth (5th) Business Day after Administrative Agent shall have posted such proposed amendment to all Lenders and Borrower unless, prior to such time, Lenders comprising Required Lenders have delivered to Administrative Agent written notice that such Required Lenders object to such amendment.

Administrative Agent will promptly (in one or more notices) notify Borrower and each Lender of the implementation of any Successor Rate.

Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by Administrative Agent.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero percent (0.00%), the Successor Rate will be deemed to be zero percent (0.00%) for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, Administrative Agent shall post each such amendment implementing such Conforming Changes to Borrower and the Lenders reasonably promptly after such amendment becomes effective.

2.5 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in subparagraphs (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense affecting this Agreement or the Loan advances made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan advance (or of maintaining its obligation to maintain any such Loan advance), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then Administrative Agent shall provide notice thereof to Borrower and Borrower agrees that it will pay to such Lender within ten (10) days after such Lender’s written request such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered to the extent such Lender is not treating Borrower in an arbitrary, capricious or discriminatory manner.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, any Note, the Commitments of such Lender or the advances made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Subsections (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests; Survival. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof). Subject to the foregoing, all of Borrower’s obligations under this Section shall survive payment in full, satisfaction or discharge of the Indebtedness, the resignation or removal of Administrative Agent or replacement of any Lender, and any release, enforcement or termination of this Agreement, or of any other Loan Documents.

2.6 Compensation for Losses. Within ten (10) days of written demand by any Lender (with a copy to Administrative Agent) from time to time (and at the time of any prepayment), Borrower shall compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Principal Debt bearing interest at a Monthly SOFR Rate or, if applicable, a Successor Rate on a day other than on the last day of the interest period therefor (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise, including, but not limited to, acceleration upon any transfer or conveyance of any right, title or interest in the Property giving Administrative Agent on behalf of Lenders the right to accelerate the maturity of the Loan;

(b) any failure by Borrower (for a reason other than the failure of such Lender to make an advance at a Monthly SOFR Rate or, if applicable, a Successor Rate) to prepay, borrow, continue or convert any Principal Debt bearing interest at a Monthly SOFR Rate or, if applicable, a Successor Rate on the date or in the amount notified by Borrower; or

(c) any assignment of any Principal Debt bearing interest at a Monthly SOFR Rate other than on the last day of the interest period therefor as a result of a request by Borrower pursuant to Section 9.11;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Principal Debt bearing interest at a Monthly SOFR Rate or, if applicable, a Successor Rate or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

The amounts payable under this Section shall never be less than zero or greater than is permitted by applicable Law. For the avoidance of doubt, no amounts will be owing under this Section in connection with the prepayment of any Base Rate Principal, if applicable, or any Principal Debt bearing interest at a Daily Simple SOFR-related rate (if any).

2.7 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender may make any advance to Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of Borrower to repay the advance in accordance with the terms of this Agreement. If any Lender requests compensation under Section 2.5, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.1, or if any Lender gives a notice pursuant to Section 2.2, then, at the request of Borrower, such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.1 or Section 2.5, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 2.2, as applicable, and (ii) in each case, would not subject such Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, as the case may be. Borrower hereby agrees to pay all reasonable and actual out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment within ten (10) days of written demand of such Lender.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.5, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.1 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.7(a), Borrower may replace such Lender in accordance with Section 9.11.

2.8 Survival. All of Borrower’s obligations under this Article shall survive the resignation or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the termination of this Agreement and the repayment, satisfaction or discharge of all other Obligations, and shall not be waived by any delay by Administrative Agent or Lenders in seeking payment and performance of such obligations of Borrower under this Article.

Article 3 — INTENTIONALLY OMITTED

Article 4 — AFFIRMATIVE COVENANTS

4.1 Existence; Qualifications. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and comply in all material respects with all Laws applicable to it, shall not cease to be validly existing and in good standing under the laws of the State of Delaware or cease to be authorized to do business in, and if required by Law, in good standing in, each state in which the Property is located.

4.2 Maintenance, Repair and Restoration.

(a) Borrower shall or shall cause Net Lease Tenant to keep the Property in such order, repair, operating condition and appearance as is consistent with good management and operating practices for comparable competitive properties, causing all necessary repairs, renewals, replacements, additions and improvements to be promptly made with good quality materials and in a good and workmanlike manner, and shall not allow the Property to be the subject of any waste or to be misused or abused or to deteriorate, subject, however, to the other provisions of this Agreement and the other Loan Documents requiring consent or approval of Administrative Agent. If any act or occurrence of any kind or nature (including any Condemnation or any Casualty for which insurance was not obtained or obtainable) shall result in damage to or loss or destruction of the Property, Borrower shall give prompt notice thereof to Administrative Agent upon Borrower becoming aware of the same and Borrower shall promptly, at Borrower’s or Net Lease Tenant’s sole cost and expense and regardless of whether insurance or condemnation proceeds (if any) shall be available or sufficient for the purpose pursuant to Section 4.8 or 4.9 or otherwise, secure (or cause Net Lease Tenant to secure) the Property as necessary and commence and continue (or cause Net Lease Tenant to commence and continue) diligently to completion to restore, repair, replace and rebuild the Property as nearly as possible to its value, condition and character immediately prior to the damage, loss or destruction.

(b) Notwithstanding the foregoing, Borrower shall not, without the prior written consent of Required Lenders (which consent shall not be unreasonably withheld, conditioned or delayed so long as no Event of Default exists), (i) remove from an Individual Property any fixtures or personal property comprising Property except such as is replaced by Borrower by an article of equal suitability and value, owned by Borrower, free and clear of any lien or security interest (except that created by the Mortgage or any other Loan

Document), or (ii) make any alteration to an Individual Property; provided, however, that the consent of Required Lenders shall not be required in the case of (x) any alteration that does not cost more than $1,000,000; (y) any alteration required pursuant to a Lease in existence as of the Closing Date or any Lease entered into in accordance with Exhibit E and any other provision of this Agreement and the other Loan Documents and (z) any alteration required for the maintenance and upkeep of the Property in accordance with the Loan Documents that could not reasonably be expected to have a Material Adverse Effect. Notwithstanding anything to the contrary herein or in any of the other Loan Documents, to the extent a tenant under a Lease in existence as of the Closing Date or any Lease entered into in accordance with Exhibit E and any other provision of this Agreement and the other Loan Documents has the right to make certain alterations without obtaining Borrower’s consent, Borrower shall not be required to obtain Required Lenders prior consent to such alteration.

(c) [Intentionally Omitted].

(d) Prior to commencing any alteration that requires the consent of Required Lenders:

(i) Borrower shall have given Administrative Agent prior notice of same containing a description of such alteration and Borrower’s good faith estimate of the cost thereof;

(ii) Borrower shall confirm in writing that such alteration shall not, to Borrower’s knowledge, violate the terms of any applicable Law, Lease or Permitted Encumbrance, and could not reasonably be expected to have a Material Adverse Effect;

(iii) if Required Lenders or Administrative Agent requests, Borrower shall have delivered to Administrative Agent all plans, specifications and drawings and architect’s and other construction contracts in Borrower’s possession (or, to the extent not in Borrower’s possession but with respect to which Borrower has a right to reasonably obtain the same), if any, for such alteration; and

(iv) Borrower shall have delivered to Administrative Agent such other information and documentation as Required Lenders or Administrative Agent may reasonably request regarding such alteration to the extent Borrower has such information and documentation in its possession or has a right to reasonably obtain same.

(e) Borrower shall, at Administrative Agent’s request, inform Administrative Agent as to the progress of such alterations requiring Administrative Agent’s or Lender’s consent hereunder. For alterations requiring Administrative Agent’s or Lender’s consent, Administrative Agent may, but shall not be obligated, at Borrower’s reasonable expense and subject to the rights of tenants under Leases, to inspect the work or cause an inspection of the work by consultants engaged by Administrative Agent at Borrower’s reasonable expense, provided that Administrative Agent shall not exercise such right more often than is commercially reasonable given the scope of such alteration and Administrative Agent’s interest in preserving its collateral. All alterations shall be performed diligently and continuously to completion in a good and workmanlike manner, in compliance with all applicable Laws in all material respects, and in compliance with all applicable requirements of the Leases and Permitted Encumbrances in all material respects. After completion of each alteration, Borrower shall, at Administrative Agent’s request, provide Administrative Agent with (or, if not in Borrower’s possession, shall request that the applicable tenant provide Administrative Agent with) a copy in print or electronic form of the as-built Plans and Specifications for same, if any. As to each alteration requiring Lender’s consent hereunder, Borrower shall maintain and make available to, or, at Administrative Agent’s reasonable request, provide to Administrative Agent copies of (i) all plans, specifications and drawings, including drawings to reflect as-built conditions, substitutions and changes pertaining to the performance of each alteration, or such other adequate records to reflect as-built conditions, substitutions and changes, (ii) any contracts, bills of sale, statements, receipts or vouchers pertaining to each alteration, and (iii) all books, contracts and records of Borrower pertaining to each such alteration, including all work done, labor performed or materials furnished in connection therewith, in each case to the extent in Borrower’s possession or reasonably obtainable by Borrower. Borrower shall comply with Section 4.7 and shall provide flood insurance as required therein, before commencing construction of any portion of any structure or Improvements located, under the Flood Insurance Laws, in a Special Flood Hazard Area.

4.3 Operation of Property.

(a) Subject to each Net Lease Tenant’s right in Leases in existence as of the Closing Date, Borrower will or will cause Net Lease Tenant to operate the Property in a manner and at a level consistent with good management and operating practices for comparable competitive properties, including, without limitation, to the extent Borrower has any obligations under any operation and maintenance agreement, partial consent agreement and/or participation agreement, in each case, with respect to the Property, complying with the terms thereof, and will pay all fees or charges of any kind in connection therewith. Borrower will use commercially reasonable efforts to keep the Property occupied so as not to impair the insurance carried thereon. Borrower will not use or occupy or conduct any activity on, or allow the use or occupancy of or the conduct of any activity on, the Property in any manner which constitutes a public or private nuisance or which makes void, voidable or cancelable, or increases the premium of, any insurance then in force with respect thereto. Borrower shall not commit, permit or suffer to exist any act or omission, including any use or occupancy of, or activity at or on, the Property, which affords or is reasonably likely to afford any Governmental Authority the right of forfeiture as against the Property, or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

(b) Borrower will use commercially reasonable efforts to preserve, protect, renew, extend and retain all requisite rights, powers, authority, privileges and franchises to carry on its business and to own and operate the Property in accordance with the Leases, the Permitted Encumbrances and otherwise in accordance with this Agreement, and all other material rights and privileges granted for or applicable to the Property, in each case, in all material respects; provided, however, that notwithstanding the foregoing, in no event shall Borrower be in breach of this sentence of this Section 4.3(b) if Net Lease Tenant is otherwise required to comply with the same or similar requirements by the terms of the Net Lease and Borrower has made reasonable efforts, and continues to make reasonable efforts, to force Net Lease Tenant to comply with such terms of the Net Lease. Borrower will not initiate or knowingly permit any zoning reclassification of the Property or seek any variance under existing zoning ordinances applicable to the Property. Borrower shall not use or knowingly permit the use of the Property in such a manner which would result in such use becoming a nonconforming use under applicable zoning ordinances or other applicable Law. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or knowingly permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed so long as no Event of Default exists.

(c) Without Administrative Agent’s prior written approval, and subject to the consent of Required Lenders, as to parties, terms and all other matters, Borrower shall not apply for or accept any PACE Financing. Borrower will not impose any easement, restrictive covenant or encumbrance upon the Property, execute or file any subdivision plat or condominium declaration affecting the Property or consent to the annexation of the Property to any municipality, in each case that could reasonably be expected to have a material adverse effect on the Property, without the prior written consent of Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed so long as no Event of Default exists. Without the prior written consent of Administrative Agent, there shall be no drilling or exploration for or extraction, removal or production of any mineral, hydrocarbon, gas, natural element, compound or substance (including sand and gravel) from the surface or subsurface of the Land regardless of the depth thereof or the method of mining or extraction thereof; provided, however, so long as no Event of Default exists, Administrative Agent’s prior written consent shall not be required in connection with the foregoing to the extent required by a Governmental Authority.

(d) Borrower will cause all debts and liabilities of any character (including without limitation all debts and liabilities for labor, material and equipment (including software embedded therein) and all debts and charges for utilities servicing the Property) incurred in the construction, maintenance, operation and development of the Property to be promptly paid. Within forty-five (45) days after the filing of any mechanic’s lien or other lien or encumbrance against the Property, Borrower will or will cause Net Lease Tenant to promptly discharge the same by payment or recording a bond or otherwise as permitted by Law. Borrower shall give Administrative Agent notice of any default under any lien or encumbrance and notice of any foreclosure or threat of foreclosure with respect to any of the Property promptly after becoming aware of same. Borrower agrees that it shall indemnify and hold Administrative Agent and Lenders harmless against any loss or liability, cost or expense, including any judgments, attorneys’ fees and costs, costs of appeal bonds and printing costs, arising out of or relating to any proceeding instituted by any claimant alleging priority over the lien of the Mortgages.

4.4 Property Management. Except for subsection (d)(i) below, the terms and conditions of this Section 4.4 shall not apply unless and until a Management Agreement is in full force and effect, without any obligation that Borrower enter into a Management Agreement.

(a) Borrower shall (i) promptly perform and observe all of the material covenants required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Administrative Agent of any material default under the Management Agreement; (iii) promptly deliver to Administrative Agent a copy of any notice of material default received by Borrower under the Management Agreement; (iv) promptly give notice to Administrative Agent of any notice that Borrower receives which indicates that the Manager is terminating the Management Agreement or that the Manager is otherwise discontinuing its management of the Property; and (v) promptly enforce in a commercially reasonable manner the performance and observance of all of the material covenants required to be performed and observed by the Manager under the Management Agreement.

(b) If at any time, (i) the Manager is the subject of any petition, case, proceeding or other action pursuant to any Debtor Relief Law; (ii) an Event of Default is then continuing; (iii) a default has occurred and is continuing under the Management Agreement; or (iv) the Manager has engaged in gross negligence, fraud, willful misconduct or misappropriation of funds, Borrower shall, at the written request of Administrative Agent, promptly terminate the Management Agreement upon no more than thirty (30) days prior written notice to the Manager and, if Borrower so elects, replace the Manager with a Manager approved by Administrative Agent on terms and conditions otherwise approved in writing by Administrative Agent (such approval not to be unreasonably withheld so long as no Event of Default is then continuing), it being understood and agreed that the management fee for such replacement manager shall not exceed then prevailing market rates for commercial properties in the state in which the Property is located.

(c) Borrower shall not surrender, terminate or cancel the Management Agreement or otherwise replace Manager, or enter into any other management agreement with respect to the Property, (i) without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed so long as an Event of Default is not continuing); provided, however, and notwithstanding anything to the contrary herein, Borrower shall be permitted to terminate the Management Agreement pursuant to any of its rights under the Management Agreement without the consent of (but with notice to) Administrative Agent and (ii) with respect to any replacement Manager or new management agreement, only if Borrower and Manager shall execute and deliver to Administrative Agent a manager subordination agreement in form and substance reasonably satisfactory to Administrative Agent.

(d) Borrower shall not, without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed so long as an Event of Default is not continuing): (i) enter into any management agreement with respect to the Property, (ii) increase or consent to the increase of the amount of any charges under the Management Agreement; (iii) modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement, in each case, in any material respect; or (iv) otherwise amend or consent to the amendment of the terms of the Management Agreement in any material respect. In addition to the foregoing, Borrower shall ensure that Manager shall not handle or have any access to any Rents or any other revenue, income or amounts from the Property and Borrower shall have in place a professional procedure to make sure such prohibition is complied with.

4.5 Inspection. Administrative Agent and its agents may enter upon the Property to inspect the Property during normal business hours, upon reasonable advance notice to Borrower and subject to the rights of tenants and reasonable and customary safety rules and regulations, unless Administrative Agent reasonably deems such inspection is an emergency, in which event Borrower shall provide Administrative Agent and its agents with immediate access to the Property, subject to the rights of tenants. Borrower will furnish to Administrative Agent and its agents, for inspection and copying, all books, records and other documents and information in Borrower’s possession or that Borrower has the right to obtain under any Lease that Administrative Agent may reasonably request from time to time. To the extent that an Event of Default exists or Administrative Agent reasonably believes that a Default has occurred, reasonable costs for such inspection shall be borne by Borrower.

4.6 Real Property Taxes.

(a) Borrower will pay, or cause Net Lease Tenant to pay, all Real Property Taxes before any penalty (other than non-delinquent interest) accrues thereon or any lien is imposed against the Property as a result of such failure. Notwithstanding the foregoing, subject to and without limiting Net Lease Tenant’s right (if any) to contest as set forth in and in accordance with the Net Lease (provided, that, upon Borrower receiving any written notice from Net Lease Tenant of its election to so contest, Borrower shall promptly deliver such notice to Administrative Agent), so long as no Event of Default shall have occurred and be continuing, Borrower shall have the right to challenge or appeal any Real Property Taxes so long as (a) Borrower shall or cause Net Lease Tenant to prosecute such challenge or appeal in good faith, at its own expense and by appropriate legal proceedings, (b) Administrative Agent shall have received assurance reasonably satisfactory to Administrative Agent that (i) such contest will not result in the imposition of any civil or criminal liability or penalty, (ii) either Borrower or Net Lease Tenant shall have paid such Real Property Taxes in full or such contest shall suspend the payment and collection thereof by and from Borrower and/or Net Lease Tenant and the Property, and (iii) the Property would not be in any danger of being sold, forfeited or lost in any respect, nor would the value or use of the Property be impaired or curtailed, as a result of such contest or deferral of payment, (c) unless such Real Property Taxes shall have been paid in full, Borrower shall or shall have caused Net Lease Tenant to have furnished such security as may be required in the proceeding or as may be reasonably requested by Administrative Agent, to insure the cost of compliance, including all interest and penalties in connection therewith, which security shall not be less than one hundred and ten percent (110%) of the maximum liability of Borrower as reasonably determined by Administrative Agent, (d) promptly after such challenge or appeal, and in any event on or prior to the date that payment is required under applicable Law, Borrower or Net Lease shall pay any such Real Property Taxes, fees, penalties, interest and other sums determined to be payable and (e) such challenge or appeal is made and performed in accordance with applicable Laws.

(b) Subject to Borrower’s right to contest set forth in Section 4.6(a) and Net Lease Tenant’s right to contest (if any) set forth in the Net Lease, Borrower shall furnish to Administrative Agent upon written request, receipts for the payment of Real Property Taxes within five (5) days after receipt from Net Lease Tenant pursuant to the Net Lease or other receipt thereof. If Borrower shall fail to pay (or cause Net Lease Tenant to pay) any Real Property Taxes in accordance with this Section 4.6 (subject to Borrower’s right to contest set forth in Section 4.6(a) and Net Lease Tenant’s right to contest (if any) set forth in the Net Lease), in addition to all other rights and remedies of Administrative Agent and Lenders, Administrative Agent shall have the right, but shall not be obligated, to pay Real Property Taxes, and Borrower shall repay same to Administrative Agent within ten (10) days after demand, with interest thereon at the Default Rate accruing from the date such advance is due to be repaid by Borrower to the date of repayment, and such amount shall constitute a portion of the Obligations secured by the Mortgage.

4.7 Insurance.

(a) Borrower shall obtain and maintain or cause Net Lease Tenant to obtain and maintain at Borrower’s or Net Lease Tenant’s sole expense: (i) property insurance with respect to all insurable Property, against loss or damage by fire, lightning, windstorm, explosion, hail, tornado and such additional hazards as are presently included in “Special Form” (also known as “all-risk”) coverage and against any and all acts of terrorism, in an amount not less than 100% of the full replacement cost, including the cost of debris removal, without deduction for depreciation and sufficient to prevent Borrower and Administrative Agent from becoming a coinsurer, such insurance to be in “builder’s risk” completed value (non‑reporting) form during and with respect to any construction on the Property if not covered under property policy; (ii) if and to the extent Subsection (b) of this Section applies, a flood insurance policy in accordance with Subsection (b) below; (iii) general liability insurance, on an “occurrence” basis, against claims for “personal injury” liability, including bodily injury, death or property damage liability, for the benefit of Borrower as insured and Administrative Agent as additional insured; (iv) statutory workers’ compensation insurance with respect to any work on or about the Property (including employer’s liability insurance, if required by Administrative Agent), covering all employees of Borrower if applicable and any contractor; (v) if there is a general contractor, commercial general liability insurance, including products and completed operations coverage, and in other respects similar to that described in clause (iii) above, for the benefit of the general contractor as named insured and Borrower and Administrative Agent as additional insureds, in addition to statutory workers’ compensation insurance with respect to any work on or about the Property (including employer’s liability insurance, if required by Administrative Agent), covering all employees of the general contractor and any contractor; and (vi) such other insurance on the Property and endorsements as may from time to time be reasonably required by Administrative Agent (including soft cost coverage, automobile liability insurance, business interruption insurance or delayed rental insurance, boiler and machinery insurance, earthquake insurance, wind insurance, volcano insurance, sinkhole coverage, and/or permit to occupy endorsement) and against other insurable hazards or casualties which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height, type, construction, location, use and occupancy of buildings and improvements. All insurance policies shall be issued and maintained by insurers, in amounts, with deductibles, limits and retentions, and in forms reasonably satisfactory to Administrative Agent, and shall require not less than ten (10) days’ prior written notice to Administrative Agent of any cancellation for nonpayment of premiums, and not less than thirty (30) days’ prior written notice to Administrative Agent of any other cancellation or any change of coverage. All insurance companies must be qualified, authorized, or licensed to do business in the state in which the Property is located and must have an A.M. Best Company financial and performance ratings of A-:IX or better. All insurance policies maintained, or caused to be maintained, with respect to the Property, except for general liability insurance, shall provide that each such policy shall be primary without right of contribution from any other insurance that may be carried by Borrower or Administrative Agent and that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured. If any insurer which has issued a policy of title, hazard, liability or other insurance required pursuant to this Agreement or any other Loan Document becomes insolvent or the subject of any petition, case, proceeding or other action pursuant to any Debtor Relief Law, or if in Administrative Agent’s reasonable opinion the financial responsibility of such insurer is or becomes inadequate, Borrower shall, in each instance promptly upon its discovery thereof or upon the written request of Administrative Agent therefor, and at Borrower’s expense, promptly obtain and deliver to Administrative Agent a like policy (or, if and to the extent permitted by Administrative Agent, reasonably acceptable evidence of insurance) issued by another insurer, which insurer and policy meet the requirements of this Agreement or such other Loan Document, as the case may be. Without limiting the discretion of Administrative Agent with respect to required endorsements to insurance policies, all such policies for loss of or damage to the Property shall contain a standard mortgagee “Loss Payee” clause (without contribution) and “Mortgagee” clause (if applicable) naming Administrative Agent as “Loss Payee” and “Mortgagee” clause (if applicable) with loss proceeds payable to Administrative Agent notwithstanding (A) any act, failure to act or negligence of or violation of any warranty, declaration or condition contained in any such policy by any named or additional insured; (B) the occupation or use of the Property for purposes more hazardous than permitted by the terms of any such policy; (C) any foreclosure or other action by Administrative Agent under the Loan Documents; or (D) any change in title to or ownership of the Property or any portion thereof, such proceeds to be held for application as provided in the Loan Documents. Borrower shall pay all premiums on policies required hereunder as they become due and payable. If any loss occurs at any time when Borrower has failed to perform Borrower’s covenants and agreements in this paragraph with respect to any insurance payable because of loss sustained to any part of the Property whether or not such insurance is required by Administrative Agent, Administrative Agent shall nevertheless be entitled to the benefit of all insurance covering the loss and held by or for Borrower, to the same extent as if it had been made payable to Administrative Agent.

(b) This Subsection applies if and to the extent any portion of the Improvements or any other structure, are or in the future may be, under the Flood Insurance Laws, in a

Special Flood Hazard Area. Borrower shall obtain and maintain at Borrower’s sole expense, a flood insurance policy on the Improvements and, if applicable, any such other structure in an amount required by Administrative Agent, but in no event less than the amount sufficient to meet the requirements of applicable Law, as such requirements may from time to time be in effect. If applicable, the flood insurance policy shall be obtained as a condition to closing of the Loan. In addition to the foregoing, Borrower shall obtain and maintain at Borrower’s expense, a flood insurance policy on any building materials and supplies and any personal property contents owned by Borrower, as soon as a flood insurance policy on such building materials, supplies and contents can be obtained, to the extent Administrative Agent and Lenders take a security interest in such building materials, supplies, and/or personal property contents, in an amount reasonably required by Administrative Agent, but in no event less than the amount sufficient to meet the requirements of applicable Law, as such requirements may from time to time be in effect.

(c) Borrower shall promptly deliver to Administrative Agent evidence reasonably satisfactory to Administrative Agent of the timely payment of all premiums on the policies required hereunder. The original certificates thereof and such evidence of insurance as may be reasonably acceptable to Administrative Agent) shall be delivered to Administrative Agent, with all premiums paid fully current, at least ten (10) days before the termination of the policy it renews or replaces.

(d) Administrative Agent may retain, at Borrower’s sole expense, an independent insurance consultant to evaluate the sufficiency of the insurance to be carried by Borrower pursuant to this Section and to advise Administrative Agent with respect to such other insurance as may be necessary and prudent to protect the Lenders’ security for repayment of the Loan; provided, however, that, so long as no Event of Default shall have occurred and be continuing, Borrower shall only be obligated to pay for such independent evaluation one (1) time per calendar year.

(e) Administrative Agent shall have the right (but not the obligation) to make proof of loss for, settle and adjust any claim under, and receive all Insurance Proceeds for loss of or damage to the Property for losses exceeding $5,000,000, regardless of whether the applicable insurance policies are required by Administrative Agent. Administrative Agent shall not be, under any circumstances, liable or responsible for failure to collect or exercise diligence in the collection of any such proceeds or for the obtaining, maintaining or adequacy of any insurance or for failure to see to the proper application of any amount paid over to Borrower. Any Insurance Proceeds received by Borrower or Administrative Agent shall be applied as provided in Sections 4.8 and 4.10. Regardless of the application of any Insurance Proceeds, the unpaid portion of the Indebtedness and other Obligations shall remain in full force and effect and the payment thereof shall not be excused. Borrower shall at all times comply with the requirements of the insurance policies required hereunder and of the issuers of such policies and of any board of fire underwriters or similar body as applicable to or affecting the Property.

(f) Upon any foreclosure of the Mortgage or transfer of title to the Property in extinguishment of the whole or any part of the Obligations, all of Borrower’s right, title and interest in and to all Insurance Proceeds payable thereunder shall vest thereupon in the purchaser at foreclosure or such other transferee, to the extent permissible under such policies.

(g) Administrative Agent shall have the right (but not the obligation) to make proof of loss for, settle and adjust any claim under, and receive the proceeds of, all insurance for loss of or damage to the Property for claims exceeding $5,000,000, regardless of whether or not such insurance policies are required by Administrative Agent, and the expenses incurred by Administrative Agent, including reasonable attorneys’ fees, in the adjustment and collection of Insurance Proceeds shall be a part of the Indebtedness and shall be due and payable to Administrative Agent on demand. Administrative Agent shall not be, under any circumstances, liable or responsible for failure to collect or exercise diligence in the collection of any of such proceeds or for the obtaining, maintaining or adequacy of any insurance or for failure to see to the proper application of any amount paid over to Borrower. Any proceeds of insurance policies received by Administrative Agent shall, after deduction therefrom of all expenses incurred by Administrative Agent, including reasonable attorneys’ fees, at Administrative Agent’s option be (1) released to Borrower, or (2) applied (upon compliance with such terms and conditions as may be required by Administrative Agent) to repair or restoration, either partly or entirely, of the Property so damaged, or (3) applied to the payment of the Indebtedness and other Obligations in such order and manner as Administrative Agent, in its sole discretion, may elect, whether or not due. In any event, the unpaid portion of the Indebtedness and other Obligations shall remain in full force and effect and the payment thereof shall not be excused. Borrower shall at all times comply with the requirements of the insurance policies required hereunder and of the issuers of such policies and of any board of fire underwriters or similar body as applicable to or affecting the Property.

(h) Notwithstanding anything to the contrary herein, Borrower’s obligation to maintain the insurance coverage on the Properties required in this Section 4.7 shall be suspended to the extent (i) the entirety of the Property is subject to an Net Lease, (ii) Net Lease Tenant maintains all insurance required under such Net Lease, provided that, if Net Lease Tenant provides any such insurance through insurance policies, Administrative Agent shall be named as a mortgagee/loss payee/additional insured on each such insurance policy, (iii) Borrower shall have provided to Administrative Agent evidence reasonably satisfactory to Administrative Agent that the Net Lease Tenant under the Net Lease maintains in full force and effect the insurance described in clause (ii) above and (iv) to the extent such Net Lease requires the landlord thereunder to maintain any of the insurance required thereunder, Borrower maintains same (collectively, the “Net Lease Insurance Conditions”).

(i) If, at any time and from time to time during the term of this Agreement, the Net Lease Insurance Conditions are not satisfied, Borrower shall obtain, at Borrower’s sole cost and expense, insurance as required by this Section 4.7 which shall either be (x) primary insurance coverage in the event that the Net Lease Tenant does not provide the applicable insurance coverage required in the applicable Net Lease or (y) excess and contingent insurance coverage, over and above any other valid and collectible coverage provided by Net Lease Tenant then in existence, in either case as shall be necessary to bring the insurance coverage for the Properties into full compliance with all of the terms and conditions of this Section 4.7. Further, in the event that the “Special Form” property insurance maintained by Net Lease Tenant pursuant to the Net Lease does not include coverage against any and all acts of terrorism, then Borrower, at its sole cost and expense, shall obtain and maintain such terrorism insurance in the amount set forth in Section 4.7(a)(i) and otherwise in accordance with the requirements of this Section 4.7.

4.8 Damage or Destruction.

(a) Promptly, and in any case within five (5) Business Days after obtaining actual knowledge of the occurrence thereof, Borrower shall notify Administrative Agent of any material fire or other Casualty with respect to any portion of the Property. Such notice also shall generally describe the nature and extent of such Casualty and, if feasible, set forth Borrower’s best preliminary estimate of the cost of Restoration.

(b) Subject to the Net Lease, Administrative Agent shall be entitled to receive all Insurance Proceeds payable with respect to the Property on account of a Casualty. Subject to the Net Lease, Borrower hereby irrevocably assigns, transfers and sets over to Administrative Agent all rights of Borrower to any such Insurance Proceeds. Subject to the rights of Net Lease Tenant under the Net Lease, Borrower hereby irrevocably authorizes and empowers Administrative Agent, in the name of Borrower or otherwise, to file for and prosecute in its own name what would otherwise be Borrower’s claim for any such Insurance Proceeds. Notwithstanding the foregoing and subject to the rights of Net Lease Tenant under the Net Lease, so long as no Event of Default shall have occurred and shall then be continuing and provided Borrower promptly files all claims and diligently prosecutes same, Borrower shall have the right to file, adjust, settle and prosecute any claim for such Insurance Proceeds and to apply the same to reconstruction of the portion of the Property damaged by such Casualty; provided, however, that Borrower shall not agree to any adjustment or settlement of any such claim payable with respect to a Casualty the Insurance Proceeds with respect to which are equal to or greater than $1,000,000 without Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed so long as no Event of Default exists.

(c) In the case of any Casualty with respect to which the Insurance Proceeds payable are equal to or less than $5,000,000 (the “Casualty Proceeds Deposit Threshold”), provided no Event of Default shall have occurred and be continuing, the Net Casualty Proceeds shall be held by Borrower. In the case of any Casualty with respect to which the Insurance Proceeds are greater than the Casualty Proceeds Deposit Threshold, then (i) so long as the Net Lease, that requires Net Casualty Proceeds up to and including the Casualty Proceeds Deposit Threshold to be held by Borrower and applied in accordance with the Net Lease, is in full force and effect, the amount of Net Casualty Proceeds up to and including the Casualty Proceeds Deposit Threshold shall be held by Borrower to be applied in accordance with the Net Lease and any amount in excess of such threshold shall, as determined by Administrative Agent, be (x) held by Administrative Agent in an Eligible Account or (y) deposited in to the Borrower’s Casualty Account and otherwise disbursed to Net Lease Tenant in accordance with the terms of the Net Lease, and (ii) in the event that any such Net Lease is not in full force and effect, the amount of Net Casualty Proceeds up to and including the Casualty Proceeds Deposit Threshold shall be held by Borrower and any amount in excess of such threshold shall, as determined by Administrative Agent, be (x) held by Administrative Agent in an Eligible Account or (y) deposited in the Borrower’s Casualty Account and disbursed to Borrower upon satisfaction of the Release Conditions. Within seven (7) days after demand by Administrative Agent after a Casualty with respect to which the Insurance Proceeds payable exceed the Casualty Proceeds Deposit Threshold, Borrower shall establish the Borrower’s Casualty Account with Administrative Agent, unless Borrower has already done so, and shall fund such Net Casualty Proceeds into such account. Such account shall be governed by all of the terms and provisions applicable to a Borrower’s Casualty Account under this Agreement. All interest (if any) earned on sums on deposit in the Borrower’s Casualty Account shall be credited to such account. Borrower hereby assigns and pledges to Administrative Agent, for the ratable benefit of Lenders, and grants to Administrative Agent and Lenders, a first-priority security interest in and lien on the Borrower’s Casualty Account and all amounts from time to time held in or credited to the Borrower’s Casualty Account, and any proceeds thereof, as security for Borrower’s Obligations. Subject to the terms and conditions of this Section and the other provisions of the Loan Documents, the Borrower’s Casualty Account shall be subject to the sole dominion, control and discretion of Administrative Agent, but Administrative Agent shall have no fiduciary duty with respect to such account or any funds on deposit therein. Notwithstanding the foregoing, or anything else herein to the contrary (except to the extent required otherwise by the terms of the Net Lease), all proceeds of business interruption/rent loss insurance may be collected by and shall be paid to Administrative Agent and applied in accordance with Section 4.8(h).

(d) As applicable, (x) Administrative Agent shall disburse Net Casualty Proceeds to Borrower or (y) Borrower shall be permitted to withdraw Net Casualty Proceeds from the Borrower’s Casualty Account, in either case, upon satisfaction of the applicable Release Conditions set forth in Subsection 4.8(e)(i), or otherwise with Administrative Agent’s written consent, which may be by e-mail and be granted in Administrative Agent’s sole and absolute discretion. Under no circumstance may funds be withdrawn from the Borrower’s Casualty Account without the prior written consent of Administrative Agent and if funds are withdrawn from the Borrower’s Casualty Account in a larger amount than is approved by Administrative Agent, Borrower shall promptly return the excess to the Borrower’s Casualty Account upon request by Administrative Agent. Borrower shall, at its sole cost and expense, promptly commence and diligently and continuously perform to completion the Restoration in a good and workmanlike manner and in compliance with all applicable Laws and Requirements, whether or not Borrower shall have satisfied the applicable Release Conditions in order to cause the Net Casualty Proceeds to be made available for such Restoration and whether or not such Insurance Proceeds on account of the Casualty shall be sufficient for such purpose.

(e)

(i) As applicable (x) Administrative Agent shall disburse Net Casualty Proceeds to Borrower or (y) Administrative Agent shall grant consent to Borrower, which may be by e-mail, to withdraw Net Casualty Proceeds from the Borrower’s Casualty Account, in either case, to pay costs of the Restoration if the following conditions are satisfied (each a “Release Condition” and collectively, the “Release Conditions”):

(A) no monetary Default or any Event of Default shall have occurred and be continuing;

(B) Borrower shall have delivered to Administrative Agent within sixty (60) days after the occurrence of the Casualty, a notice of Borrower’s desire to undertake the Restoration;

(C) Borrower shall have demonstrated to the reasonable satisfaction of Administrative Agent that the Restoration can be completed prior to the earlier of (1) the date that is six (6) months prior to the extended Maturity Date; provided, it is reasonably expected Borrower will be able to extend, or else, six (6) months prior to the then-current Maturity Date or (2) the date of repair or restoration as may be required by applicable Law and Requirements;

(D) Borrower shall have demonstrated to the reasonable satisfaction of Administrative Agent that sufficient funds are available to Borrower through rent and/or business interruption insurance maintained pursuant to Section 4.7, cash, and/or a letter of credit or other similar cash-equivalent security reasonably satisfactory to Administrative Agent as to form, content and issuer, and which shall be for the benefit of Administrative Agent, to pay all Obligations and all operating expenses (other than those payable by tenants under Leases that are not in default) with respect to the Property during the period reasonably estimated by Borrower as necessary for the completion of the Restoration;

(E) [intentionally omitted];

(F) To the extent, in Administrative Agent’s reasonable judgment, the Net Casualty Proceeds are insufficient to pay the costs of the Restoration, Borrower shall have provided Administrative Agent with a letter of credit, cash deposit or similar equivalent security in the amount of such deficiency in form, content and issuer satisfactory to Administrative Agent;

(G) [intentionally omitted];

(H) Administrative Agent shall have received certificates of insurance, copies of insurance policies or other evidence reasonably satisfactory to Administrative Agent that the insurance coverage required hereunder, including insurance with respect to such Casualty, is in full force and effect in accordance with the terms hereof and shall remain in effect during the course of the Restoration (subject to normal annual renewals);

(I) Administrative Agent shall have received a budget and Plans and Specifications for the Restoration approved by Administrative Agent in its reasonable discretion; and

(J) Prior to Administrative Agent’s release of any Net Casualty Proceeds to Borrower, the following information and documentation shall have been obtained by Borrower, at Borrower’s expense, and submitted to Administrative Agent, which information and documentation shall be in form and substance reasonably satisfactory to Administrative Agent:

(I) A Draw Request, accompanied by billing statements, vouchers or invoices, which Draw Request shall be deemed to ratify and confirm and expressly warrant, that the work with respect to which the Net Casualty Proceeds are requested has been substantially performed in accordance with the approved Plans and Specifications for the Restoration;

(II) Evidence that all invoices for labor and materials previously submitted by Borrower and approved by Administrative Agent and reimbursed from Net Casualty Proceeds have been paid, except for those that are the subject of the current Draw Request;

(III) Lien waivers for all payees under previous Draw Requests;

(IV) A report from Borrower’s architect or, if Administrative Agent shall elect, Administrative Agent’s consultant, which shall specify the percentage of completion of the Restoration, shall provide detailed comments on specific work performed since the date of the last such report, and, if required by Administrative Agent, an estimate of the cost to complete the Restoration after taking into account the work then completed;

(V) At the request of Administrative Agent, a Title Insurance Report;

(VI) Copies of the agreements pursuant to which the Restoration shall be done, all of which shall be in form and substance reasonably satisfactory to Administrative Agent, and which also shall be reasonably satisfactory to Administrative Agent as to the party performing the construction obligations thereunder;

(VII) Written consents by parties to any general construction contracts, architect/design contracts and other material contracts consenting to the assignment of such contracts pursuant to the Mortgage (which may be included in any such contract) and/or will-serve agreements in favor of Administrative Agent in form reasonably satisfactory to it from such contractors, architects or designers; and

(VIII) Such other information and documentation as Administrative Agent may reasonably request regarding the Improvements and the Restoration and the cost thereof.

(ii) Any Net Casualty Proceeds which Borrower is permitted to hold shall be used and applied in accordance with the conditions of this Section 4.8 except to the extent the terms of a Net Lease require otherwise.

(f) If a Net Lease that requires Net Casualty Proceeds up to and including the Casualty Proceeds Deposit Threshold to be held by Borrower and applied in accordance with such Net Lease is in default or is not in full force and effect and if an Event of Default shall have occurred and be continuing, the Release Condition set forth in Section 4.8(e)(i)(B) hereof is not satisfied within the period set forth therein, or one or more of the other Release Conditions set forth in Section 4.8(e)(i)(C) through (I) above are not satisfied within one hundred and eighty (180) days of the occurrence of any Casualty, then all Net Casualty Proceeds shall be applied in accordance with Section 4.10. If an Event of Default shall have occurred and be continuing, Borrower shall not be permitted (without the consent of Administrative Agent) to withdraw the requested Net Casualty Proceeds until such time, if any, as such Event of Default does not exist (and the other Release Conditions are satisfied).

(g) All expenses reasonably incurred by Administrative Agent in connection with a Casualty in seeking, adjusting or collecting any Insurance Proceeds, and in making any Net Casualty Proceeds available for the Restoration (including the fees of any insurance consultant or adjuster, the fees of Administrative Agent’s construction consultants and inspectors, and reasonable attorneys’ fees) shall be a part of the Indebtedness and shall be due and payable to Administrative Agent within thirty (30) days after demand. Any Net Casualty Proceeds remaining after the Restoration and the payment in full of all costs incurred in connection with the Restoration, in Administrative Agent’s sole discretion, either will be released by Administrative Agent to Borrower or applied as a mandatory prepayment of the Loan.

(h) Business interruption/rent loss insurance proceeds of Borrower shall be deposited into the Borrower’s Casualty Account and then into the Cash Management Account (to the extent previously opened or promptly after such account is opened pursuant to the notice period set forth in Section 1.10.1(a)) to be used as provided in Section 1.10.2(c), until such time as (a) the Restoration shall have been fully completed in accordance with this Agreement, (b) no monetary Default or any Event of Default shall exist, and (c) no Cash Sweep Period shall exist.

(i) So long as a Net Lease is in full force and effect, to the extent there is an inconsistency between the terms and conditions contained in the applicable Net Lease and the terms and conditions of this Agreement or the other Loan Documents as to the matters covered by this Section 4.8, the terms and conditions of the applicable Net Lease shall control.

4.9 Condemnation Affecting the Property.

(a) Promptly, and in any case within five (5) Business Days after obtaining actual knowledge of the occurrence thereof, Borrower shall notify Administrative Agent of any Condemnation or the commencement of any proceedings or negotiations which might result in a Condemnation. Such notice shall generally describe the nature and extent of such Condemnation or the nature of such proceedings or negotiations which might result therefrom. Subject to the Net Lease, Administrative Agent shall be entitled hereunder to all Condemnation Awards. Subject to the rights of Net Lease Tenant under the Net Lease, Borrower hereby irrevocably assigns, transfers and sets over to Administrative Agent all rights of Borrower to any and all Condemnation Awards and irrevocably authorizes and empowers Administrative Agent, in the name of Borrower or otherwise, to collect and receipt for any such Condemnation Award and delegates to Administrative Agent the right to file and prosecute any and all claims for such Condemnation Awards and to participate in any and all hearings, trials and appeals in connection with a Condemnation on behalf of Borrower. Subject to the rights of Net Lease Tenant under the Net Lease, Administrative Agent may participate in such proceedings or negotiations and Borrower will deliver or cause to be delivered to Administrative Agent all instruments reasonably requested by Administrative Agent to permit such participation; provided, however, that Administrative Agent shall be under no obligation to question the amount of any Condemnation Award. Subject to the rights of Net Lease Tenant under the Net Lease, it is hereby expressly agreed that the same shall not be necessary, and in any event, Borrower shall, upon demand of Administrative Agent, make, execute and deliver any and all assignments and other instruments sufficient for the purpose of assigning any Condemnation Award to Administrative Agent, free and clear of any encumbrances of any kind or nature whatsoever. Administrative Agent may be represented by counsel satisfactory to it at the reasonable expense of Borrower. All reasonable expenses incurred by Administrative Agent in connection with any Condemnation and seeking and obtaining any Condemnation Award (including reasonable attorneys’ fees and reasonable fees of any appraiser or other consultant) shall be a part of the Indebtedness and shall be due and payable to Administrative Agent upon demand.

(b) Subject to the rights of Net Lease Tenant under the Net Lease, all Net Restoration Awards shall be held, at Administrative Agent’s election, in the Borrower’s Casualty Account. Subject to the rights of Net Lease Tenant under the Net Lease, Borrower shall (or shall cause Net Lease Tenant to), at its or Net Lease Tenant’s sole cost and expense, promptly commence and diligently and continuously perform to completion the Restoration in a good and workmanlike manner and in compliance with all applicable Laws and Requirements, whether or not Borrower shall have satisfied the Release Conditions in order to cause the Net Restoration Awards to be made available for such Restoration and whether or not such Net Restoration Awards shall be sufficient for such purpose.

(c) All Net Restoration Awards which are required by the terms of this Agreement to be held in the Borrower’s Casualty Account shall be administered, applied and used as follows:

(i) If the Release Conditions are satisfied, and the Condemnation is not a Material Condemnation, all Net Restoration Awards shall be applied to pay the cost of Restoration, such application to be effected in the same manner and subject to the conditions provided in Section 4.8(d) with respect to Net Casualty Proceeds. Any Net Restoration Awards remaining after the Restoration and the payment in full of all costs incurred in connection with the Restoration, in Administrative Agent’s sole discretion, either will be distributed by Administrative Agent to Borrower or applied as a mandatory prepayment of the Loan.

(ii) If the Condemnation is a Material Condemnation, or one or more of the Release Conditions are not satisfied, all Net Restoration Awards shall be applied in accordance with Section 4.10.

(iii) In the case of a Condemnation for temporary use, subject to the terms of the Net Lease, any Net Restoration Awards shall be deposited and applied in the same manner and subject to the conditions provided in Section 4.8(h) with respect to business interruption/rent loss Insurance Proceeds.

(d) So long as a Net Lease is in full force and effect, to the extent there is an inconsistency between the terms and conditions contained in the applicable Net Lease and the terms and conditions of this Agreement or the other Loan Documents as to the matters covered by this Section 4.9, the terms and conditions of the applicable Net Lease shall control.

4.10 Application of Proceeds of Casualty or Condemnation to Loan; Partial Loan Repayment. Upon a Casualty, if the disposition of the Net Casualty Proceeds is governed by Section 4.8(e) or upon a Condemnation, if the disposition of the Net Restoration Awards is governed by Section 4.9(c)(ii), at the option of Administrative Agent, the Loan shall be due and payable within one hundred eighty (180) days after written notice from Administrative Agent to Borrower. Regardless of whether Administrative Agent shall so elect as aforesaid, Administrative Agent shall have the option to (a) make available the Net Casualty Proceeds or the Net Restoration Awards, as the case may be, to Borrower for Restoration in the manner provided in Section 4.8(d) or (b) apply the Net Casualty Proceeds and/or the Net Restoration Awards to the Obligations, in such order and manner as Administrative Agent determines, as the case may be. So long as a Net Lease is in full force and effect, to the extent there is an inconsistency between the terms and conditions contained in the applicable Net Lease and the terms and conditions of this Agreement or the other Loan Documents as to the matters covered by this Section 4.10, the terms and conditions of the applicable Net Lease shall control.

4.11 Compliance with Law and Requirements. Borrower shall preserve in force all requisite zoning, utility, building, health, environmental and operating permits from all Governmental Authorities having jurisdiction over the Property, and preserve and maintain all other rights, privileges and franchises necessary to own and operate the Property in accordance with applicable Law and Requirements in all material respects; provided, that notwithstanding the foregoing, in no event shall Borrower be in breach of this sentence of Section 4.11 if Net Lease Tenant under the Net Lease is otherwise required to comply with the same or similar requirements by the terms of the Net Lease and Borrower has made reasonable efforts upon obtaining actual knowledge of a breach thereof, and continues to make reasonable efforts, to force Net Lease Tenant to comply with such terms of the Net Lease. Borrower shall comply in all material respects with all applicable Laws and Requirements affecting the Property, including the use, operation, occupancy, maintenance and other activity thereof or thereon; provided, that notwithstanding the foregoing, in no event shall Borrower be in breach of this sentence of Section 4.11 if Net Lease Tenant under the Net Lease is otherwise required to comply with the same or similar requirements by the terms of the Net Lease and Borrower has made reasonable efforts upon obtaining actual knowledge of a breach thereof, and continues to make reasonable efforts, to force Net Lease Tenant to comply with such terms of the Net Lease. Borrower shall furnish Administrative Agent, on demand upon Administrative Agent having a reasonable belief of any non-compliance with any of the foregoing, evidence of compliance with respect thereto that is reasonably satisfactory in all respects to Administrative Agent. Notwithstanding the foregoing, Borrower shall have the right to challenge or appeal any such Law or Requirement so long as (a) Borrower shall prosecute such challenge or appeal in good faith, at its own expense and by appropriate legal proceedings, (b) Administrative Agent shall have received assurance reasonably satisfactory to Administrative Agent that (i) such contest is not reasonably likely to result in the imposition of any civil or criminal liability or penalty, and (ii) the Property would not be in any danger of being sold, forfeited or lost in any material respect, nor would the value or use of the Property be impaired or curtailed in any material respect, as a result of such contest or deferral of compliance, (c) Borrower shall have furnished such security as may be required in the proceeding or as may be reasonably requested by Administrative Agent, to insure the cost of compliance, including all interest and penalties in connection therewith, and (d) such challenge or appeal is made and performed in accordance with applicable Laws and Requirements. Borrower shall comply with the Controlled Substances Act and all applicable anti-money laundering Laws in all material respects.

If Borrower receives a notice or claim from any Person that the Property or any use, operation, occupancy, maintenance or other activity thereof or thereon is not in compliance with any Law or Requirement in any material respect, Borrower will promptly furnish a copy of such notice or claim to Administrative Agent.

4.12 Leasing Requirements. Borrower shall comply with the terms and conditions of Exhibit E with respect to the matters described therein in all material respects.

4.13 Financial Matters. All reports, statements, plans, budgets, applications, agreements and other data and information heretofore furnished or hereafter to be furnished by or on behalf of Borrower to Administrative Agent in connection with the Loan (including all financial statements and financial information) will be true, correct and complete in all material respects as of their respective dates and will not omit to state any fact or circumstance necessary to make the statements contained therein not misleading in any material respect; provided, however with respect third party reports, the foregoing is subject to Borrower’s knowledge. For the purposes of this paragraph, “Borrower” shall also include any Person liable directly or indirectly for the Indebtedness or any part thereof and any joint venturer or general partner of Borrower.

4.14 Statement Concerning Note or Mortgage. Not more than twice in any calendar year unless any Event of Defaults exists (in which case the foregoing two times per calendar year restriction shall no longer apply), Borrower shall at any time and from time to time furnish within fifteen (15) days of written request by Administrative Agent a written statement in such form as may be reasonably required by Administrative Agent stating that (a) the Note, this Agreement and the other Loan Documents are valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms; (b) the Principal Debt; (c) the date to which interest on the Note is paid; (d) the Note, this Agreement and the other Loan Documents have not been released, subordinated or modified; and (e) there are no offsets, counterclaims or defenses against the enforcement of the Note, this Agreement or any other Loan Document. If any of the foregoing statements are untrue, Borrower shall, alternatively, specify the reasons therefor. After written request by Borrower, Administrative Agent, within fifteen (15) days of such request, shall furnish Borrower with a written confirmation, duly acknowledged and certified, verifying for any Note as of the first of the month of the date of the confirmation, the following with respect to the status and terms of the Loan: percentage ownership of the outstanding principal balance of such Note, the unpaid principal amount of the Loan, the rate of interest of the Loan, accrued and unpaid interest, and default interest, if any; provided, that Administrative Agent shall not be required to deliver such certificates after the Closing Date more frequently than twice in any calendar year.

4.15 Notice to Lenders. Borrower shall, within five (5) Business Days after obtaining actual knowledge of the occurrence of any of the following events, notify Administrative Agent in writing thereof, specifying in each case the action Borrower has taken or will take with respect thereto: (a) any monetary Default or any Event of Default hereunder or under any of the other Loan Documents; (b) any material violation of Law or Requirements, by Guarantor (to the extent such violation is reasonably likely to materially and adversely affect Guarantor’s ability to perform its obligations under the Loan Documents) or Borrower, or any claim or assertion in writing by any Governmental Authority that the Property or Improvements fail to comply with any Law or Requirements in any material respect; (c) any material investigation by any Governmental Authority, or any material litigation, arbitration or other proceeding instituted or threatened in writing against Borrower or any Guarantor or the Property, including without limitation, pursuant to the Controlled Substances Act, anti-money laundering Laws, or the Civil Asset Forfeiture Reform Act, and any material development therein; (d) any actual or threatened (in writing) judicial or nonjudicial forfeiture or seizure proceeding or other actual or threatened (in writing) loss affecting the Property or any material portion thereof or interest therein; (e) any labor controversy pending or threatened in writing against Borrower, and any material development in any such labor controversy; (f) any notice received by Borrower with respect to the cancellation, materially adverse alteration or non‑renewal of any insurance coverage maintained with respect to the Property; (g) any lien filed against the Property or any stop notice served on Borrower, excluding liens or stop notices where the amount in question is less than $25,000 individually or in the aggregate (provided, however, for the avoidance of doubt, the foregoing does not affect Borrower’s obligations herein to remove liens filed against the Property); (h) any required permit, license, certificate or approval with respect to the Property lapses or ceases to be in full force and effect; or (i) any material adverse change in, or a material adverse effect upon, the Property or the financial condition, results of operations, business or properties of Borrower or Guarantor.

4.16 Financial Statements.

(a) Borrower shall deliver to Administrative Agent, in form and detail reasonably satisfactory to Administrative Agent the financial statements and other statements and information at the times and for the periods described in Exhibit B attached hereto.

(b) Borrower will keep and maintain full and accurate books and records administered in accordance with sound accounting principles, consistently applied, showing in detail the earnings and expenses of Borrower’s ownership of the Property. All Financial Statements shall be in form and detail reasonably satisfactory to Administrative Agent and shall contain or be attached to the signed and dated written certification of the reporting party in form specified by Administrative Agent to certify that the Financial Statements are furnished to Administrative Agent in connection with the extension of credit by Lenders and constitute a true and correct statement of the reporting party’s financial position. All certifications and signatures on behalf of corporations, partnerships, limited liability companies or other entities shall be by a representative of the reporting party reasonably satisfactory to Administrative Agent. Borrower shall provide, upon Administrative Agent’s reasonable request, convenient facilities for the audit and verification of any such statement. Additionally, Borrower will provide Administrative Agent at Borrower’s expense with all evidence that Administrative Agent may from time to time reasonably request in writing as to compliance with all provisions of the Loan Documents.

4.17 Reports and Testing. Borrower shall promptly deliver to Administrative Agent upon request copies of all reports, studies, inspections and tests made on or of the Property by or on behalf of Borrower that are in Borrower’s possession (excluding confidential or privileged information, internal work product and memoranda and similar materials), but without representation or warranty as to the accuracy of the contents thereof in the case of third party materials. Borrower shall immediately notify Administrative Agent of any report, study, inspection or test that indicates any adverse condition relating to the Property or any such materials that is reasonably likely to have (or that indicates) a material adverse effect on the Property.

4.18 Appraisal. Administrative Agent may obtain from time to time (but not more than once per calendar year), an appraisal of all or any part of the Property prepared in accordance with written instructions from Administrative Agent by a third-party appraiser engaged directly by Administrative Agent. Each such appraiser and appraisal shall be satisfactory to Administrative Agent (including satisfaction of applicable regulatory requirements). The cost of any such appraisal shall be borne by Borrower if such appraisal is the first appraisal in any calendar year and in all events if Administrative Agent obtains such appraisal after the occurrence of an Event of

Default. Whenever Borrower is obligated to pay the cost of an appraisal hereunder, such cost is due and payable by Borrower within fifteen (15) days after demand and shall be secured by the Loan Documents. Administrative Agent shall provide a copy of such appraisal to each Lender and to Borrower upon receipt.

In the event Administrative Agent delivers any appraisal to Borrower, Administrative Agent and Lenders do not (a) represent that the presumptions or opinions in any appraisal are relevant or accurate; (b) represent that any appraisal has been or has not been approved by Administrative Agent or any Lender; or (c) represent that Administrative Agent or any Lender endorses or does not endorse the opinions set forth in any appraisal. Borrower agrees that any transmittal by Administrative Agent of any appraisal of the Property to Borrower is given without representation or warranty. Borrower will hold any appraisal delivered by Administrative Agent to Borrower in confidence and will not distribute it to any other person or entity, except Borrower’s affiliates, employees, agents, attorneys, accountants, investors and their respective affiliates, consultants, or unless compelled by Law or judicial proceedings, without Administrative Agent’s prior written consent. Borrower waives any and all present and future claims, actions, causes of action, defenses and/or counterclaims which it may now or hereafter assert against Administrative Agent and any Lender in connection with the accuracy of any such appraisal, Borrower’s use of any such appraisal, and subsequent use of any such appraisal by any third party to whom Borrower provides the appraisal.

4.19 Reporting Compliance. Borrower agrees to use commercially reasonable efforts to comply, in all material respects, with any and all reporting requirements applicable to the Loan which are set forth in any law, statute, ordinance, rule, regulation, order or determination of any governmental authority, including The International Investment Survey Act of 1976, The Agricultural Foreign Investment Disclosure Act of 1978, The Foreign Investment in Real Property Tax Act of 1980 and the Tax Reform Act of 1984 and further agrees upon request of Administrative Agent to furnish Administrative Agent with evidence of such compliance.

4.20 ERISA. As of the date hereof and throughout the term of this Agreement, (a) neither Borrower nor any Guarantor is or will be (i) an “employee benefit plan,” as defined in Section 3(3) of ERISA or (ii) a “plan” within the meaning of Section 4975(e) of the Code; (b) no assets of Borrower or any Guarantor constitute or will constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA; (c) neither Borrower nor any Guarantor is or will be a “governmental plan” within the meaning of Section 3(32) of ERISA; and (d) no transactions by or with Borrower or any Guarantor are or will be subject to federal, state or local statutes applicable to Borrower or such Guarantor regulating investments of fiduciaries with respect to governmental plans.

4.21 Financial Covenants. Borrower shall comply with the terms and conditions of Section 2 of Exhibit B and shall cause Guarantor to comply with Guarantor’s financial covenants set forth in the Carveout Guaranty.

4.22 Organizational Restrictions.

(a) Borrower shall comply with the terms and conditions of Exhibit P with respect to the matters described therein in all material respects.

(b) Borrower shall conduct business only in its own name (including its trade name or names) and shall not change its name, identity, or type of organization specified in the first paragraph of this Agreement unless Borrower shall have obtained the prior written consent of Administrative Agent. Borrower shall promptly notify Administrative Agent (i) of any change of its organization identification number, or (ii) if Borrower does not now have an organization identification number and later obtains one, of such organizational identification number.

(c) Borrower shall not change the location of its chief executive office or principal place of business unless Borrower (i) shall have given Administrative Agent at least ten (10) Business Days’ prior written notice and (ii) shall have taken all actions necessary or reasonably requested by Administrative Agent to file or amend any UCC financing statement or continuation statement reasonably required to assure perfection and continuation of perfection of security interests under the Loan Documents. Borrower’s principal place of business and chief executive office is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording including software, writings, plans, specifications and schematics concerning the Property is c/o Fortress Investment Group, 11611 San Vicente Blvd, 10th Floor, Los Angeles, California 90049.

4.23 Title and Permitted Encumbrances. Borrower shall maintain lawful, good and marketable title to the Property and the right to convey the same, free and clear of all liens, charges, claims, security interests, and encumbrances except for (a) the Permitted Encumbrances, (b) the liens and security interests evidenced by the Mortgage, (c) statutory liens for Real Property Taxes on the Property which are not yet delinquent, and (d) other liens and security interests (if any) in favor of Administrative Agent. Subject to the terms of this Agreement, Borrower shall not suffer and shall promptly cause to be paid and discharged all liens, charges, claims, security interests, and encumbrances against the Property except those expressly permitted pursuant to the foregoing sentence. Borrower will warrant generally and forever defend title to the Property, subject as aforesaid, to Administrative Agent and its successors or substitutes and assigns, against the claims and demands of all Persons claiming or to claim the same or any part thereof. Borrower will or cause Net Lease Tenant to punctually pay, perform, observe and keep all covenants, obligations and conditions in or pursuant to any Permitted Encumbrances and will not (unless otherwise expressly contemplated under this Agreement or the other Loan Documents) modify or permit modification of any Permitted Encumbrance in any material adverse respect without the prior written consent of Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed. Inclusion of any matter as a Permitted Encumbrance does not constitute approval or waiver by Administrative Agent of any existing or future violation or other breach thereof by

Borrower, by the Property or otherwise. During the existence of an Event of Default, if any right or interest of Administrative Agent or Lenders in the Property shall be endangered or questioned or shall be attacked directly or indirectly, Administrative Agent (whether or not it or any Lender is named as a party to legal proceedings with respect thereto), is hereby authorized and empowered to take such steps as in its reasonable discretion may be proper for the defense of any such legal proceedings or the protection of such right or interest of Administrative Agent and Lenders, including the employment of independent counsel, the prosecution or defense of litigation, and the compromise or discharge of adverse claims. All expenses so incurred by Administrative Agent shall be a part of the Indebtedness and shall be due and payable to Administrative Agent within ten (10) Business Days after demand. Administrative Agent shall be subrogated to all rights of the Person receiving such payment.

4.24 Swap Transaction. Borrower shall comply with the terms and conditions of Exhibit I with respect to the matters described therein.

4.25 Borrower Taxes; Effect on Loan Documents. Borrower shall promptly pay all income, franchise and other taxes now or hereafter owed by Borrower under any applicable Law. In the event (a) any Law directly or indirectly imposes upon Administrative Agent or any Lender the payment of any of such taxes, the payment of any of such taxes is required in order to create or preserve any of the liens granted to Administrative Agent or to enforce any of the rights and remedies of Administrative Agent and Lenders under the Mortgage, any other Loan Document at law or in equity, or any of such taxes otherwise affects the Mortgage, any other Loan Document, Administrative Agent or any Lender, including their interests in any of the Property, (b) any Law deducts from the value of the Property for the purpose of taxation any lien, charge or security interest thereon, or requires Administrative Agent or Lender to pay any such lien, charge or security interest or the value thereof, or any other assessment against Borrower or the Property, or (c) there if any change in law regarding the taxation of deeds of trust or mortgages or security agreements or debts secured by deeds of trust or mortgages or security agreements or the interest of the beneficiary, mortgagee or secured party in the property covered thereby, or the manner of collection of such taxes, so as to adversely affect the Mortgage or any other Loan Document, then, and in any such event, Borrower, upon thirty (30) days’ written demand by Administrative Agent, shall pay such taxes, liens, charges and security interests or reimburse Administrative Agent or Lenders, as applicable, therefor; provided, however, that if in the opinion of counsel for Administrative Agent (a) it might be reasonably likely to be unlawful to require Borrower to make such payment or (b) the making of such payment might be reasonably likely to result in the imposition of interest beyond the maximum amount permitted by law, then and in such event, Administrative Agent may elect, by notice in writing given to Borrower, to declare all of the Indebtedness to be and become due and payable one hundred eighty (180) days from the giving of such notice.

4.26 Controlled Substances. Without limiting the provisions of Section 6.2, Borrower shall not, and shall not suffer or knowingly permit any tenant leasing space in the Improvements to violate any Laws affecting the Property in any material respect, including the Controlled Substances Act, or which could otherwise result in the occurrence of an Event of Default under Section 7.1(q), including the commencement of any proceedings under the Civil Asset Forfeiture Reform Act. Upon learning of any conduct contrary to this Section, Borrower shall immediately take all actions reasonably expected under the circumstances to terminate any such use of the Property, including: (a) to give timely notice to any appropriate law enforcement agency of information that led Borrower to know such conduct had occurred, and (b) in a timely fashion to revoke or make a good faith attempt to revoke permission for those engaging in such conduct to use the Property or to take reasonable actions in consultation with a law enforcement agency to discourage or prevent illegal use of the Property.

4.27 Commercial Purpose. Borrower represents and warrants that the Loan is being made solely to acquire or carry on a business or commercial enterprise, and/or Borrower is a business or commercial organization. Borrower shall use the proceeds of the Loan for commercial purposes and to pay other costs and expenses related to the development, ownership and operation of the Property and shall not knowingly use the proceeds of the Loan in contravention of any applicable Law or Requirement in any material respect. Borrower stipulates that the Loan shall be construed for all purposes as a commercial loan, and is made for other than personal, family, household or agricultural purposes.

4.28 Anti-Corruption Laws. Borrower and Guarantor shall each conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions, and maintain policies and procedures designed to promote and achieve compliance with Laws and Sanctions.

4.29 [Intentionally Omitted] .

4.30 Net Lease Structure. Notwithstanding any of the foregoing covenants in this Article 4 or any other terms of this Agreement or any other Loan Documents, to the extent Net Lease Tenant under the Net Lease is required under Net Lease to undertake any obligations of Borrower required under the Loan Documents, Net Lease Tenant shall have the right to do so and Borrower shall use commercially reasonable efforts to cause Net Lease Tenant to do so.

4.31 Post Closing Obligations.

(a) Zoning Report for 4921 McCrimmon Parkway, Morrisville, NC. On or prior to February 23, 2026, Borrower shall deliver to Administrative Agent, a zoning report for 4921 McCrimmon Parkway, Morrisville, NC in form and substance reasonably satisfactory to Administrative Agent and after such delivery to the extent requested by Administrative

Agent Borrower shall rectify any violations identified in such report in the manner and by any deadlines reasonably determined by Administrative Agent.

(b) Easements Title. On or prior to February 23, 2026, Administrative Agent Borrower shall cause the Title Company to deliver to Administrative Agent the final lender’s title insurance policy, which shall not include any exceptions to title that are materially adverse (as reasonably determined by Administrative Agent) to the beneficial easements granted with respect to the Property by that certain Declaration of Easements, Covenants, Conditions and Restrictions for Spark Campus, Morrisville, North Carolina, dated as of December 23, 2025, and recorded in the real property records of Wake County, North Carolina (such beneficial easements being referred to as Parcel 5 in the pro forma lender’s title insurance policy agreed as of the Closing Date).

Article 5 — negative covenants

5.1 Additional Indebtedness; Payment of Withholding Taxes. Borrower shall not avail itself of or permit any additional extension of credit or debt of any kind (whether recourse or non-recourse, secured or unsecured, including any mezzanine or preferred equity financing) except for (a) Permitted Debt, and (b) the Obligations, in any case, without the prior written consent of the Required Lenders. Borrower shall not use, or knowingly permit any contractor or subcontractor to use, any portion of the proceeds of the Loan to pay the wages of employees unless a portion of the proceeds or other funds are also used to make timely payment to or deposit with (a) the United States of all amounts of tax required to be deducted and withheld with respect to such wages under the Code, and (b) any state and/or local Governmental Authority or agency having jurisdiction of all amounts of tax required to be deducted and withheld with respect to such wages under any applicable state and/or local Laws.

5.2 Limitation on Distributions, etc. During the continuance of an Event of Default or Cash Sweep Period, Borrower shall not make any dividend, payment or distribution to any of its Constituent Members; provided, however, that notwithstanding the foregoing, so long as the Obligations have not been accelerated pursuant to Section 7.2 and no Event of Default under Section 7.1(t) shall have occurred, during the continuance of Event of Default or Cash Sweep Period, Borrower shall be permitted to declare and pay pro rata cash dividends on its equity interests or make pro rata cash distributions with respect thereto in an amount that will result in the real estate investment trust affiliated with Borrower which owns an indirect interest in Borrower receiving the minimum amount of funds required to be distributed to its equity holders in order for such real estate investment trust to maintain its REIT Status for federal and state income tax purposes.

5.3 Contracts.

(a) Affiliates. Without the prior written consent of Administrative Agent, Borrower shall not, nor shall Borrower’s Constituent Member, enter into any contract or otherwise engage in any transactions with an Affiliate of Borrower or such Constituent Member, except for contracts, amendments and transactions entered into in the ordinary course of business of Borrower and at prices and on terms that are commercially reasonable and are no less favorable to Borrower or such Constituent Member, as applicable, than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

(b) Third Parties. Without the prior written consent of Administrative Agent, Borrower shall not enter into any contract, amend any contract or otherwise engage in any transactions with any third party, except for contracts, amendments and transactions entered into in the ordinary course of business of Borrower (which shall include, without limitation, brokerage agreements), on an arm’s-length basis and on commercially reasonable terms.

5.4 Transfers; Encumbrances. Borrower shall not, voluntarily or involuntarily, directly or indirectly, sell, convey, transfer, lease or otherwise dispose of, grant easements or other rights with respect to, or mortgage, encumber or create a lien or security interest in, the Property or the income or any other revenues therefrom or permit or suffer any such action to be taken, other than Permitted Encumbrances and as otherwise permitted by the Loan Documents.

5.5 Ownership; Merger; Consolidation; Purchase or Sale of Assets.

(a) Without the prior written consent of Administrative Agent, except for Permitted Encumbrances and as otherwise expressly permitted by this Agreement, including without limitation pursuant to the last sentence of this Section 5.5(a), Sections 5.4, 5.5(b), 5.5(c), 5.5(e), and 5.5(f), Borrower shall not, directly or indirectly: (i) change, or permit to be changed, the structure or ownership of Borrower or of any direct Owner from that existing on the Closing Date; (ii) consolidate or amalgamate with, be acquired by, or merge into or with any Person; (iii) permit any sale, transfer, assignment, pledge, mortgage, encumbrance or other disposition (each a “Transfer”) of all or part of the Property; (iv) acquire any property other than the Property; (v) permit any change in the members or managers of, or change of Control of, Borrower or any direct Owner of Borrower from that existing on the Closing Date; or (vi) permit any Transfer of all or any part of any direct or indirect equity interest in Borrower.

(b) Notwithstanding the terms of clause (a) above, so long as (x) Fortress Controlled entities continues to own, directly or indirectly, not less than fifty-one percent (51%) of all ownership interests in Borrower, (y) Fortress Controlled entities continue to Control Borrower, and (z) no Person, as a result of such Transfer, shall own a direct or indirect ownership interest equating to twenty percent (20%) or more in Borrower, in each case upon giving effect to the applicable Transfer (it being understood that this clause (z) shall not apply if such Person (itself or collectively with its Affiliates) owned a 20% or greater equity interest (directly or indirectly) in Borrower immediately prior to such Transfer), (i) limited partnership interests in any direct or indirect Owners of Borrower or in any general partner of such Owner shall be freely transferable without the consent of Administrative Agent or Lenders, and (ii) non-managing member limited liability interests of any direct or indirect Owners of Borrower shall be freely transferable without the consent of Administrative Agent or Lenders, provided and so long as the transferee in each instance is not a Prohibited Person.

(c) Borrower shall, promptly after the occurrence of any transfer of a direct or indirect equity interest in Borrower which results in any Person (either itself or collectively with its Affiliates) owning a 20% or greater equity interest (directly or indirectly) in Borrower (provided that notice shall not be required if such Person (itself or collectively with its Affiliates) owned a 20% or greater equity interest (directly or indirectly; provided further, however, that in the event that applicable Law requires Administrative Agent to monitor a lesser percentage Administrative Agent shall notify Borrower of the applicable percentage and such percentage shall thereafter apply herein)) in Borrower immediately prior to such transfer) notify Administrative Agent of such transfer, together with a description of such transfer, the interest transferred and the identity of the transferor and transferee and any other know-your-customer information or other regulatory information Administrative Agent or any Lender may reasonably require, including, without limitation, a revised Organizational Chart. Notwithstanding the restrictions contained in this Section 5.5 or elsewhere, the following Transfers shall be permitted without Administrative Agent’s or Lender’s consent (or, for the avoidance of doubt, satisfaction of the conditions set forth in subsections 5.5(b) above) so long as the transferee in each instance is not a Prohibited Person: (i) a Transfer by a natural person who is a direct or indirect Owner of Borrower to a revocable inter vivos trust having such natural person as both trustor and trustee of such trust and one or more immediate family members of such natural person as the sole beneficiaries of such trust, (ii) a Transfer by devise or descent or by operation of law upon the death of a direct or indirect Owner of Borrower to one or more family members of such member, partner or shareholder, or (iii) the sale, transfer or issuance of shares of common stock in any direct or indirect Owner of Borrower that is a publicly traded entity, provided such shares of common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange.

(d) Upon request from Administrative Agent, Borrower shall promptly provide Administrative Agent a revised version of the Organizational Chart delivered to Administrative Agent in connection with the closing of the Loan reflecting any transfer consummated in accordance with Section 5.5(b) that results in a change to the information set forth on such Organizational Chart delivered in connection with the closing of the Loan.

(e) Notwithstanding the restrictions contained in this Section 5.5 or elsewhere, the following pledges (but not actual transfers) shall be permitted without Administrative Agent’s or any Lender’s consent (or, for the avoidance of doubt, satisfaction of the conditions set forth in subsections 5.5(b) or (d) above): (i) pledges of indirect interests in Borrower by any Guarantor and/or (ii) pledges of direct interests in any Guarantor, in each of cases (i) and (ii), in connection with a revolving loan credit facility of such Guarantor pursuant to which such Guarantor pledges all or substantially all of its assets.

(f) Notwithstanding the restrictions contained in this Section 5.5 or elsewhere, a Permitted Restructure shall be permitted without Administrative Agent’s or any Lender’s consent.

5.6 Sanctions. Borrower and Guarantor shall not, directly or indirectly, use any proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any of their respective subsidiaries or joint venture partners or other

Person, or in any Designated Jurisdiction, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, or otherwise) of Sanctions.

5.7 Anti-Corruption Laws. Neither Borrower nor Guarantor nor any of their respective subsidiaries shall directly or indirectly use the proceeds of the Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, or other similar anti-corruption legislation in other jurisdictions.

5.8 Organizational Documents. Without the prior written consent of Administrative Agent not to be unreasonably withheld, conditioned or delayed so long as no Event of Default exists, Borrower shall not amend or waive any provision of its organizational documents in any material respect (it being understood that any amendment or waiver of any provision of its organizational documents related to the terms and conditions and matters set forth in Exhibit P is material and therefore requires such prior written consent of Administrative Agent).

5.9 Accounting Policies or Reporting Practices. Without the prior written consent of Administrative Agent not to be unreasonably withheld, conditioned or delayed so long as no Event of Default exists, Borrower shall not change its accounting policies or reporting practices.

5.10 Purchase Documents. Borrower shall (a) enforce all of its material rights under the Purchase Documents to the extent a failure to do so could reasonably be expected to materially and adversely affect the Loan and (b) not, without the prior written consent of Administrative Agent, modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Purchase Documents, in each case, in any material respect that could reasonably be expected to materially and adversely affect the Loan and/or the Lenders. For the avoidance of doubt, promptly after the execution thereof, Borrower shall provide Administrative Agent a correct and complete copy of any amendment of the Purchase Documents.

Article 6 — REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loan, except as set forth on Schedule 6, Borrower hereby represents and warrants to Administrative Agent and Lenders as of the Closing Date:

6.1 Organization; Authorization; Enforceability.

(a) Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Borrower’s exact legal name is correctly set forth at the end of this Agreement. Borrower’s organizational number, if any, assigned by the jurisdiction of incorporation or organization, and Borrower’s federal tax identification number, are correctly set forth on the signature page of this Agreement. Borrower is not a “foreign person”

within the meaning of Section 1445 or 7701 of the Code. Without limiting the foregoing, Borrower is not a foreign corporation, foreign partnership, foreign trust, foreign estate or nonresident alien or a disregarded entity owned by any of them (as those terms are defined in the Code). As of the date of this Agreement, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

(b) Borrower has heretofore delivered to Administrative Agent true and complete copies of the organizational documents of Borrower, Guarantor and such of their direct and indirect Owners as may have been required by Administrative Agent. The organizational chart attached hereto as Exhibit N sets forth a true and correct representation of Borrower’s organizational structure and the ownership of the Property, and without limiting the foregoing, Fortress Controlled entities are in Control of Borrower, and Fortress Controlled entities have significant responsibility to Control and direct the management and operations of Borrower. To the knowledge of Borrower, no individual owns either directly or indirectly twenty-five percent (25%) or more of the equity interests of Borrower.

(c) Borrower is authorized to do business in, and if required by applicable Law, in good standing in, each state in which the Property is located, and possessed of all requisite power and authority to carry on its business and to own and operate the Property. Borrower is authorized to execute, deliver and perform all of its obligations under the Loan Documents. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by Borrower of this Agreement, the other Loan Documents and all other documents executed in connection herewith and therewith except such as have been obtained by Borrower and are in full force and effect. This Agreement, the other Loan Documents and all other documents executed in connection herewith and therewith are the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, subject to applicable Debtor Relief Laws.

6.2 Applicable Laws; Governmental Approvals Regarding the Property.

(a) To Borrower’s knowledge, each of Borrower, Guarantor and the Property is in compliance in all material respects with all Laws and Requirements applicable to it. Without limiting the foregoing, to Borrower’s knowledge, Borrower is in compliance with any and all Laws and Requirements concerning its organization, existence and the transaction of its business, and has the right and power to own the Property as contemplated in this Agreement and the other Loan Documents. To Borrower’s knowledge, no provision of the Loan Documents violates any applicable Law, Requirement or order of any Governmental Authority or any contract or agreement binding on Borrower, Guarantor, or the Property. To Borrower’s knowledge, the Property and the use, operation and maintenance thereof and all activities thereon comply in all material respects with all applicable Laws and Requirements. Neither Borrower nor Guarantor has received written notice that either is in any material respect in default or violation with respect to any order, writ, injunction, decree or demand of any Governmental Authority. To Borrower’s knowledge, each of Borrower, Guarantor, and the Property is in compliance with the Controlled Substances Act and all anti-money laundering Laws.

(b) Borrower is not a party to any tax sharing agreement; Borrower has not received written notice of any proposed tax assessment against Borrower or Guarantor; to the extent required by applicable Law, to Borrower’s knowledge, Borrower and Guarantor have filed all necessary tax returns and reports and have paid all taxes and governmental charges thereby shown to be due or otherwise owing. Borrower has not entered into any PACE Financing and has no knowledge of any pending assessments or adjustments in connection therewith.

(c) The Property is not part of a larger tract of land owned by Borrower or any of its affiliates or Guarantor, is not otherwise included under any unity of title or similar covenant with other real property not encumbered by the Mortgage, and constitutes a separate tax lot or lots with a separate tax assessment or assessments, independent of those for any other lands or improvements. The Property is not, and shall not be, dependent on any property or premises or any interest therein other than the Property to fulfill any requirement of any applicable Law. To Borrower’s knowledge, no land, building or other improvement not subject to the lien of the Mortgage relies on the Property or any interest therein to fulfill any requirement of any applicable Law.

(d) Except as set forth in the Property Condition Report or in any zoning reports made available to Administrative Agent prior to the date hereof, to Borrower’s knowledge, the Improvements comply in all material respects with all applicable Laws regarding access and facilities for handicapped or disabled persons.

(e) To Borrower’s knowledge, all Governmental Approvals, including certificates of completion or occupancy, necessary in connection with the ownership, use, management and operation the Property have been duly obtained, are in full force and effect, and are held in the name of Borrower or Net Lease Tenant, and neither party is in default thereunder. To Borrower’s knowledge, there is no proceeding pending or threatened in writing, that seeks, or may reasonably be expected, to rescind, terminate, modify or suspend any such Governmental Approval.

(f) To Borrower’s knowledge, there is no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving Borrower, any Guarantor or the Property with respect to the Controlled Substances Act, any anti-money laundering Laws, or the Civil Asset Forfeiture Reform Act that is pending or, to the knowledge of Borrower, threatened in writing.

(g) Except as may be set forth on the Property Condition Report or in any zoning reports made available to Administrative Agent, to Borrower’s knowledge, the current and any anticipated use of the Property complies in all material respects with all applicable zoning, land use and similar laws, ordinances, regulations and restrictive covenants affecting the Property, all use restrictions of any Governmental Authority having jurisdiction have been satisfied, and no material violation of any applicable Law or regulation exists with respect thereto, and no material violation of any Law or regulation to which Borrower or the Property is subject, including the Controlled Substances Act, exists with respect thereto.

6.3 No Broker. No other financial advisers, brokers, underwriters, placement agents, agents or finders have been dealt with by Borrower, Guarantor or any Affiliate thereof in connection with the Loan.

6.4 Encroachments. To Borrower’s knowledge, other than as disclosed in the Title Insurance or the Survey, there are no encroachments on the Property and the Improvements do not encroach upon any adjoining land or adjoining streets and lie wholly within the boundaries and building restriction lines of the Property.

6.5 Agreements. Borrower has not directly or indirectly conveyed, assigned or otherwise disposed of or transferred (or agreed to do so) any development rights, air rights or other similar rights, privileges or attributes with respect to the Property, including those arising under any zoning or land use ordinance or other applicable Law. Borrower is not a party to any agreement or instrument or subject to any restriction which would materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. To Borrower’s knowledge, Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Borrower does not have any material financial obligation under any agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property and (b) obligations under the Loan Documents. Neither Borrower, nor Borrower’s Constituent Member, is a party to any contract, or is engaged in any transaction, which would constitute a breach of Section 5.3.

6.6 Financial Condition.

(a) All reports, statements, plans, budgets, applications, agreements and other data and information heretofore furnished by or on behalf of Borrower to Administrative Agent in connection with the Loan (including all financial statements and financial information) are true, correct, and complete in all material respects as of the dates noted therein and do not and will not omit to state any fact or circumstance necessary to make the statements contained therein not misleading in any material respect; provided, however with respect third party reports, the foregoing is subject to Borrower’s knowledge. To Borrower’s knowledge, no Material Adverse Effect has occurred since the dates of such reports, statements and other data in the financial condition of Borrower or, to Borrower’s knowledge, of any tenant under any lease described therein. For the purposes of this paragraph, the phrase “on behalf of Borrower” shall also include any Person liable, directly or indirectly, for any part of the Indebtedness and any joint venturer or general partner of Borrower.

(b) Neither Borrower nor Guarantor is the subject of any petition, case, notice of intention, proceeding or other action pursuant to any Debtor Relief Law or contemplating filing any such petition, case, proceeding or other action, and, to Borrower’s knowledge, no Person is contemplating the filing of any petition, case, proceeding or other action pursuant to any Debtor Relief Law against Borrower or Guarantor.

(c) Borrower is not insolvent (as such term is defined in any Debtor Relief Law) and Borrower will not be rendered insolvent by the execution of the Loan Documents.

(d) Borrower has not entered into this transaction or executed any Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents and the liens on the Property granted or otherwise arising thereunder.

6.7 Utility Services. Except as may be disclosed in the Property Condition Report, to Borrower’s knowledge, all utility services necessary for the operation and management of the Property are available at the boundaries of the Land, including electric and natural gas facilities, telephone service, water supply, storm and sanitary sewer facilities, except, in each case, as otherwise could not reasonably be expected to have a Material Adverse Effect.

6.8 Liens. Except as otherwise provided for in the Loan Documents, Borrower has not made any contract or arrangement of any kind the performance of which by the other party thereto would give rise to a lien on the Property other than Permitted Encumbrances.

6.9 Management Agreement. As of the date hereof, there is no Management Agreement for the Property.

6.10 Flood Zone. None of the Improvements are located, under the Flood Insurance Laws, in a Special Flood Hazard Area, or, if any portion of the Improvements is located within such area, Borrower is in compliance with Section 4.7(b) and has obtained the flood insurance prescribed therein.

6.11 Litigation. There is no judicial or administrative action, suit or proceeding pending (or, to Borrower’s knowledge, threatened in writing) against Borrower, except as has been disclosed in writing to Administrative Agent in connection with the Loan. There is no judicial or administrative action, suit or proceeding pending (or, to Borrower’s knowledge, threatened in writing) against Guarantor that if adversely determined, would reasonably be likely to result in a Material Adverse Effect. There is no suit, action, claim, investigation, inquiry, proceeding or demand pending (or, to Borrower’s knowledge, threatened in writing) against Borrower or which affects the Property (including any which challenges or otherwise pertains to Borrower’s title to the Property) or the validity, enforceability or priority of any of the Loan Documents. There is no suit, action, claim, investigation, inquiry, proceeding or demand pending (or, to Borrower’s knowledge, threatened in writing) against Guarantor that if adversely determined, would reasonably be likely to result in a Material Adverse Effect. There are no actions, suits or proceedings pending, or to Borrower’s knowledge threatened in writing, against or affecting Borrower and/or the Property which, in each case, if adversely determined, would reasonably be likely to materially affect the ability of Borrower to perform its respective obligations under or under any of the Loan Documents, at law or in equity before any Governmental Authority. There are no actions or proceedings pending before any Governmental Authority, quasi-judicial body or administrative agency relating to compliance of the Property with any Laws or Requirements.

6.12 No Conflicts. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Loan Documents do not and will not violate, breach or constitute a default under the Law, any Requirements, or any other mortgage, deed of trust, lease, loan or credit agreement, articles of organization, operating agreement, corporate charter, bylaws, partnership agreement or other agreement or instrument to which Borrower or Guarantor is a party, or by which Borrower, Guarantor or any of their respective assets or properties, may be bound or affected. Such execution, delivery, performance and consummation do not and will not create any encumbrance against any assets or properties of Borrower (other than the Property).

6.13 Public Access. To Borrower’s knowledge, all easements and rights of way necessary for the utilization of the Improvements for their current uses have been acquired.

6.14 Leases. (a) The rent roll (the “Rent Roll”), attached hereto as Exhibit O, contains a true, correct and complete list of all Net Leases for the Property and all information set forth on such Rent Roll is true and correct in all material respects; (b) all Net Leases are valid and enforceable, and in full force and effect, and are unmodified except as stated therein; (c) neither Borrower nor any Net Lease Tenant is in default under its Net Lease (and no event has occurred which with the passage of time or notice or both would result in a default under its Net Lease), other than with respect to rents owed by any Net Lease Tenant that are less than thirty (30) days overdue, (d) no Net Lease Tenant is the subject of any bankruptcy, insolvency or similar proceeding; (e) the copies of the Net Leases delivered to Administrative Agent are true and complete in all material respects; (f) Borrower has no knowledge of any notice of termination or default with respect to any Lease; (g) Borrower has not assigned or pledged any of the Net Leases, the Rents thereunder or any interests therein except to Administrative Agent (on behalf of the Lenders); (h) to Borrower’s knowledge, no tenant or other party has an unexpired option, right of first refusal or other preferential right to purchase all or any portion of the Property; (i) no Net Lease Tenant has the unilateral right to terminate its Net Lease prior to expiration of the stated term of such Net Lease absent the occurrence of any casualty, condemnation or default by the Borrower thereunder; and (j) no tenant under any Net Lease has prepaid more than one (1) month’s rent in advance (except for security deposits and other charges collected in accordance with the terms of the applicable Net Lease).

6.15 Insurance. Borrower (i) has obtained and delivered to Administrative Agent certificates of insurance for the Property reflecting the insurance coverages, amounts and other insurance requirements Net Lease Tenant is required to satisfy pursuant to the terms of the Net Lease, and (ii) has not, and to Borrower’s knowledge, no other Person has done, by act or omission, anything which would materially and adversely impair the coverage of any such policy.

6.16 Condemnation. Except as disclosed in writing to Administrative Agent prior to the date hereof, Borrower has not received any written notice of, and to Borrower’s knowledge, no Person has threatened in writing, any actual or proposed Condemnation.

6.17 Physical Condition. Except as set forth in the Property Condition Report or otherwise disclosed to Administrative Agent in writing, to Borrower’s knowledge, the Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects. Except as set forth in the Property Condition Report, to Borrower’s knowledge, there exists no structural or other material defects or damages in the Property, as a result of a Casualty or otherwise. Borrower has not received any written notice from any insurance company or bonding company of any material defects or inadequacies in the Property which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

6.18 Title. Borrower has lawful, good, marketable and insurable fee simple or leasehold title, as applicable, to the real property comprising part of the Property and lawful and good title to the balance of the Property, free and clear of all liens, charges, claims, security interests, and encumbrances whatsoever except the Permitted Encumbrances and such other liens as are permitted pursuant to the express provisions of the Loan Documents. None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by the Loan Documents, materially and adversely impairs the use or operation of the Property or materially impairs Borrower’s ability to pay its obligations in a timely manner. The Mortgage, when properly recorded in the appropriate records, together with any UCC financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the Property, subject only to Permitted Encumbrances and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms hereof, in each case subject only to Permitted Encumbrances, such other liens as are permitted pursuant to the Loan Documents and the liens created by the Loan Documents. There are no claims for payment for work, labor or materials affecting the Property which are a lien prior to, or of equal priority with, the liens created by the Loan Documents other than Permitted Encumbrances and those for which the Property have received affirmative insurance in the applicable title insurance policy.

6.19 OFAC. Neither Borrower nor Guarantor, nor any of their respective subsidiaries, nor, to the knowledge of Borrower and Guarantor, any director, officer, employee, or Affiliate of Borrower, Guarantor or any of their subsidiaries, is a Prohibited Person.

6.20 Anti-Corruption Laws. Borrower, Guarantor and their respective subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

6.21 EEA Financial Institution. Neither Borrower nor any Guarantor is an EEA Financial Institution.

6.22 Usury; Offsets. The terms of this Agreement are not usurious. Borrower has no offsets, counterclaims or defenses with respect to its Obligations.

6.23 [Intentionally Omitted].

6.24 ERISA and Prohibited Transactions. As of the date hereof and throughout the term of the Loan: (a) Borrower is (i) not nor will be an “employee benefit plan,” as defined in Section 3(3) of ERISA, and none of the respective assets of Borrower or Guarantor now or will constitute “plan assets” of any “benefit plan investor” within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”), and (ii) not nor will be a “governmental” plan (as defined in Section 3(32) of ERISA) which is subject to any provision which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code (“Applicable Similar Law”), unless the acquisition and holding of the Loan or any interest therein will not give rise to a violation of any such Applicable Similar Law, and (b) assuming that no portion of the assets used by any Lender in connection with the transactions contemplated under this Agreement and the other Loan Documents constitutes the assets of a “benefit plan investor” within the meaning of the Plan Asset Regulations, none of the transactions contemplated under this Agreement or the Loan Documents will constitute a nonexempt prohibited transaction under Section 4975 of the Code or Section 406 of ERISA. Except as could not reasonably be expected, individually or in the aggregate to have a material adverse effect on Borrower or the collateral, Borrower is not obligated to contribute to any employee benefit plan (as so defined) subject to Title IV of ERISA.

6.25 Subsidiaries; Equity Interests. Borrower does not have any subsidiaries nor owns any equity interests of any other Person.

6.26 Margin Regulations; Investment Company Act. Borrower is not engaged nor will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

6.27 Disclosure. Borrower has disclosed to Administrative Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect including those matters set forth on Schedule 1 attached hereto. No report, financial statement, certificate or other written information (other than estimates and information of a general economic nature) prepared by or on behalf of Borrower and delivered to Administrative Agent in connection with the transactions contemplated by the Loan Documents and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information and estimates, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

As used in this Agreement, the phrase “to Borrower’s knowledge” and similar phrases each mean to the current, actual knowledge of Ahsan Aijaz or William Turner (or any successor or replacement employee holding a similar role), without any personal liability hereunder.

Article 7 — EVENTS OF DEFAULT AND REMEDIES

7.1 Events of Default. The occurrence of any one of the following shall constitute an “Event of Default”:

(a) (i) any of the principal of the Indebtedness is not paid when due, whether on the scheduled due date or upon acceleration, maturity or otherwise, (ii) any of the interest of the Indebtedness is not paid on the later of the date the same is due (whether on the scheduled due date or upon acceleration, maturity or otherwise) and two (2) Business Days after Borrower receives written notice from Administrative Agent of the amount due or has online access to determine such amount due or (iii) any Indebtedness excluding principal or interest is not paid on the later of three (3) days after being due and two (2) Business Days after Borrower receives written notice from Administrative Agent of the amount due;

(b) any covenant, agreement, condition, representation or warranty made by Borrower or Guarantor in this Agreement or in any other Loan Document (other than Events of Default expressly listed elsewhere in this Section 7.1) is not fully and timely performed, observed or kept and such failure shall continue unremedied for more than thirty (30) days after notice thereof shall have been given to Borrower by Administrative Agent; provided, however, that if such failure is of a nature such that it cannot be cured by the payment of money and if such failure requires work to be performed, acts to be done or conditions to be removed which cannot reasonably, with due diligence, be performed, done or removed, as the case may be, within such thirty (30) day period and Borrower shall have commenced to cure such failure within such thirty (30) day period, such period shall be deemed extended for so long as shall be required by Borrower in the exercise of due diligence to cure such failure, but in no event shall such thirty (30) day period be so extended to be a period in excess of ninety (90) days;

(c) any statement, representation or warranty in any of the Loan Documents, or in any Financial Statement or any other writing heretofore or hereafter delivered to Administrative Agent or any Lender in connection with the Indebtedness, is false, misleading or erroneous in any material respect on the Closing Date or on the date as of which such statement, representation or warranty is made provided, however, that any false representation in Section 9.28, and any corresponding representation by any guarantor in any guaranty, shall be deemed to be material; and provided further, however, that any such breach shall not constitute an Event of Default (A) if such breach is inadvertent, immaterial, non-recurring and curable, (B) if the results of such breach are not reasonably likely to have a Material Adverse Effect, and (C) Borrower promptly cures such breach by causing such certification, representation or warranty to be true and correct without a modification of the same within thirty (30) days after the earlier to occur of (i) Borrower’s or Guarantor’s actual knowledge of such breach and (ii) notice from Administrative Agent;

(d) a default or breach occurs by Borrower or Guarantor of any obligation under any other Loan Document (taking into account any applicable notice and cure period set forth in such Loan Document), including any “Termination Event” under any Secured Swap Contract required under Section 1 of Exhibit I;

(e) subject to Borrower’s right to contest pursuant to the terms of this Agreement and Net Tenant’s right to contest pursuant to the terms of Net Leases, if any of the Taxes are not paid when the same are due and payable pursuant to the first sentence of Section 4.6(a) and such failure continues for ten (10) days following the earlier to occur of actual knowledge by Borrower and written notice from Lender;

(f) if Borrower shall violate or breach any of the terms or provisions of Section 3(a)(vi) of Exhibit E;

(g) Borrower shall fail in the due performance and observance of any of its covenants contained in Sections 1.10.1(a), 1.10.2(a)(iii), 4.7, 4.15, 4.20, 4.23 (with respect to ownership, title and right to convey the Property), 4.27, 4.28, 5.1, 5.2, 5.4, 5.5, 5.6 or 5.7 or Section 34 of the Carveout Guaranty;

(h) Borrower shall fail in the due performance and observance of any of its covenants contained in Section 4.5, 4.8(h), 4.9(c)(iii), 4.16, 4.17, or 9.22 hereof and such failure shall continue for fifteen (15) days after the earlier to occur of (1) Borrower obtaining actual knowledge of same, and (2) notice thereof shall have been given to Borrower by Administrative Agent;

(i) Borrower shall fail in the due performance and observance of any of its covenants contained in Section 4.21 hereof or Guarantor shall fail in the due performance and observance of any of its covenants contained in Section 18 of the Carveout Guaranty and such failure shall continue for five (5) Business Days after notice thereof shall have been given to Borrower or Guarantor, as applicable, by Administrative Agent;

(j) if any of the representations or covenants contained in Section 4.22 or 5.8 are breached, provided, that, any such breach of Section 4.22 or 5.8 shall not constitute an Event of Default (A) if such breach is inadvertent and non-recurring, (B) if the results of such breach are not reasonably likely to have a material adverse effect, and (C) if such breach is curable, Borrower shall promptly cure such breach within fifteen (15) days after the earlier to occur of (1) Borrower obtaining actual knowledge of same, and (2) notice from Administrative Agent;

(k) subject to Borrower’s and Net Lease Tenant’s right to contest set forth in this Agreement, if the Property (or any portion thereof) becomes subject to any mechanic’s, materialman’s or other lien other than a lien for any Real Property Taxes not then due and payable and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of forty-five (45) days;

(l) an event of default occurs under any lien, security interest or assignment covering Borrower’s interest (as opposed to Net Lease Tenant’s leasehold interest) in the Property (whether or not Administrative Agent has consented, and without hereby implying Administrative Agent’s consent, to any such lien, security interest or assignment not created hereunder), or the holder of any such lien, security interest or assignment declares a default or institutes foreclosure or other proceedings for the enforcement of its remedies thereunder;

(m) one or more judgments for the payment of money in an aggregate amount in excess of $1,500,000 and/or any material nonmonetary judgment is or are rendered against Borrower, and the same remain(s) undischarged for a period of thirty (30) consecutive days during which execution is not effectively stayed, or any action is legally taken by a judgment creditor to attach or levy upon any assets of Borrower to enforce such judgment;

(n) Borrower or Guarantor (i) is liquidated, terminated, dissolved, or merged or amalgamated or consolidated into or with another entity (including, in each case, pursuant to a Delaware LLC Division), (ii) divides into two or more Persons, including becoming a Delaware Divided LLC (whether or not the original Person survives such division), or (iii) creates, or reorganizes into, one or more series pursuant to a Delaware LLC Division or otherwise;

(o) for any reason, without Administrative Agent’s specific written consent, any Loan Document ceases to be in full force and effect, or is declared null and void or unenforceable, in whole or in part, or the validity or enforceability thereof, in whole or in part, is challenged or denied by any party thereto other than Administrative Agent and any Lender; or the liens, mortgages or security interests of Administrative Agent for the benefit of Lenders in any of the Property become unenforceable, in whole or in part, or cease to be of the priority herein required, or the validity or enforceability thereof, in whole or in part, is challenged or denied by Borrower or Guarantor;

(p) an event of default by Borrower beyond any applicable notice and/or cure period occurs under any document executed and delivered in connection with any other indebtedness (to Administrative Agent, any Lender or any other Person) (which indebtedness is equal to or in excess of $1,500,000);

(q) A judicial or nonjudicial forfeiture or seizure proceeding is commenced by a Governmental Authority and remains pending with respect to the Property or any part thereof for more than sixty (60) days, on the grounds that the Property or any part thereof had been used to commit or facilitate the commission of a criminal offense by any Person, including any tenant, pursuant to any applicable Law, including the Controlled Substances Act or the Civil Asset Forfeiture Reform Act, regardless of whether or not the Property or the Mortgage shall become subject to forfeiture or seizure in connection therewith;

(r) Any default under a Net Lease by Borrower or Net Lease Tenant occurs and continues beyond any applicable notice and cure periods under the Net Lease;

(s) Any mortgagee or beneficiary under a deed of trust or mortgage secured by Net Lease Tenant’s interest in the Net Lease (a “Leasehold Mortgagee”) (which, in addition to any other obligations under the Net Lease, Borrower shall provide written notice of each Leasehold Mortgagee to Administrative Agent promptly upon obtaining knowledge thereof) completes a foreclosure, conveyance in lieu of foreclosure or other proceeding for the enforcement of its remedies under such deed of trust or mortgage, and the Leasehold Mortgagee, as either the successor tenant under the Net Lease or the guarantor of a successor tenant under the Net Lease, (i) would not otherwise satisfy the debt rating requirement necessary to release the Net Lease Tenant from all liability under the Net Lease in the event of an assignment of the Net Lease by Net Lease Tenant effective as of the Closing Date, or (ii) in the event clause (i) is not satisfied, is not otherwise reasonably acceptable to Administrative Agent; and

(t) Borrower or Guarantor or Net Lease Tenant (any of the following a “Bankruptcy”); provided, however that, solely with respect to Net Lease Tenant, a Bankruptcy of Net Lease Tenant shall only be an Event of Default if in connection therewith Net Lease Tenant rejects or fails to timely assume the Net Lease within the applicable statutory period (as it may be extended) set forth in the Bankruptcy Code):

(i) (A) Executes an assignment for the benefit of creditors, or takes any action in furtherance thereof; or (B) admits in writing its inability to pay, or fails to pay, its debts generally as they become due; or (C) as a debtor, files a petition, case, proceeding or other action pursuant to, or voluntarily seeks the benefit or benefits of, any Debtor Relief Law, or takes any action in furtherance thereof; or (D) seeks the appointment of a receiver, trustee, custodian or liquidator of the Property or any part thereof or of any significant portion of its other property; or

(ii) Suffers the filing of a petition, case, proceeding or other action against it as a debtor under any Debtor Relief Law or seeking appointment (other than to the extent sought by Administrative Agent or any Lender) of a receiver, trustee, custodian or liquidator of the Property or any part thereof or of any significant portion of its other property, and (A) admits, acquiesces in or fails to contest diligently the material allegations thereof, or (B) the petition, case, proceeding or other action results in entry of any order for relief or order granting relief sought against it, or (C) in a proceeding under Debtor Relief Laws, the case is converted from one chapter to another, or (D) fails to have the petition, case, proceeding or other action permanently dismissed or discharged on or before the sixtieth (60th) day following the date of its filing; or

(iii) Conceals, removes, or permits to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or makes or suffers a transfer of any of its property which may be fraudulent under any fraudulent conveyance law or Debtor Relief Law; or makes any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or suffers or permits, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings which are not vacated and such lien is not discharged prior to enforcement thereof or in any event within sixty (60) days from the date thereof.

The above and other provisions of the Loan Documents notwithstanding, in regard to any obligation or right of Net Lease Tenant under the Net Lease regarding any matter covered by this Agreement or any other Loan Document (including, without limitation, rebuilding after casualty or condemnation, Tax and other contests, assignments by Net Lease Tenant, subleases, alterations, reporting, insurance and environmental) and which are to be performed by the Net Lease Tenant under the Net Lease, compliance by Net Lease Tenant with the applicable provisions of the Net Lease shall be deemed compliance by Borrower under the Loan Documents with respect to such matter, to the extent the specific requirements in the Net Lease regarding such matter cover or are the same as the specific requirements contained in the Loan Documents.

7.2 Remedies. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent at its election may (but shall not be obligated to) without the consent of and shall at the direction of the Required Lenders, without notice, exercise any and all rights and remedies afforded by this Agreement, the other Loan Documents, applicable Law, equity or otherwise, including (a) declaring any and all Indebtedness immediately due and payable (provided that, without limitation of the foregoing, upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under any Debtor Relief Law, any obligation of Lenders to make advances shall automatically terminate, and the unpaid principal amount of the Loan outstanding and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of Administrative Agent or Lenders); (b) reducing any claim to judgment; (c) obtaining appointment of a receiver (to which Borrower hereby consents) and/or judicial or nonjudicial foreclosure under the Mortgage; (d) terminating Lenders’ Commitments; (e) in its own name on behalf of the Lenders or in the name of Borrower, entering into possession of the Property, leasing and operating the Property, performing all work and constructing

Improvements; and (f) setting-off and applying, to the extent thereof and to the maximum extent permitted by applicable Law, any Reserve Account and sums in the Cash Management Account or the Lockbox Account, any and all deposits, funds, or assets at any time held and any and all other indebtedness at any time owing by Administrative Agent or any Lender to or for the credit or account of Borrower against any Indebtedness.

Borrower hereby appoints Administrative Agent as Borrower’s attorney-in-fact, which power of attorney is irrevocable and coupled with an interest, with full power of substitution if Administrative Agent so elects, to do any of the following in Borrower’s name upon the occurrence and during the continuance of an Event of Default: (i) endorse the name of Borrower on any checks or drafts representing proceeds of any insurance policies, or other checks or instruments payable to Borrower with respect to the Property; (ii) prosecute or defend any action or proceeding incident to the Property; (iii) pay, settle, or compromise all bills and claims regarding the Property; (iv) perform the obligations and exercise the rights of Borrower under all Leases, guaranties and other agreements to which it is a party or by which the Property is bound, enter into Leases, guaranties and other agreements regarding the Property and pay all leasing, operating and capital expenses of the Property; and (v) take over and use all or any part of the labor, materials, supplies and equipment contracted for, owned by, or under the control of Borrower, whether or not previously incorporated into the Improvements. Neither Administrative Agent nor any Lender shall have any liability to Borrower for the sufficiency or adequacy of any such actions taken by Administrative Agent.

Article 8 — ADMINISTRATIVE AGENT

8.1 Appointment and Authorization of Administrative Agent.

(a) Each Lender hereby irrevocably (subject to Section 8.9) appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The term “agent” herein and in the other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein, and its duties and responsibilities shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, and no implied covenants, functions, responsibilities, obligations or liabilities shall be read into this Agreement or any other Loan Document or shall otherwise exist against Administrative Agent or its Related Parties;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower, Guarantor or any of their Related Parties that is communicated to or obtained by the Person serving as Administrative Agent or any of its Related Parties in any capacity.

(c) No individual Lender or group of Lenders shall have any right to amend or waive, or consent to the departure of any party from any provision of any Loan Document, or secure or enforce the obligations of Borrower or any other party pursuant to the Loan Documents, or otherwise. All such rights, on behalf of Administrative Agent or any Lender or Lenders, shall be held and exercised solely by and at the option of Administrative Agent for the pro rata benefit of the Lenders. Such rights, however, are subject to the rights of a Lender or Lenders, as expressly set forth in this Agreement, to approve matters or direct Administrative Agent to take or refrain from taking action as set forth in this Agreement. Except as expressly otherwise provided in this Agreement or the other Loan Documents, Administrative Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights, or taking or refraining from taking any actions which Administrative Agent is expressly entitled to exercise or take under this Agreement and the other Loan Documents, including (i) the determination if and to what extent matters or items subject to Administrative Agent’s satisfaction are acceptable or otherwise within its discretion, (ii) the making of Administrative Agent Advances, and (iii) the exercise of remedies pursuant to, but subject to, Article 7 or pursuant to any other Loan Document and any action so taken or not taken shall be deemed consented to by Lenders.

(d) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower or Guarantor, no individual Lender or group of Lenders shall have the right, and Administrative Agent (irrespective of whether the principal of the Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower or any other Person) shall be exclusively entitled and empowered on behalf of itself and the Lenders, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent under Section 9.10 allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 9.10.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of Lenders except as approved by the Required Lenders or to authorize Administrative Agent to vote in respect of the claims of Lenders except as approved by the Required Lenders in any such proceeding.

8.2 Delegation of Duties; Advice.

(a) Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 8 shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Loan as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(b) Administrative Agent shall be entitled to advice of counsel and other consultant experts concerning all matters pertaining to such duties. Administrative Agent shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel or other consultant experts.

8.3 Liability of Administrative Agent. Neither Administrative Agent nor any Related Party of Administrative Agent shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby () with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as Administrative Agent shall believe in good faith shall be necessary or () in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment, or (b) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by Borrower, Guarantor, any subsidiary or Affiliate of Borrower or Guarantor, or any other Person, or any officer thereof, contained herein, or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. Neither Administrative Agent nor any Related Party of Administrative Agent shall be under any obligation to any Lender or participant or any other Person to inspect the properties, books or records of Borrower, Guarantor, any of their Related Parties or any other Person, or to ascertain or inquire into (u) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (v) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (w) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default, (x) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any lien purported to be created by the Loan Documents, (y) the value or the sufficiency of any Property, or (z) the satisfaction of any condition set forth herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

8.4 Reliance by Administrative Agent. Administrative Agent is authorized to rely upon the continuing authority of the Authorized Persons and Authorized Signers to bind Borrower with respect to all matters pertaining to the Loan and the Loan Documents, including the submission of Draw Requests and the selection of interest rates. Such authorization may be changed only upon written notice addressed to Administrative Agent accompanied by evidence, reasonably satisfactory to Administrative Agent, of the authority of the Person giving such notice. Such notice shall be effective not sooner than five (5) Business Days following receipt thereof by Administrative Agent. Without limitation of the foregoing, Administrative Agent shall be entitled to rely, and shall be fully protected, and shall be indemnified by Lenders pursuant to Section 8.7, in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, telephone message, email or other electronic (including any Internet or intranet website posting or other distribution) communication, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any party to the Loan Documents), independent accountants and other experts selected by Administrative Agent. In determining compliance with any condition hereunder to the making of the Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of the Loan. For purposes of determining compliance with the conditions specified in Exhibit C each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date, specifying its objections. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or all Lenders if required hereunder as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected, and shall be indemnified by Lenders pursuant to Section 8.7, in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or such greater number of Lenders as may be expressly required hereby in any instance, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders. In the absence of written instructions from the Required Lenders or such greater number of Lenders, as expressly required hereunder, Administrative Agent may take or not take any action, at its discretion, unless this Agreement specifically requires the consent of the Required Lenders or such greater number of Lenders. Notwithstanding anything to the contrary herein, in no event shall Administrative Agent be required to take any action that it determines may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and Administrative Agent shall be indemnified by Lenders pursuant to Section 8.7 with respect to such determination.

8.5 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of any Default or Event of Default unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement and describing such Default or Event of Default, and Administrative Agent determines that such Default (if it were to become an Event of Default) or Event of Default will have a Material Adverse Effect. Administrative Agent will notify Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to any such Event of Default as may be requested by the Required Lenders in accordance with Article 7; provided, however, that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of Lenders.

8.6 Credit Decision; Disclosure of Information by Administrative Agent.

(a) Each Lender acknowledges that neither Administrative Agent nor any Related Party of Administrative Agent has made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower and Guarantor, shall be deemed to constitute any representation or warranty by Administrative Agent or any Related Party of Administrative Agent to any Lenders as to any matter, including whether Administrative Agent or any Related Party of Administrative Agent have disclosed material information in their possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon Administrative Agent or any Related Party of Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and Guarantor, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower and Guarantor hereunder. Each Lender also represents that it will, independently and without reliance upon Administrative Agent or any Related Party of Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and Guarantor.

(b) Administrative Agent promptly after its receipt shall provide each Lender such notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent herein. To the extent not already available to a Lender, Administrative Agent shall also provide each Lender and/or make available for such Lender’s inspection during reasonable business hours and at such Lender’s expense, promptly after such Lender’s written request therefor: (i) copies of the Loan Documents; (ii) such information as is then in Administrative Agent’s possession in respect of the current status of principal and interest payments and accruals in respect of the Loan; (iii) copies of all current financial statements in respect of Borrower, Guarantor or other Person liable for payment or performance by Borrower of any obligations under the Loan Documents, then in Administrative Agent’s possession with respect to the Loan; and (iv) other current factual information then in Administrative Agent’s possession with respect to the Loan and bearing on the continuing creditworthiness of Borrower or Guarantor, or any of their respective Affiliates; provided that nothing contained in this Section shall impose any liability upon Administrative Agent for its failure to provide a Lender any of such Loan Documents, information, or financial statements, unless such failure constitutes willful misconduct or gross negligence on Administrative Agent’s part; and provided, further, that Administrative Agent shall not be obligated to provide any Lender with any information in violation of Law or any contractual restrictions on the disclosure thereof (provided such contractual restrictions shall not apply to distributing to a Lender factual and financial information expressly required to be provided herein). Except as set forth above, Administrative Agent shall not have any duty or responsibility to provide any Lenders with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or Guarantor or any of their respective Affiliates which may come into the possession of Administrative Agent or any Related Party of Administrative Agent.

8.7 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, Lenders hereby indemnify Administrative Agent and each Related Party of Administrative Agent (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), pro rata, and hold harmless Administrative Agent and each Related Party of Administrative Agent from and against any and all Indemnified Liabilities incurred by it, including before, during and after any foreclosure of the Mortgage, other exercise of rights and remedies or sale of the Property; provided, however, that no Lender shall be liable for the payment to Administrative Agent or any Related Party of Administrative Agent of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Person’s own gross negligence or willful misconduct; provided, further, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. All payments on account of the foregoing shall be due and payable ten (10) days after demand by Administrative Agent therefor. Without limitation of the foregoing, to the extent that Administrative Agent is not reimbursed by or on behalf of Borrower, each Lender shall reimburse Administrative Agent within ten (10) days after demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by Administrative Agent as described in Section 9.10. The undertaking in this Section shall survive the resignation or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the termination of this Agreement and the repayment, satisfaction or discharge of all Obligations.

8.8 Administrative Agent in Individual Capacity. Administrative Agent, in its individual capacity, and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any party to the Loan Documents and their respective subsidiaries and other Affiliates as though Administrative Agent was not Administrative Agent hereunder, without notice to or consent of Lenders and without any duty to account therefor to Lenders. Lenders acknowledge that Borrower and Bank of America or its Affiliate have entered or may enter into Swap Transactions. Lenders shall have no right to share in any portion of any payments made by Borrower under the terms of such Swap Transactions (except and to the extent Lenders shall have participated with Bank of America or such Affiliate in such Swap Transactions). Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any party to the Loan Documents, or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such parties or such parties’ Affiliates) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its Pro Rata Share of the Loan, Bank of America shall have the same rights and powers under this Agreement as any other Lenders and may exercise such rights and powers as though it were not Administrative Agent or party to Swap Transactions, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

8.9 Successor Administrative Agent. Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to Lenders. Additionally, if the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person, remove such Person as Administrative Agent. If Administrative Agent resigns or is so removed by the Required Lenders under this Agreement, the Required Lenders shall appoint from among Lenders a successor administrative agent for Lenders, which successor administrative agent shall be subject to the consent of Borrower at all times other than during the existence of an Event of Default (which consent of Borrower shall not be unreasonably withheld or delayed). Upon the acceptance by the successor administrative agent of its appointment as successor administrative agent hereunder, the retiring Administrative Agent’s resignation or removal, as applicable, shall be effective, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, or on or before the removal day specified by Required Lenders in their removal notice to Administrative Agent and Borrower, whichever applies, then the retiring Administrative Agent may appoint, after consulting with Lenders and Borrower, a successor administrative agent from among Lenders; provided, however, that the retiring Administrative Agent’s resignation or removal, as applicable, shall nevertheless become effective upon such thirtieth (30th) day, or upon the removal day set forth in Required Lenders’ removal notice, whichever applies, and on such day Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After the effective date any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 8 and other applicable Sections of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

8.10 Releases; Acquisition and Transfers of Collateral.

(a) Lenders hereby irrevocably authorize Administrative Agent to transfer or release any lien on, or after foreclosure or other acquisition of title by Administrative Agent on behalf of Lenders to transfer or sell, any Loan collateral (i) upon the termination of the Commitments, the termination of all obligations of each Swap Counterparty to advance any funds under any Swap Contract, and payment and satisfaction in full of all

Indebtedness; (ii) constituting a release, transfer or sale of a lien or Loan collateral if Borrower will certify to Administrative Agent that the release, transfer or sale is permitted under this Agreement or the other Loan Documents (and Administrative Agent may rely conclusively on any such certificate, without further inquiry); or (iii) after foreclosure or other acquisition of title (1) in the discretion of Administrative Agent if a purchase price of at least ninety percent (90%)) of the value indicated in the most recent appraisal of the collateral obtained by Administrative Agent and made in accordance with regulations governing Administrative Agent, less any reduction indicated in the appraised value estimated by any experts in the applicable areas engaged by Administrative Agent; or (2) if approved by the Required Lenders.

(b) If all or any portion of the Loan collateral is acquired by foreclosure or by deed (or assignment) in lieu of foreclosure, Administrative Agent shall take title to the collateral in its name or by an Affiliate of Administrative Agent, but for the benefit of all Lenders in their Pro Rata Shares on the date of the foreclosure sale or recordation of the deed (or assignment) in lieu of foreclosure (the “Acquisition Date”). Administrative Agent and all Lenders hereby expressly waive and relinquish any right of partition with respect to any collateral so acquired. After any collateral is acquired, Administrative Agent shall appoint and retain one or more Persons (individually and collectively, the “OREO Property Manager”) experienced in the management, leasing, sale and/or disposition of similar properties. As of the Acquisition Date, the insurance policies referred to in Section 4.7 (including unearned premiums) and all proceeds payable thereunder shall vest in Administrative Agent for the benefit of all Lenders in their Pro Rata Shares, to the extent permissible under such policies.

(c) After consulting with the OREO Property Manager, Administrative Agent shall prepare a written plan for operation, management, improvement, maintenance, repair, sale and disposition of the Loan collateral and a budget for the aforesaid, which may include a reasonable management fee payable to Administrative Agent (the “Business Plan”). Administrative Agent will deliver the Business Plan not later than the sixtieth (60th) day after the Acquisition Date to each Lender with a written request for approval of the Business Plan. If the Business Plan is approved by the Required Lenders, Administrative Agent and the OREO Property Manager shall adhere to the Business Plan until a different Business Plan is approved by the Required Lenders. Administrative Agent may propose an amendment to the Business Plan as it deems appropriate, which shall also be subject to Required Lender approval. If the Business Plan (as may be amended) proposed by Administrative Agent is not approved by the Required Lenders, or if sixty (60) days have elapsed following the Acquisition Date without a Business Plan being proposed by Administrative Agent, any Lender may propose an alternative Business Plan, which Administrative Agent shall submit to all Lenders for their approval. If an alternative Business Plan is approved by the Required Lenders, Administrative Agent may appoint one of the approving Lenders to implement the alternative Business Plan. Notwithstanding any other provision of this Agreement, unless in violation of an approved Business Plan or otherwise in an emergency situation, Administrative Agent shall, subject to Section 8.10(a), have the right but not the obligation to take any action in connection with the Loan collateral (including those with respect to all Real Property Taxes, Insurance Premiums, operation, management, improvement, maintenance, repair, sale and disposition), or any portion thereof.

(d) Upon request by Administrative Agent or Borrower at any time, Lenders will confirm in writing Administrative Agent’s authority to sell, transfer or release any such liens of particular types or items of Loan collateral pursuant to this Section 8.10; provided, however, that (i) Administrative Agent shall not be required to execute any document necessary to evidence such release, transfer or sale on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the transfer, release or sale without recourse, representation or warranty, and (ii) such transfer, release or sale shall not in any manner discharge, affect or impair the obligations of Borrower other than those expressly being released.

(e) If only two (2) Lenders exist at the time Administrative Agent receives a purchase offer for Loan collateral, the consent of the Required Lenders is required pursuant to Section 8.10(a), and one of the Lenders does not consent within ten (10) Business Days after notification from Administrative Agent, the consenting Lender may, in writing to the other Lender, offer (“Purchase Offer”) to purchase all of the non-consenting Lender’s right, title and interest in such collateral for a purchase price equal to the non-consenting Lender’s Pro Rata Share of the net proceeds anticipated from such sale of such collateral (as reasonably determined by Administrative Agent, including the undiscounted face principal amount of any purchase money obligation not payable at closing) (“Net Disposition Proceeds”). Within ten (10) Business Days thereafter the non-consenting Lender shall be deemed to have accepted such Purchase Offer unless the non-consenting Lender notifies Administrative Agent that it elects to purchase all of the consenting Lender’s right, title and interest in such collateral for a purchase price payable by the non-consenting Lender in an amount equal to the consenting Lender’s Pro Rata Share of the Net Disposition Proceeds. Any amount payable hereunder by a Lender shall be due on the earlier to occur of the closing of the sale of such collateral or ninety (90) days after receipt by the non-consenting Lender of the Purchase Offer, regardless of whether such collateral is sold.

8.11 Application of Payments. Except as otherwise provided below with respect to Defaulting Lenders, aggregate principal and interest payments, payments for Indemnified Liabilities and/or foreclosure or sale of the collateral, and net operating income from the collateral during any period it is owned by Administrative Agent on behalf of Lenders (“Payments”) shall be apportioned pro rata among Lenders and payments of any fees (other than fees designated for Administrative Agent’s separate account) shall, as applicable, be apportioned pro rata among Lenders. All pro rata Payments shall be remitted to Administrative Agent and, except as otherwise provided below with respect to Excluded Swap Obligations, all such payments not constituting payment of specific fees, and all proceeds of the Property received by Administrative Agent, shall be applied first, to pay any fees, indemnities, costs, expenses (including those in Section 8.7) and reimbursements then due to Administrative Agent from Borrower (including any of the foregoing constituting Administrative Agent Advances, together with interest thereon); second, to pay any fees, costs, expenses and reimbursements then due to Lenders from Borrower

(including any of the foregoing constituting Administrative Agent Advances, together with interest thereon, reimbursed by Lenders); third, to pay (on a pari passu basis) pro rata interest and late charges due in respect of the Indebtedness and regularly occurring payments under any Secured Swap Contract; fourth, to pay (on a pari passu basis) or prepay pro rata principal of the Indebtedness and “Settlement Amounts” or “Close-Out Amounts”, and similar payments, as applicable, payable by Borrower under Swap Transactions with respect to Secured Swap Contracts; and last, to Borrower, if required by Law, or Lenders in Pro Rata Share percentages equal to their percentages at the termination of the Aggregate Commitments.

Notwithstanding anything to the contrary in this Agreement:

(i) Excluded Swap Obligations with respect to any Borrower shall not be paid with amounts received from such Borrower, but appropriate adjustments shall be made with respect to payments from other Borrowers to preserve the allocation to Obligations otherwise set forth above in this Section; and

(ii) obligations arising under Secured Swap Contracts shall be excluded from the application described above in this Section 8.11 if Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as Administrative Agent may request, from the applicable Hedge Bank. Each Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of this Article 8 for itself and its Affiliates as if a “Lender” party hereto.

8.12 Administrative Agent Advances.

(a) Administrative Agent is authorized, from time to time, in Administrative Agent’s sole discretion to make, authorize or determine Additional Advances and other advances, or otherwise expend funds, on behalf of Lenders (“Administrative Agent Advances”), (i) to pay any costs, fees and expenses as described in Section 9.10, (ii) when the applicable conditions precedent set forth in Exhibit C have been satisfied to the extent required by Administrative Agent, and (iii) when Administrative Agent deems necessary or desirable to preserve or protect the Property or any portion thereof (including those with respect to Real Property Taxes, Insurance Premiums, operation, management, improvements, maintenance, repair, sale and disposition) (A) subject to Section 8.5, after the occurrence of an Event of Default, and (B) subject to Section 8.10, after acquisition of all or a portion of the Property by foreclosure or otherwise.

(b) Administrative Agent Advances shall constitute obligatory advances of Lenders under this Agreement, shall be repayable on demand and secured by the Property, and if unpaid by Lenders as set forth below, shall bear interest at the rate applicable to such amount under the Loan or if no longer applicable, at the Base Rate. Administrative Agent shall notify each Lender in writing of each Administrative Agent Advance. Upon receipt of notice from Administrative Agent of its making of an Administrative Agent Advance, each Lender shall make the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the Administrative Agent Advance available to Administrative Agent, in same day funds, to such account of Administrative Agent as Administrative Agent may designate, (i) on or before 3:00 p.m. Eastern time on the day Administrative Agent provides Lenders with notice of the making of such Administrative Agent Advance if Administrative Agent provides such notice on or before 12:00 p.m. Eastern time, or (ii) on or before 12:00 p.m. Eastern time on the Business Day immediately following the day Administrative Agent provides Lenders with notice of the making of such Administrative Agent Advance if Administrative Agent provides notice after 12:00 p.m. Eastern time.

8.13 Defaulting Lender.

8.13.1 Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 9.8.

(b) Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 9.7 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such advances were made at a time when the conditions for same, if any, were satisfied or waived, such payment shall be applied solely to pay the advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any advances of such Defaulting Lender until such time as all advances are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

8.13.2 Defaulting Lender Cure. If Borrower and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding advances of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Commitments (and outstanding principal balance of all advances) to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

8.14 Lender ERISA Representation and Warranty. Each Lender represents and warrants as of the date hereof to Administrative Agent and Arranger and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of Borrower or any Guarantor, that (a) such Lender is not and will not be (i) an “employee benefit plan,” as defined in Section 3(3) of ERISA or (ii) a “plan” within the meaning of Section 4975(e) of the Code; (b) the assets of such Lender do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA; (c) such Lender is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA; and (d) transactions by or with such Lender are not and will not be subject to federal, state or local statutes applicable to such Lender regulating investments of fiduciaries with respect to governmental plans.

8.15 Benefit. The terms and conditions of this Article are inserted for the sole benefit of Administrative Agent and Lenders; the same may be waived in whole or in part, with or without terms or conditions, without prejudicing Administrative Agent’s or Lenders’ rights to later assert them in whole or in part.

8.16 Co‑Agents; Lead Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co‑agent,” “bookrunner,” or “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified as a “syndication agent,” “documentation agent,” “co-agent” or “lead manager” shall have or be deemed to have any fiduciary relationship with any Lenders. Each Lender acknowledges that it has not relied, and will not rely, on any of Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

8.17 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time Administrative Agent makes a payment hereunder in error to any Lender (the “Credit Party”), whether or not in respect of an

Obligation due and owing by Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

8.18 Lender Participation in Swap Transactions. If Borrower enters into any Swap Transaction and Swap Contract with one or more Lenders, such Lender(s) shall notify each other then-existing Lender of the terms of each such Swap Transaction and each then-existing Lender (other than a Defaulting Lender) shall have the right in its sole discretion to participate in each such Swap Transaction pro rata according to such Lender’s Pro Rata Share of the amount of the applicable Swap Transaction. All such participation interests shall be governed pursuant to separate documentation.

8.19 Swap Contracts. Except as otherwise expressly set forth herein, no Hedge Bank that obtains the benefit of the provisions of Section 8.11 or the Property by virtue of the provisions hereof or any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Property (including the release or impairment of the Property) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or any Loan Document) other than in its capacity as a Lender if such Hedge Bank is also a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 8 to the contrary, Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Swap Contracts except to the extent expressly provided herein and unless Administrative Agent has received a Secured Party Designation Notice with respect to the related Swap Obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Hedge Bank. Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, obligations arising under Swap Contracts.

Article 9 — GENERAL TERMS AND CONDITIONS

9.1 Consents; Borrower’s Indemnity.

9.1.1 Consents. Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent or the exercise of Administrative Agent’s or Lenders’ judgment is required under any Loan Document, the granting or denial of such approval or consent and the exercise of such judgment shall be (a) within the sole discretion of Administrative Agent or Lenders, (b) deemed to have been given only by a specific writing intended for the purpose given and executed by Administrative Agent or Lenders, and (c) free from any limitation or requirement of reasonableness. Notwithstanding any approvals or consents by Administrative Agent or Lenders, neither Administrative Agent nor any Lender has any obligation or responsibility whatsoever for the adequacy, form or content of any appraisal, environmental, engineering, property condition or other inspection, audit, report or assessment, any contract, any change order, any lease, or any other matter incident to the Property. Any appraisal, inspection, audit, report or assessment of the Property or the books and records of Borrower or Guarantor, or the procuring of documents and financial and other information, by or on behalf of Administrative Agent shall be for Administrative Agent’s and Lenders’ protection only, and shall not constitute an assumption of responsibility to Borrower or anyone else with regard to the condition, value, construction, maintenance or operation of the Property, or relieve Borrower or Guarantor of any of its obligations.

9.1.2 Borrower’s Indemnity. Neither Administrative Agent nor any Lender shall be liable or responsible for, and Borrower shall indemnify Administrative Agent, each Related Party of Administrative Agent, and each Lender and their respective Affiliates, directors, officers, agents, attorneys and employees (collectively, the “Indemnitees”) from and against: (a) any third-party claim, action, actual out-of-pocket loss or actual out-of-pocket cost (including reasonable attorneys’ fees and out-of-pocket costs) arising from, relating to or otherwise in connection with (i) the Leases, the Property and the Improvements, including any defect therein, (ii) the Lockbox Account, the Cash Management Account, and all other accounts of Borrower or the Property, (iii) the protection, preservation, operation, management, improvement, maintenance, repair, sale and disposition of the Property (including those with respect to Real Property Taxes, Insurance Premiums, and leasing costs and broker fees related thereto (other than fees due a broker or other agent retained by Administrative Agent) or (iv) the performance of any obligation of Borrower whatsoever; (b) any and all liabilities, obligations, actual out-of-pocket losses, damages, penalties, third-party claims, demands, actions, judgments, suits, actual out-of-pocket costs, actual out-of-pocket expenses and disbursements (including reasonable attorneys’ fees and costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) any of the matters described in the foregoing clause (a), (ii) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (iii) any Commitment or the Loan, including all claims by any actual or alleged broker for Borrower or any Related Party of Borrower for brokerage fees in connection with the Loan,

(iv) Borrower’s use of any appraisal provided by Administrative Agent to Borrower and/or subsequent use of any such appraisal by any third party to whom Borrower provides such appraisal, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto, including all actual out-of-pocket costs and expenses incurred by any Indemnitee in connection with any subpoena, deposition or otherwise acting as a witness; (c) any and all claims, demands, actions or causes of action arising out of or relating to the use of Information (as defined in Section 9.5) or other materials obtained through internet, Intralinks or other similar information transmission systems in connection with this Agreement; and (d) any and all liabilities, losses, costs or expenses (including attorneys’ fees and costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding and whether it is defeated, successful or withdrawn, (all of the foregoing, collectively, the “Indemnified Liabilities”). Nothing, including any advance or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any party by Administrative Agent or Lenders. All payments on account of the Indemnified Liabilities shall be due and payable ten (10) days after demand by Administrative Agent therefor. In no event shall Borrower have any indemnity obligations hereunder to the extent (x) any of the foregoing arises out of the gross negligence, illegal acts, fraud, willful misconduct or material breach of any Loan Document by any Indemnitee, or (y) the subject matter arises from conditions or events first occurring after the date Administrative Agent, Lender or its designee or nominee successfully forecloses the lien of the Mortgage on the Property, or accepts a deed in lieu of foreclosure to the Property (it being agreed and understood that Borrower’s indemnification obligation hereunder shall continue with respect to matters, events or circumstances which first occurred or arose prior to such date even if discovered after such date), and in each case of (x) or (y), is not caused or directed by Borrower, any Guarantor or any of their respective Affiliates or agents (excluding Administrative Agent, Lender or its designee or nominee). Notwithstanding anything to the contrary herein, in no event shall Borrower be liable for any special, consequential, punitive or exemplary damages (including, without limitation, lost revenue and diminution in value unless required to be paid to a third-party).

9.2 Miscellaneous.

9.2.1 Integration; Effectiveness. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.2.2 Electronic Signatures. This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures, including, without limitation, facsimile and/or .pdf. Borrower agrees that any Electronic Signature (including, without limitation, facsimile or .pdf) on or associated with any Communication shall be valid and binding on Borrower to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this Section may include use or acceptance by Administrative Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent Administrative Agent has agreed to accept such Electronic Signature, Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature believed in good faith to have been given by or on behalf of Borrower or any Guarantor without further verification and (b) upon the request of Administrative Agent or any Lender, any Communication executed using an Electronic Signature shall be promptly followed by a manually executed, original counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

9.2.3 Severability. A determination that any provision of this Agreement or any other Loan Document is unenforceable or invalid shall not affect the enforceability or validity of any other provision and the determination that the application of any provision of this Agreement to any Person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other Persons or circumstances. The parties shall endeavor in good faith negotiations to replace the unenforceable or invalid provisions with valid provisions the economic effect of which comes as close as possible to that of the unenforceable or invalid provisions. The unenforceability or invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

9.2.4 Time of the Essence. Time shall be of the essence with respect to Borrower’s obligations under the Loan Documents.

9.2.5 Governing Law.

THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS IN REAL PROPERTY (INCLUDING ALL IMPROVEMENTS AND FIXTURES THEREON AND RELATED COLLATERAL) CREATED PURSUANT TO THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE WHERE SUCH REAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN), AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5‑1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW. NOTWITHSTANDING THE FOREGOING, THE PARTIES AGREE THAT THE PROVISIONS OF SECTIONS 1301 TO 1391 (INCLUSIVE) OF THE NEW YORK REAL PROPERTY ACTIONS AND PROCEEDINGS LAW SHALL, TO THE EXTENT WAIVABLE, NOT APPLY TO THE ENFORCEMENT OF ANY OF THE OBLIGATIONS SET FORTH IN THE LOAN DOCUMENTS; IT BEING ACKNOWLEDGED AND AGREED BY THE PARTIES HERETO THAT THE PROPERTY IS NOT LOCATED IN THE STATE

OF NEW YORK; AND THE FORECLOSURE LAWS OF THE APPLICABLE STATE WHERE THE PROPERTY IS LOCATED SHALL GOVERN ANY FORECLOSURE OR SIMILAR ACTION.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ADMINISTRATIVE AGENT, LENDERS OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL, AT THE ADMINISTRATIVE AGENT’S OPTION BE INSTITUTED IN (OR, IF PREVIOUSLY INSTITUTED, MOVED TO) ANY FEDERAL OR STATE COURT DESIGNATED BY ADMINISTRATIVE AGENT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK; PROVIDED, HOWEVER, THAT NOTWITHSTANDING THE FOREGOING AND FOR THE AVOIDANCE OF DOUBT, BORROWER, ADMINISTRATIVE AGENT AND LENDERS ACKNOWLEDGE AND AGREE THAT ANY ACTION RELATING TO THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS IN REAL PROPERTY (INCLUDING ALL IMPROVEMENTS AND FIXTURES THEREON AND RELATED COLLATERAL) CREATED PURSUANT TO THE LOAN DOCUMENTS MAY, AT THE ADMINISTRATIVE AGENT’S OPTION BE INSTITUTED IN (OR, IF PREVIOUSLY INSTITUTED, MOVED TO) ANY APPLICABLE COURT IN THE STATE WHERE SUCH REAL PROPERTY IS LOCATED. BORROWER HEREBY (I) WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING AND (II) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER, ADMINISTRATIVE AGENT AND LENDERS HEREBY ACKNOWLEDGE AND AGREE THAT THE FOREGOING AGREEMENT, WAIVER AND SUBMISSION ARE MADE PURSUANT TO SECTION 5‑1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, , MAY BE SERVED ON BORROWER AT ITS PRINCIPAL PLACE OF BUSINESS AND CHIEF EXECUTIVE OFFICE LOCATED AT 1345 AVENUE OF THE AMERICAS, 46TH FLOOR, NEW YORK, NEW YORK 10105 AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK.

9.2.6 Electronic Delivery.

(a) Documents required to be delivered pursuant to Sections 4.7 and 4.16 and Exhibit B (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including by use of the Platform, the Online Banking Portal, or such other delivery method as may be approved by Administrative Agent) and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, uploads such documents on the Platform, the Online Banking Portal, or such other delivery method as may be approved by Administrative Agent; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: (A) Borrower shall deliver paper copies of such documents to Administrative Agent or any Lender upon its request to Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent or such Lender and (B) Borrower shall notify Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

(b) Borrower hereby acknowledges that (i) Administrative Agent and/or Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities. Borrower hereby agrees that so long as Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (A) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, Arranger and Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.5); (B) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information,” and (C) Administrative Agent and Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

9.2.7 Notices; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile (with a confirmatory duplicate copy sent by United States first class mail) or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) to the address, facsimile number, electronic mail address or telephone number specified for notices as follows (unless changed by similar notice in writing given by the particular party whose address is to be changed):

(1) if to Borrower at the addresses set forth on the signature page of this Agreement,

(2) if to any Guarantor at the addresses set forth on the signature page of the Carveout Guaranty,

(3) or if to Administrative Agent to the addresses set forth on the Schedule of Lenders;

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrower);

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or rejected; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient); provided, however, that service of a notice required by any applicable statute shall be considered complete when the requirements of that statute are met. Notices and other communications delivered through electronic communications to the extent provided in sub clause (b) below, shall be effective as provided in such clause (b).

(b) Electronic Communications. Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail, and Internet or intranet websites) pursuant to procedures approved by Administrative Agent. Administrative Agent or Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s, any Guarantor’s or Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d) Change of Address, Etc. Each of Borrower or Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Borrower and Administrative Agent. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. Administrative Agent and Lenders shall be entitled to rely and act upon any notices (including telephonic notices, any notices received by Administrative Agent given through the Online Banking Portal, and Draw Requests) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording. If a Lender does not notify or inform Administrative Agent of whether or not it consents to, or approves of, or agrees to any matter of any nature whatsoever with respect to which its consent, approval or agreement is required under the express provisions of this Agreement or with respect to which its consent, approval or agreement is otherwise requested by Administrative Agent, in connection with the Loan or any matter pertaining to the Loan, within ten (10) Business Days (or such longer period as may be specified by Administrative Agent) after such consent, approval or agreement is requested by Administrative Agent, Lender shall be deemed to have given its consent, approval or agreement, as the case may be, with respect to the matter in question.

9.3 Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises any right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law, to a depository (including Administrative Agent, any Lender or its or their Affiliates) for returned items or insufficient collected funds, or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

9.4 Successors and Assigns.

(a) Successors and Assigns Generally. Subject to Section 8.15, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 9.4(b), (ii) by way of participation in accordance with the provisions of Section 9.4(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.4(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent permitted in Section 9.4(d) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and Pro Rata Share of the Loan at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and Pro Rata Share of the Loan at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 9.4(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in Section 9.4(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes the Pro Rata Share of the Loan outstanding) or, if the Commitment is not then in effect, the principal outstanding Pro Rata Share of the Loan that is subject to each such assignment, determined as of the “Effective Date” specified in the Assignment and Assumption, shall not be less than $10,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to its Pro Rata Share of the Loan and the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 9.4(b)(i)(B) and, in addition:

(A) the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within ten (10) Business Days after having received notice thereof, and provided, further, that Borrower’s consent shall not be required during the primary syndication of the Loan, unless such assignment is to an entity that is a debt fund, in which case, Borrower’s consent (such consent not to be unreasonably withheld or delayed) shall be required unless the foregoing (1) and (2) in this clause (A) apply; and

(B) the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 plus the cost of any applicable endorsement to the Title Insurance or new Title Insurance; provided, however, that

Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire. Administrative Agent shall promptly upon receipt thereof, deliver a copy of each such Assignment and Assumption to Borrower.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to Borrower, Guarantor or any Affiliate or Subsidiary of the foregoing, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person, (D) to any of the Prohibited Lenders or (E) only if no Event of Default exists, without Borrower’s consent (not to be unreasonably withheld), to any entity that is a debt fund. For the avoidance of doubt and notwithstanding anything to the contrary herein, in no event shall any Lender or any Participant be a Prohibited Lender or, if no Event of Default exists, without Borrower’s consent (not to be unreasonably withheld), a debt fund.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable Pro Rata Share of the Loan previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of the Loan. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this Section 9.4(b), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 9.4(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of this Agreement with respect to Borrower’s obligations surviving termination of this Agreement); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request by

Administrative Agent, Borrower (at its expense) shall execute and deliver substitute Note(s) to Administrative Agent for the assignee, and, for partial assignments, the assignor in replacement of the assignor’s then-existing Note (each, a “Replacement Note”). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.4(d).

(c) Register. Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for tax purposes), shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and the principal amount (and stated interest) of each Lender’s Pro Rata Share of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior written notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender, any of the Prohibited Lenders, any entity that is a debt fund (only so long as no Event of Default exists) unless Borrower consents (not to be unreasonably withheld) provided that if an Event of Default exists participations to any entity that is a debt fund shall not be restricted, Borrower, Guarantor or any Affiliate or Subsidiary of Borrower or Guarantor) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or its Pro Rata Share of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.7 without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the second proviso of Section 9.8 that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.1, 2.5 and 2.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.4(b) (it being understood that the documentation required under Section 2.1(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.4(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 2.7 and

9.11 as if it were an assignee under Section 9.4(b) and (B) shall not be entitled to receive any greater payment under Section 2.1 or 2.5, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Borrower’s written request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 2.7 with respect to any Participant. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 9.6 as though it were a Lender; provided that such Participant agrees to be subject to Section 9.7 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amount (and stated interest) of each Participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. Except as otherwise provided herein, Borrower shall have no obligation to recognize or deal directly with any Participant, and no Participant shall have any right to deal directly with Borrower with respect to the rights, benefits and obligations of Borrower under this Agreement, the Loan Documents or any one or more documents or instruments in respect thereof. Borrower may rely conclusively on the actions of Lender or Administrative Agent, as applicable, to bind Participant, notwithstanding that the particular action in question may, pursuant to this Agreement or an agreement among Lender and one or more Participants or otherwise, be subject to the consent or direction of some or all of the Participants.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto and no such pledge or assignment shall be to any of the Prohibited Lenders.

9.5 Treatment of Certain Information; Confidentiality. Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree or are otherwise obligated to keep such Information confidential), (b) upon prior notice to Borrower to the extent permissible and practicable, to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) upon prior notice to Borrower to the extent permissible by applicable Laws or regulations or by any subpoena or similar legal process, to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any Swap Transaction under which payments are to be made by reference to Borrower or any Guarantor and their respective obligations, this Agreement or payments hereunder, (g) [intentionally omitted], (h) with the prior written consent of Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. In addition, Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement customary for league table credit (and which shall not include financial information) to market data collectors, similar service providers to the lending industry and service providers to Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from Borrower or any Guarantor relating to Borrower or any Guarantor or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower or any Guarantor. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord to its own confidential information, which in no event shall such exercise be less than commercially reasonable efforts.

Each of Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning Borrower or a Guarantor, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

9.6 Set-off. In addition to any rights and remedies of Administrative Agent and Lenders provided by applicable Law, upon the occurrence and during the continuance of any Event of Default, Administrative Agent and, with the prior written consent of Administrative Agent, each Lender, is authorized at any time and from time to time, without prior notice to Borrower or any other party to the Loan Documents, any such notice being waived by Borrower (on its own behalf and on behalf of each party to the Loan Documents to the fullest extent permitted by Law), to set-off and apply any and all deposits, general or special, time or demand, provisional or final, any time owing by Administrative Agent or Lenders hereunder or under any other Loan Document to or for the credit or the account of Borrower against any and all Indebtedness of Borrower, irrespective of whether or not Administrative Agent or Lenders shall have made demand under this Agreement or any other Loan Document and although such Indebtedness may be contingent or unmatured or denominated in a currency different from that of the applicable depositor indebtedness. Each Lender agrees promptly to notify Borrower and Administrative Agent after any such set‑off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set‑off and application.

9.7 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the portions of the Loan advanced by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the portions of the Loan made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such portions of the Loan or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered without further interest thereon. Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all of its rights of payment (including the right of set-off), but subject to Section 9.7 with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

9.8 Amendments; Survival. Administrative Agent and Lenders shall be entitled to amend (whether pursuant to a separate intercreditor agreement or otherwise) any of the terms, conditions or agreements set forth in Article 8 or as to any other matter in the Loan Documents respecting the required number of Lenders to approve or disapprove any matter or to take or refrain from taking any action, without the consent of Borrower or any other Person or the execution by Borrower or any other

Person of any such amendment or intercreditor agreement so long as such amendments do not alter any of Borrower’s rights or obligations under this Agreement or any of the other Loan Documents or otherwise alter the economic terms of the Loan or the Loan Documents in any manner (it being understood that any amendment of any other provision herein or in the other Loan Documents shall not be effective unless signed in writing by Borrower or Guarantor, as applicable). Subject to the foregoing, Administrative Agent may amend or waive any provision of this Agreement or any other Loan Document, or consent to any departure by any party to the Loan Documents therefrom which amendment, waiver or consent is intended to be within Administrative Agent’s discretion or determination, or otherwise in Administrative Agent’s reasonable determination shall not have a Material Adverse Effect; provided, however, that otherwise no such amendment, waiver or consent shall be effective unless in writing, signed by the Required Lenders and Borrower or the applicable party to the Loan Documents, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.2), without the written consent of such Lender (it being understood that a waiver of an Event of Default shall not constitute an extension or increase in any Lender’s Commitment);

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any portion of the Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that Administrative Agent may waive any obligation of Borrower to pay interest at the Default Rate and/or late charges for periods of up to thirty (30) days, and only the consent of the Required Lenders shall be necessary to waive any obligation of Borrower to pay interest at the Default Rate or late charges thereafter, or to amend the definition of “Default Rate” or “late charges”;

(d) change the percentage of the combined Commitments or of the aggregate unpaid principal amount of the Loan which is required for the Lenders or any of them to take any action hereunder, without the written consent of each Lender;

(e) change the definition of “Pro Rata Share” or “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) amend this Section 9.8, or Section 9.7, without the written consent of each Lender;

(g) release the liability of Borrower or any existing Guarantor without the written consent of each Lender;

(h) permit the sale, transfer, pledge, mortgage or assignment of any Loan collateral or any direct or indirect interest in Borrower, except as expressly permitted under the Loan Documents, without the written consent of each Lender; or

(i) transfer or release any lien on any collateral for the Loan (except as expressly required or permitted by the Loan Documents), or after foreclosure or other acquisition of title by Administrative Agent on behalf of the Lenders transfer or sell, any Loan collateral except as permitted in Section 8.10, without the prior written consent of each Lender, and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

This Agreement shall continue in full force and effect until the Indebtedness is paid in full and all of Administrative Agent’s and Lenders’ obligations under this Agreement are terminated; and all representations and warranties and all provisions herein for indemnity of the Indemnitees, Administrative Agent and Lenders (and any other provisions herein specified to survive) shall survive the resignation or removal of Administrative Agent, any assignment of rights by, or the replacement of, any Lender, the termination of the Commitments, the termination of this Agreement and the repayment, satisfaction or discharge of all other Obligations.

9.9 Several Obligations; No Liability; No Release. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, (a) the obligations of Lenders hereunder to make Loan advances and to make payments pursuant to Sections 8.7 and 8.12 are several and not joint and (b) such obligations are and shall remain the several, and not joint, obligations of Lenders despite that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Administrative Agent in its capacity as such, and not by or in favor of Lenders. The failure of any Lender to make any Loan advance or to make any payment under Section 8.7 or 8.12 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan advance or to make its payment under Section 8.7 or 8.12. Except as may be specifically provided in this Agreement, no Lender shall have any liability for the acts of any other Lender. No Lender shall be responsible to Borrower or any other Person to take any action on behalf of another Lender hereunder. In furtherance of the foregoing, Lenders shall comply with their obligations under the Loan Documents, including the obligations to make payments pursuant to Sections 8.7 and 8.12 regardless of (i) the occurrence of any Event of Default hereunder or under any Loan Document; (ii) any failure of consideration, absence of consideration, misrepresentation, fraud, or any other event, failure, deficiency, breach or irregularity of any nature whatsoever in the Loan Documents; or (iii) any bankruptcy, insolvency or other like event with regard to Borrower or Guarantor. Such obligations of Lenders are in all regards independent of any claims between Administrative Agent and any Lender. Except as otherwise provided herein, Borrower shall only be required to deliver notices and requests to Administrative Agent. Borrower may rely conclusively on the actions of Administrative Agent to bind each Lender, notwithstanding that the particular action in question may, pursuant to this Agreement or any separate agreement among Administrative Agent and the Lenders be subject to the consent or direction of some or all of the Lenders.

9.10 Costs and Expenses. Without limiting any Loan Document and to the extent not prohibited by applicable Laws, Borrower shall pay when due, shall reimburse to Administrative Agent for the benefit of itself and Lenders within ten (10) Business Days after demand and shall indemnify Administrative Agent and Lenders from, all reasonable third-party out-of-pocket fees, costs, and expenses paid or incurred by Administrative Agent in connection with the negotiation, preparation and execution of this Agreement and the other Loan Documents (and any amendments, approvals, consents, waivers and releases requested, required, proposed or done from time to time), or in connection with the disbursement, administration or collection of the Loan or the enforcement of the obligations of Borrower or the exercise of any right or remedy of Administrative Agent, including (a) all reasonable out-of-pocket fees and expenses of Administrative Agent’s counsel; (b) fees and charges of inspector and engineer engaged by Administrative Agent; (c) appraisal, re-appraisal and survey costs; (d) title insurance charges and premiums; (e) title search or examination costs, including abstracts, abstractors’ certificates and UCC searches; (f) judgment and tax lien searches for Borrower and each Guarantor; (g) escrow fees; (h) fees and costs of environmental investigations, site assessments and remediations; (i) recordation taxes, documentary taxes, transfer taxes and mortgage taxes; and (j) filing and recording fees. Borrower shall pay all reasonable out-of-pocket costs and expenses incurred by Administrative Agent, including reasonable attorneys’ fees, if the obligations or any part thereof are sought to be collected by or through an attorney at law, whether or not involving probate, appellate or administrative proceedings or proceedings under any Debtor Relief Law. Borrower shall pay all reasonable out-of-pocket costs and expenses of complying with the Loan Documents. Borrower’s obligations under this Section shall survive the delivery of the Loan Documents, the making of advances, the repayment, satisfaction or discharge of all other Obligations, the termination of the Commitments, the resignation or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this

Agreement, the release or reconveyance of any of the Loan Documents, the foreclosure of the Mortgage or conveyance in lieu of foreclosure, any proceeding under any Debtor Relief Law, and any other event whatsoever. Borrower acknowledges that Administrative Agent may receive a benefit, including a discount, credit or other accommodation, from Administrative Agent’s counsel based on the fees such counsel may receive on account of such counsel’s relationship with Administrative Agent, including fees paid in connection with this Agreement. Notwithstanding anything to the contrary herein, Borrower shall not be liable for any base monthly servicing fees due to any servicer on account of the day to day, routine servicing of the Loan, or for the payment of any costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Administrative Agent.

9.11 Replacement of Lenders. If Borrower is entitled to replace a Lender pursuant to the provisions of Section 2.7, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.4), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.1 and 2.5) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Section 9.4(b);

(b) such Lender shall have received payment of any amount equal to the outstanding principal of its Loan advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.6) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 2.5 or payments required to be made pursuant to Section 2.1, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

9.12 Further Assurances. Borrower will, upon Administrative Agent’s reasonable request: (a) promptly correct any defect, error or omission in any Loan

Document; (b) execute, acknowledge, deliver, procure, record or file such further instruments and do such further acts as Administrative Agent deems necessary, desirable or proper to carry out the purposes of the Loan Documents and to identify and subject to the liens and security interest of the Loan Documents any property intended to be covered thereby, including any renewals, additions, substitutions, replacements, or appurtenances to the Property; (c) execute, acknowledge, deliver, procure, file or record any document or instrument Administrative Agent reasonably deems necessary, desirable, or proper to protect the liens or the security interest under the Loan Documents against the rights or interests of third persons; and (d) provide such certificates, documents, reports, information, affidavits and other instruments and do such further acts reasonably deemed necessary, desirable or proper by Administrative Agent or any Lender to comply with the requirements of any Governmental Authority having jurisdiction over Administrative Agent or such Lender. In addition, at any time, and from time to time, upon reasonable request by Administrative Agent or any Lender, Borrower will, at Borrower’s expense, provide any and all further instruments, certificates and other documents as may, in the reasonable opinion of Administrative Agent or such Lender, be necessary or desirable in order to verify Borrower’s identity and background in a manner satisfactory to Administrative Agent or such Lender.

9.13 Inducement to Lenders. The representations, warranties, covenants, and agreements contained in this Agreement and the other Loan Documents (a) are made to induce Lenders to make the Loan and extend any other credit to or for the account of Borrower pursuant hereto, and Administrative Agent and Lenders are relying thereon, and will continue to rely thereon, and (b) shall survive any foreclosure, any conveyance (or assignment) in lieu of foreclosure, or any proceedings under any Debtor Relief Law involving Borrower, Guarantor or the Property.

9.14 [Intentionally Omitted].

9.15 Interpretation. References to Articles, Sections, and Exhibits are, unless specified otherwise, references to articles, sections and exhibits of this Agreement. Captions and headings in the Loan Documents are for convenience only and shall not affect the construction of the Loan Documents. All references (a) to the Loan Documents are to the same as extended, amended, restated, supplemented or otherwise modified from time to time unless expressly indicated otherwise, and (b) to the Land, the Improvements or the Property shall mean all or any portion of each of the foregoing, respectively. References to “Dollars,” “$,” “money,” “payments” or other similar financial or monetary terms are references to lawful money of the United States of America. Words of any gender shall include each other gender. Words in the singular shall include the plural and words in the plural shall include the singular. References to Borrower or Guarantor shall mean, each Person comprising same, jointly and severally. The words “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” shall refer to this entire Agreement (including the attached exhibits) and not to any particular Article, Section, paragraph or provision. The terms “agree” and “agreements” mean and include “covenant” and “covenants”.

The words “include” and “including” shall be interpreted as if followed by the words “without limitation”.

9.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each Guarantor acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent, Arranger, and the Lenders are arm’s-length commercial transactions between Borrower, each Guarantor and their respective Affiliates, on the one hand, and Administrative Agent, Arranger, and the Lenders, on the other hand, (B) each of Borrower and Guarantor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower and each Guarantor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Administrative Agent, Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, any Guarantor or any of their respective Affiliates, or any other Person and (B) neither Administrative Agent, Arranger nor any Lender has any obligation to Borrower, any Guarantor or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent, Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the Guarantor and their respective Affiliates, and neither Administrative Agent, Arranger, nor any Lender has any obligation to disclose any of such interests to Borrower, any Guarantor or any of their respective Affiliates. Nothing contained in the Loan Documents, and no action taken or omitted pursuant to the Loan Documents, is intended or shall be construed to create any partnership, joint venture, association or special relationship between Borrower and Administrative Agent or any Lender or in any way make Administrative Agent or any Lender a co-principal with Borrower with reference to the Property or otherwise. In no event shall Administrative Agent’s or Lenders’ rights and interests under the Loan Documents be construed to give Administrative Agent or any Lender the right to control, or be deemed to indicate that Administrative Agent or any Lender is in control of, the business, properties, management or operations of Borrower.

9.17 Usury. It is expressly stipulated and agreed to be the intent of Borrower, Administrative Agent and Lenders at all times to comply with applicable state Law or applicable United States federal Law (including to the extent that it permits a Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state Law), and that this Section shall control every other covenant and agreement in this Agreement, the Note and the other Loan Documents. If applicable state or federal Law should at any time be judicially interpreted so as to render usurious any amount called for under any of the Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Loan, or if Administrative

Agent’s exercise of the option to accelerate the Maturity Date, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable Law, then it is Administrative Agent’s and each Lender’s express intent that all excess amounts theretofore collected by Administrative Agent or any Lender shall be credited on the Principal Debt and all other Indebtedness and the provisions of the Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable Law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lenders for the use, forbearance, or detention of the Loan shall, to the extent permitted by applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding. Without limitation of the foregoing, if Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Principal Debt or, if it exceeds such unpaid Principal Debt, refunded to Borrower.

9.18 [Intentionally Omitted].

9.19 Dispute Resolution Provision. This Section is referred to as the “Dispute Resolution Provision.” Administrative Agent, Lenders and Borrower (and any other party to this Agreement) agree that this Dispute Resolution Provision is a material inducement for their entering into this Agreement.

(a) This Dispute Resolution Provision concerns the resolution of any disputes, controversies, claims, counterclaims, allegations of liability, theories of damage, or defenses (collectively, a “Claim” or “Claims”) between Administrative Agent or any Lender, on the one hand, and Borrower and/or any obligor, on the other hand (each side being, for the purposes of this Dispute Resolution Provision, a “Party” and the two sides together being the “Parties”), regardless of whether based on federal, state, or local law, statute, ordinance, regulation, contract, common law, or any other source, and regardless of whether foreseen or unforeseen, suspected or unsuspected, or fixed or contingent at the time of this Agreement, including but not limited to Claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement. For purposes of this Dispute Resolution Provision only, the terms “Lender” or “Party” or “Parties” (to the extent referring to or including Lender) shall include any parent corporation, subsidiary or affiliate of Lender, and the terms “Borrower” or “Party” or “Parties” (to the extent referring to or including Borrower) shall include any parent corporation, subsidiary or affiliate of Borrower, as applicable.

(b) The Parties agree that at the request of any Party to this Agreement, any Claim shall be resolved by binding arbitration. The Claims shall be governed by the Laws of the State of North Carolina without regard to its conflicts of law principles. The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. (the “Federal Arbitration Act”), shall apply to the construction, interpretation, and enforcement of this Dispute Resolution Provision, as well as to the confirmation of or appeal from any arbitration award.

(c) Arbitration proceedings will be determined in accordance with the Federal Arbitration Act, the then-current Commercial Finance rules and procedures of the American Arbitration Association or any successor thereof (“AAA”) (or any successor rules for arbitration of financial services disputes), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. The arbitration shall be administered by the Parties and not the AAA and shall be conducted, unless otherwise required by Law, at a location selected solely by Administrative Agent in any U.S. state where real or tangible personal property collateral for this credit is located or where Borrower has a place of business. If there is no such state, Administrative Agent shall select a location in the state specified in the governing law section of this Agreement.

(d) If aggregate Claims are One Million Dollars ($1,000,000) or less:

(i) All issues shall be heard and determined by one neutral arbitrator. The arbitrator shall have experience with commercial financial services disputes and, if possible, prior judicial experience, and shall be selected pursuant to the AAA “Arbitrator Select: List and Appointment” process, to be initiated by Administrative Agent. If the AAA “Arbitrator Select: List and Appointment” process is unavailable, Administrative Agent shall initiate any successor process offered by the AAA or a similar process offered by any other nationally recognized alternative dispute resolution organization.

(ii) Unless the arbitrator has a dispositive motion under advisement or unforeseeable and unavoidable conflicts arise (as determined by the arbitrator), all arbitration hearings shall commence within ninety (90) days of the appointment of the arbitrator, and under any circumstances the award of the arbitrator shall be issued within one hundred twenty (120) days of the appointment of the arbitrator.

(iii) A Party shall be entitled to take no more than two (2) fact depositions, one or both of which may be taken in accordance with Fed. R. Civ. P. 30(b)(6), plus depositions of any experts designated by the other Party, each of seven (7) hours or less, during pre-hearing discovery.

(iv) There shall be no written discovery requests except a Party may serve document requests on the other Party not to exceed twenty (20) in number, including subparts. The requests shall be served within forty-five (45) days of the appointment of the arbitrator and shall be responded to within twenty-one (21) days of service.

(e) If aggregate Claims exceed One Million Dollars ($1,000,000):

(i) The issues shall be heard and determined by one neutral arbitrator selected as above unless either Party requests that all issues be heard and determined by three (3) neutral arbitrators. In that event, each Party shall select an arbitrator with experience with commercial financial services disputes, and the two arbitrators shall select a third arbitrator, who shall have prior judicial experience. If the arbitrators cannot agree, the third arbitrator shall be selected pursuant to the AAA “Arbitrator Select: List and Appointment” process, to be initiated by Administrative Agent.

(ii) Unless the arbitrator(s) have a dispositive motion under advisement or other good cause is shown (as determined by the arbitrator(s)), all arbitration hearings shall commence within one hundred twenty (120) days of the appointment of the arbitrator(s), and under any circumstances the award of the arbitrator(s) shall be issued within one hundred eighty (180) days of the appointment of the arbitrator(s).

(iii) A Party shall be entitled to take no more than five (5) fact depositions, one or more of which may be taken in accordance with Fed. R. Civ. P. 30(b)(6), plus depositions of any experts designated by the other Party, each of seven (7) hours or less, during pre-hearing discovery.

(iv) There shall be no written discovery requests except a Party may serve document requests on the other Party not to exceed thirty (30) in number, including subparts. The requests shall be served within forty-five (45) days of the appointment of the arbitrator(s) and shall be responded to within twenty-one (21) days of service.

(f) Where a Party intends to rely upon the testimony of an expert on an issue for which the Party bears the burden of proof, the expert(s) must be disclosed within thirty (30) days following the appointment of the arbitrator(s), including a written report in accordance with Fed. R. Civ. P. 26(a)(2)(B). The arbitrator(s) shall exclude any expert not disclosed strictly in accordance herewith. The other Party shall have the right within thirty (30) days thereafter to take the deposition of the expert(s) (upon payment of the expert’s reasonable fees for the in-deposition time), and to identify rebuttal expert(s), including a written report in accordance with Fed. R. Civ. P. 26(a)(2)(B).

(g) The arbitrator(s) shall consider and rule on motions by the Parties to dismiss for failure to state a claim; to compel; and for summary judgment, in a manner substantively consistent with the corresponding Federal Rules of Civil Procedure. The arbitrator(s) shall enforce the “Apex” doctrine with regard to requested depositions of high-ranking executives of both Parties. The arbitrator(s) shall exclude any Claim not asserted within thirty (30) days following the demand for arbitration. This shall not prevent a Party from revising the calculation of damages on any existing theory. All discovery shall close at least one (1) week before any scheduled hearing date, and all hearing exhibits shall have been exchanged by the same deadline or they shall not be given weight by the arbitrator(s).

(h) The arbitrator(s) will give effect to applicable statutes of limitations in determining any Claim and shall dismiss the Claim if it is barred by the statutes of limitations. For purposes of the application of any statutes of limitations, the service of a written demand for arbitration or counterclaim pursuant to the notice section of this Agreement is the equivalent of the filing of a lawsuit. At the request of any Party made at any time, including at confirmation of an award, the resolution of a statutes of limitations defense to any Claim shall be decided de novo by a court of competent jurisdiction rather than by the arbitrator(s). Otherwise, any dispute concerning this Dispute Resolution

Provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as otherwise set forth in this Dispute Resolution Provision.

(i) The arbitrator(s) shall have the power to award legal fees and costs relating to the arbitration proceeding and any related litigation or arbitration, pursuant to the terms of this Agreement. The arbitrator(s) shall provide a written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(j) This Dispute Resolution Provision does not limit the right of any Party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights; or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(k) The filing of a court action is not intended to constitute a waiver of the right of any Party, including the suing Party, thereafter to require submittal of the Claims to arbitration.

(l) Any arbitration or court trial (whether before a judge or jury) of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). THE CLASS ACTION WAIVER PRECLUDES ANY PARTY FROM PARTICIPATING IN OR BEING REPRESENTED IN ANY CLASS OR REPRESENTATIVE ACTION REGARDING A CLAIM. Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The Parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the Parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the Parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. THE PARTIES ACKNOWLEDGE AND AGREE THAT UNDER NO CIRCUMSTANCES WILL A CLASS ACTION BE ARBITRATED.

(m) The arbitration proceedings shall be private. All documents, transcripts, and filings received by any Party shall not be disclosed by the recipient to any third parties other than attorneys, accountants, auditors, and financial advisors acting in the course of their representation, or as otherwise ordered by a court of competent jurisdiction. Any award also shall be kept confidential, although this specific requirement shall be void once the award must be submitted to a court for enforcement. The Parties agree that injunctive relief, including a temporary restraining order, from a trial court is the appropriate relief for breach of this Subsection, and they waive any security or the posting of a bond as a requirement for obtaining such relief.

(n) By agreeing to binding arbitration, the Parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore,

without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the Parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

9.20 No Delays; Defaults. No delay or omission of Administrative Agent or Lenders to exercise any right, power or remedy accruing upon the happening of an Event of Default shall impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default or any acquiescence therein. No delay or omission on the part of Administrative Agent or Lenders to exercise any option for acceleration of the maturity of the Indebtedness, or for foreclosure of the Mortgage following any Event of Default as aforesaid, or any other option granted to Administrative Agent and Lenders hereunder in any one or more instances, or the acceptances by Administrative Agent or Lenders of any partial payment on account of the Obligations, shall constitute a waiver of any such Event of Default, and each such option shall remain continuously in full force and effect. No remedy herein conferred upon or reserved to Administrative Agent and/or Lenders is intended to be exclusive of any other remedies provided for in any Note or any of the other Loan Documents, and each and every such remedy shall be cumulative, and shall be in addition to every other remedy given hereunder, or under any Note or any of the other Loan Documents, or now or hereafter existing at Law or in equity or by statute. Every right, power and remedy given to Administrative Agent and Lenders by this Agreement, any Note or any of the other Loan Documents shall be concurrent, and may be pursued separately, successively or together against Borrower, Guarantor, any other Person liable for any part of the Obligations, the Property, or any other Property, and every right, power and remedy given by this Agreement, any Note or any of the other Loan Documents may be exercised from time to time as often as may be deemed expedient by the Required Lenders. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Administrative Agent and Lenders hereunder or thereunder or at Law or in equity.

9.21 USA Patriot Act; Beneficial Ownership Regulation. Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notify Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), they are required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower, a Beneficial Ownership Certification, and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. Borrower shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

9.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable;

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

9.23 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guaranty, mortgage, or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

9.24 Online Banking Portal. Borrower hereby represents and warrants to Administrative Agent and each Lender that each individual identified as an Authorized Signer in the Borrower’s Instruction Certificate has the power and authority to delegate, to one or more Authorized Portal Users, the power and authority to utilize and perform any and all Online Facility Transactions available to Borrower from time to time under any Online Banking Portal based on the terms of this Agreement and the Online Portal Agreements, and to bind Borrower with respect to any and all Online Facility Transactions performed on behalf of Borrower on such Online Banking Portal by such Authorized Portal Users. Administrative Agent may rely, without further investigation, upon the foregoing representation and warranty by Borrower, and Administrative Agent shall not be responsible for any Online Facility Transactions or other actions taken by any Authorized Portal Users in connection with the Online Banking Portal. Additionally, Administrative Agent shall not be responsible to Borrower, any Lender or any other Person for any loss, claim, liability, damage, cost or expense resulting from, related to, arising from or caused by any Online Facility Transactions or other actions by any Authorized Portal Users on the Online Banking Portal. Any Online Portal Agreements delivered to Administrative Agent that are signed by an Authorized Signer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower, and each Authorized Portal User shall be conclusively presumed to have acted on behalf of such Borrower. In the event of any conflict between the Online Portal Agreements and this Agreement, the terms of this Agreement shall control.

9.25 Entire Agreement. The Loan Documents constitute the entire understanding and agreement between and among Borrower, Administrative Agent and Lenders with respect to the transactions arising in connection with the Loan, and supersede all prior written or oral understandings and agreements between and among Borrower, Administrative Agent and Lenders with respect to the matters addressed in the Loan Documents. In particular, and without limitation, the terms of any commitment letter, letter of intent or quote letter by Administrative Agent or any Lender to make the Loan are merged into the Loan Documents, as applicable. Neither Administrative Agent nor any Lender has made any commitments to extend the term of the Loan past its stated maturity date or to provide Borrower with financing except as set forth in the Loan Documents. Except as incorporated in writing into the Loan Documents, there are not, and were not, and no Persons are or were authorized by Administrative Agent or any Lender to make, any representations, understandings, stipulations, agreements or promises, oral or written, with respect to the matters addressed in the Loan Documents.

BORROWER FURTHER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY OR ON BEHALF OF ADMINISTRATIVE AGENT OR LENDERS WITH RESPECT TO THIS AGREEMENT, THE NOTE OR OTHERWISE IN RESPECT OF THE LOAN, ANY AND EVERY RIGHT BORROWER MAY HAVE TO (X) INJUNCTIVE RELIEF, (Y) INTERPOSE ANY COUNTERCLAIM THEREIN, OTHER THAN A COMPULSORY COUNTERCLAIM, AND (Z) HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING. NOTHING CONTAINED IN THE IMMEDIATELY PRECEDING SENTENCE SHALL PREVENT OR PROHIBIT BORROWER FROM INSTITUTING OR MAINTAINING A SEPARATE ACTION AGAINST ADMINISTRATIVE AGENT OR LENDERS WITH RESPECT TO ANY ASSERTED CLAIM.

9.26 Limitation on Liability. To the fullest extent permitted by applicable Law, Borrower shall not assert, and Borrower hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, incidental, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee.

9.27 Third Parties; Benefit. All conditions to the obligation of Lenders or Administrative Agent to make advances hereunder are imposed solely and exclusively for the benefit of Lenders, Administrative Agent and their assigns and no other Persons shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lenders or Administrative Agent will refuse to make advances in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be the beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lenders or Administrative Agent at any time in the sole and absolute exercise of their discretion. Subject to Section 8.14, the provisions of this Agreement and, except to the extent expressly set forth therein, each other Loan Document, are for the sole benefit of Administrative Agent, Lenders and Borrower, and no other Person shall have any right or cause of action on account thereof or interest therein.

9.28 Other Transactions. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees, and acknowledges Guarantor’s and Borrower’s other Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, and the Lenders are arm’s-length commercial transactions between Borrower, Guarantor and their respective Affiliates, on the one hand, and Administrative Agent, the Arranger, and the Lenders, on the other hand, (ii) each of Borrower and Guarantor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of Borrower and Guarantor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) Administrative Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, Guarantor or any of their respective Affiliates, or any other Person and (ii) neither Administrative Agent, the Arranger, nor any Lender has any obligation to Borrower, Guarantor or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) Administrative Agent, the Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, Guarantor and their respective Affiliates, and neither Administrative Agent, the Arranger, nor any Lender has any obligation to disclose any of such interests to Borrower, Guarantor or any of their respective Affiliates. To the fullest extent permitted by law, each of Borrower and Guarantor hereby waives and releases any claims that it may have against Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

9.29 Additional Representations.

(a) On each date on which a Swap Transaction is entered into, Borrower will be deemed to represent to Administrative Agent and Lenders that Borrower is a Qualified ECP Borrower (or if any Affiliate of Borrower entered into such interest rate Swap Transaction, that each such Affiliate is a Qualified ECP Borrower (assuming for this purpose only that such Affiliate was a “Borrower” hereunder)

(b) On each date on which a Swap Transaction is entered into, each guarantor, if any, of Borrower’s (or any such Affiliate’s) Swap Obligations that are included as part of the indebtedness and/or obligations the payment and/or performance of which are guaranteed by such guarantor is an “eligible contract participant,” as such term is defined in the Commodity Exchange Act.

9.30 Exculpation. Notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, and except for Guarantor’s obligations under the Carveout Guaranty and the Environmental Indemnity, no direct or indirect member, shareholder, or partner of Borrower or of any of its direct or indirect constituents, and no employee, officer, director, trustee or other natural person employed or engaged by any of the foregoing, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any of the Loan Documents, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and each of Administrative Agent and Lender on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

IN WITNESS WHEREOF, THIS AGREEMENT IS EXECUTED AND DELIVERED AS OF THE DATE FIRST ABOVE WRITTEN.

Borrower’s Address for Notices:

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

Attention: Constantine M. Dakolias

Telephone: (212) 798-6100

Facsimile: (646) 224-8716

with a copy to:

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

Attention: General Counsel

Telephone: (212) 515-7745

Facsimile: (646) 224-8716

Email: gc.credit@fortress.com

with a copy to:

c/o Fortress Investment Group

11611 San Vicente, 10th Floor
Los Angeles, California 90049

Attention: William Turner

Telephone: (310) 228-3017

Facsimile: (310) 228-3031

Email: wturner@fortress.com

with a copy to:

DAIN TORPY

Dain, Torpy, Le Ray, Wiest & Garner, P.C.

175 Federal Street, 15th Floor

Boston, Massachusetts 02110 Email: tpecci@daintorpy.com

BORROWER: FNLR PRINT LLC, a Delaware limited liability company By:/s/ William Turner Name: William Turner Title: Authorized Signatory

[Signature Page to Loan Agreement -
Pokémon – Acquisition Financing]

Borrower’s Federal Tax Identification Number: 92-1584799 Borrower’s Organizational Identification Number: 10412865

[Signature Page to Loan Agreement -
Pokémon – Acquisition Financing]

BANK OF AMERICA, N.A., a national banking association, individually as Administrative Agent, and a Lender By: /s/ Christopher Wilson Name: Christopher Wilson Title: Senior Vice President

[Signature Page to Loan Agreement -
Pokémon – Acquisition Financing]

EXHIBIT B

DEFINITIONS AND FINANCIAL STATEMENTS

1. DEFINITIONS: As used in this Agreement and the attached exhibits, the following terms shall have the following meanings:

“AAA” has the meaning set forth in Section 7.19(c).

“Acceptable LLC” means a member-managed limited liability company that complies with Exhibit P and has only one member.

“Additional Financial Reporting” means such additional information, reports and statements respecting the Property and the Improvements, or the business operations and financial condition of each reporting party, as Administrative Agent may reasonably request.

“Administrative Agent” means Bank of America (or any of its designated branch offices or affiliates) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent Advances” has the meaning set forth in Section 8.12(a).

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on the Schedule of Lenders, or such other address or account as Administrative Agent hereafter may from time to time notify Borrower and Lenders.

“Administrative Agent’s Time” means the time of day observed in the city where Administrative Agent’s Office is located.

“Administrative Questionnaire” means an Administrative Questionnaire in a form approved by Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning set forth in Section 9.2.7(c).

“Aggregate Commitments” means the Commitments of all Lenders.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement, and includes all exhibits attached hereto and referenced in Section 1.1.

“Applicable Authority” means (a) with respect to SOFR, the SOFR Administrator or any Governmental Authority having jurisdiction over Administrative Agent or the SOFR Administrator with respect to its publication of SOFR, in each case, acting in such capacity and (b) with respect to Monthly SOFR, CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over Administrative Agent or such administrator with respect to its publication of Monthly SOFR, in each case, acting in such capacity.

“Applicable Similar Law” has the meaning set forth in Section 6.21.

“Approved Appraisal” means, an MAI appraisal that is (a) compliant with Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and the Uniform Standards of Professional Appraisal Practice, (b) based upon assumptions acceptable to Administrative Agent, (c) in form and substance reasonably acceptable to Administrative Agent, and (d) prepared by an independent appraisal firm engaged by and otherwise reasonably acceptable to Administrative Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” BofA Securities, Inc., in its capacity as sole lead arranger and sole bookrunner.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit F.

“Assignment of Leases and Rents” means, individually and collectively, each (i) the Assignment of Leases and Rents, dated as of the Closing Date and (ii) any other Assignment of Leases and Rents, in each case, by Borrower in favor of Administrative Agent for the benefit of the Lenders, securing repayment of the Indebtedness and Borrower’s performance of its other obligations to Administrative Agent and Lenders under the Loan Documents, as amended, modified, supplemented, restated, replaced, extended or renewed from time to time.

“Assumed Interest Rate” means the greatest of: (a) the actual interest rate then in effect on the principal amounts outstanding under this Agreement as of the last day of the applicable Calculation Period; (b) the annual rate of interest payable as of the last day of the applicable Calculation Period on ten (10) year United States Treasury obligations plus two and one-half percent (2.50%); and (c) seven percent (7.00%) per annum.

“Authorized Person” means any representative of Borrower duly designated by Borrower in accordance with Borrower’s Instruction Certificate, authorized to bind Borrower requesting disbursements of Loan proceeds.

“Authorized Portal User” means any and all individuals to whom access to an Online Banking Portal is granted, whether (a) by such individual being designated as an authorized user (or other applicable designation) of such Online Banking Portal as set forth in the Online Portal

Agreements, or (b) by such individual utilizing log-in credentials of an authorized user (or other applicable designation) of such Online Banking Portal, or (c) in any other manner pursuant to the terms of the Online Portal Agreements.

“Authorized Signer” means any representative of Borrower duly designated by Borrower as such in the Borrower’s Instruction Certificate, authorized in accordance with the governing documents of Borrower and all applicable Laws to: (a) bind Borrower and to act for Borrower for all purposes in connection with the Loan, including but not limited to, requesting disbursements of Loan proceeds, requesting interest rate changes, obtaining information pertaining to the Loan, requesting any action under the Loan Documents, providing any certificates, and appointing and changing any Authorized Persons; and (b) delegate his/her authority to any Authorized Portal User solely to allow such Authorized Portal Users to perform Online Facility Transactions on any Online Banking Portal in accordance with the terms of this Agreement and the Online Portal Agreements. Authorized Signer includes, as to Borrower, any individual who is an Authorized Signer of a Controlling Entity of Borrower.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy” has the meaning set forth in Section 7.1(q).

“Bankruptcy Code” means Title 11 of the United States Code, as in effect from time to time.

“Base Rate” means, on any day, a fluctuating rate per annum equal to the lesser of (x) the Maximum Rate, and (y) the Base Rate Margin plus the highest of: (a) the Federal Funds Rate for that day plus ½ of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “Prime Rate,” or (c) one percent (1.00%).

“Base Rate Margin” means ninety hundredths percent (0.90%) per annum.

“Base Rate Principal” means, at any time, the Principal Debt minus the portion, if any, of such Principal Debt which is Monthly SOFR Principal.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” has the meaning set forth in Section 9.21.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” has the meaning set forth in the introductory paragraph of this Agreement.

“Borrower’s Casualty Account” shall be a deposit account established at Administrative Agent in the name of Borrower and shall be assigned the federal tax identification number of Borrower.

“Borrower Detail Form” means Borrower’s detail form provided in the form attached hereto as Exhibit R.

“Borrower Materials” has the meaning set forth in Section 9.2.6(b).

“Borrower’s Instruction Certificate” means a certificate provided by or on behalf of Borrower in the form attached hereto as Exhibit Q, designating certain Authorized Persons and Authorized Signers as set forth therein.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located.

“Business Plan” has the meaning set forth in Section 8.10(c).

“Calculation Period” means the immediately preceding twelve (12) month period ending on any Determination Date.

“Carveout Guaranty” means the Guaranty Agreement of even date herewith executed by Guarantor for the benefit of Administrative Agent, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified.

“Cash Management Account” means an interest bearing Eligible Account at Administrative Agent, together with all sub-accounts thereof.

“Cash Sweep Event” shall mean the occurrence of any of a DSCR Trigger Event.

“Cash Sweep Event Cure” shall mean (i) the determination by Administrative Agent that the Debt Service Coverage Ratio equals or exceeds, for two (2) consecutive calendar quarters after the Cash Sweep Event, (a) 1.10 to 1.00 or (ii) if Borrower makes a prepayment of the Loan in accordance with Section 1.5 in an amount equal to such amount as would cause the Debt Service Coverage Ratio, recalculated taking into account the outstanding principal amount of the Loan immediately upon giving effect to said prepayment, to be not less than 1.10 to 1.00 and pays all sums, and takes all other actions, required pursuant to Section 1.5 in connection with such prepayment,; provided, however, that any such Cash Sweep Event Cure shall be subject to the following conditions, (A) no Event of Default shall have occurred and be continuing under this Agreement or any of the other Loan Documents, and (B) Borrower shall have paid all of Administrative Agent’s reasonable expenses incurred in connection with such Cash Sweep Event and such Cash Sweep Event Cure including, without limitation, reasonable attorneys’ fees and expenses.

“Cash Sweep Period” shall mean each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the date of the Cash Sweep Event Cure of such Cash Sweep Event, or (b) the day on which payment in full of all principal and interest on the Loan and all other amounts payable under the Loan Documents has been made in accordance with the terms and provisions of the Loan Documents.

“Casualty” means any act or occurrence of any kind or nature that results in damage, loss or destruction to the Property.

“Casualty Proceeds Deposit Threshold” has the meaning set forth in Section 4.8(c).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any applicable Law, (b) any change in any applicable Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Civil Asset Forfeiture Reform Act” means the Civil Asset Forfeiture Reform Act of 2000 (18 U.S.C. Sections 983 et seq.), as amended from time to time, and any successor statute.

“Claim” or “Claims” has the meaning set forth in Section 7.19(a).

“Class Action Waiver” has the meaning set forth in Section 7.19(l).

“Closing Date” means the date of this Agreement.

“CME” means CME Group Benchmark Administration Limited.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, as to each Lender, its obligation to advance its Pro Rata Share of the Loan in an aggregate principal amount not exceeding the amount set forth opposite such

Lender’s name on the Schedule of Lenders at any one time outstanding, as such amount may be reduced or adjusted from time to time in accordance with this Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” has the meaning set forth in Section 9.2.2.

“Condemnation” means any taking of title to, use of, or any other interest in the Property under the exercise of the power of condemnation or eminent domain, whether temporarily or permanently, by any Governmental Authority or by any other Person acting under or for the benefit of a Governmental Authority.

“Condemnation Awards” means any all judgments, awards of damages (including severance and consequential damages), payments, proceeds, settlements, amounts paid for a taking in lieu of Condemnation, or other compensation hereafter made, including interest thereon, and the right to receive the same, as a result of, or in connection with, any Condemnation or threatened Condemnation.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Monthly SOFR, as applicable, any conforming changes to the definitions of “Monthly SOFR”, “SOFR” or “Interest Rate Change Date,” timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the reasonable discretion of Administrative Agent, to reflect the adoption and implementation of such applicable rate, and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Constituent Member” means the constituent members or other direct equity owners of a Person.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Substances Act” means the Controlled Substances Act (21 U.S.C. Sections 801 et seq.), as amended from time to time, and any successor statute.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 9.23.

“Credit Party” has the meaning set forth in Section 8.17.

“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on the fifth (5th) U.S. Government Securities Business Day preceding such date by the Federal Reserve Bank of New York’s website (or any successor source) ); provided, however, that if such determination date is not a U.S. Government Securities Business Day, then Daily Simple SOFR means such rate that applied on the first (1st) U.S. Government Securities Business Day immediately prior thereto.

“Debt Service” means the payments of principal and interest that would have been payable under a hypothetical loan during the Calculation Period, assuming: (a) a loan balance equal to the outstanding principal balance of the Loan on the last day of the applicable Calculation Period or, if applicable, assuming the Loan was paid down in accordance with the requirements for releasing any Release Properties; (b) an interest rate equal to the Assumed Interest Rate; and (c) amortization of the aggregate principal indebtedness over a thirty (30) year amortization period.

“Debt Service Coverage Ratio” means, as of any Determination Date, for the applicable Calculation Period, the ratio, as determined by Administrative Agent, of Net Operating Income to Debt Service.

“Debtor Relief Law(s)” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” shall have the meaning set forth in Section 1.4.5.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 8.13.2, any Lender that (a) has failed to (i) fund all or any portion of its advances within two (2) Business Days of the date such advances were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to advances (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrower or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent or Borrower to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 8.13.2) as of the date established therefor by Administrative Agent in a written notice of such determination, which shall be delivered by Administrative Agent to Borrower and each Lender promptly following such determination.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act, as amended from time to time.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Determination Date” means, as applicable, the last day of each reporting period for which Borrower is required, pursuant to the terms of this Agreement, to have provided yearly, half year and/or quarterly financial statements and a compliance certificate in the form attached as Exhibit D to Administrative Agent.

“Disqualified Person” means, as of the time this Agreement requires the determination of whether a Person is a Disqualified Person, any Person or any Related Name (as defined below) which:

(i) is then or has been in monetary or material non-monetary default under any extension of credit by the Reference Lender (as defined below) or any of its Affiliates with respect to which a formal “event of default” has been declared;

(ii) has committed any Bad Act (as defined below);

(iii) has commenced, or been a participant in any legal or other adversarial proceeding (including pursuant to a counterclaim or cross-claim), against the Reference Lender; or

(iv) has been convicted of or is under indictment for a felony.

Notwithstanding anything herein to the contrary, the Reference Lender shall be permitted to waive any fact or circumstance that would cause any Person to be a Disqualified Person, and upon such waiver in writing, such Person shall not constitute a Disqualified Person hereunder. For purposes of this definition:

“Bad Act” means, in relation to any Person, (a) the filing by such Person or any Related Name of a petition for relief under any Debtor Relief Law, (b) the filing against such Person or any Related Name of an involuntary proceeding under any Debtor Relief Law if such Person or any Related Name shall have consented to, or colluded with any other Person to cause, the commencement of such proceeding, (c) the making by such Person or any Related Name of a general assignment for the benefit of creditors, other than with respect to a deed-in-lieu or assignment-in-lieu of foreclosure, (d) the application by such Person or any Related Name for appointment of a receiver, trustee, custodian or liquidator of such Person or any Related Name or its property (other than at the request of any credit provider or any of its Affiliates), (e) in connection with any extension of credit made to such Person or any Related Name, by the Reference Lender or any of its Affiliates, (i) any fraud or willful misconduct on the part of such Person or any Related Name, (ii) any material misrepresentation on the part of such Person or any Related Name, (iii) any intentional physical waste of any material portion of the collateral security for any extension of credit made to such Person or any Related Name or, (f) in connection with any extension of credit made to such Person or any Related Name by the Reference Lender or any of its Affiliates that is (or was) secured by real property, (i) the material misappropriation of (y) any insurance or condemnation proceeds or awards or rents received by it in accordance with the terms of the applicable credit documents or (z) any funds from any account pledged to or for the benefit of the credit provider; (ii) a voluntary transfer of the collateral for such extension of credit or a change in control of such Person or any Related Name that was in violation of the applicable credit documents; or (iii) the commission of any acts by such Person or any Related Name in bad faith to hinder, contest or interfere with the exercise of rights or remedies by the credit provider unless no event of default under such credit then existed.

“Reference Lender” means Bank of America or such other Lender as may be appointed from time to time as the successor Administrative Agent.

“Related Individual” means, (a) in relation to any Person that is an entity, any member of the entity’s board of directors, board of managers or similar governing body, any senior officer of such entity, and any holder of twenty-five percent (25%) or more of the ownership, beneficial, capital or profits interests in such entity and (b) in relation to any Person described in the foregoing clause (a) who is a natural person, members of such Person’s Family. For these purposes, the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, and (iii) any other natural person who is related to the individual within the second degree.

“Related Name” means, in relation to any Person, any Related Individual of such Person, or any Affiliate of such Person or Related Individual, or any Related Individual of such Affiliate (which, for purposes of this definition, shall also include a Person that owns, directly or indirectly, twenty-five percent (25%) or more of the equity interests of the affiliated Person).

“Draw Request” means a properly completed and executed application by Borrower to Administrative Agent in the form of Exhibit C-1, or another format approved by Administrative Agent (including, but not limited to, on an electronic platform or electronic transmission system, or by submission through the Online Banking Portal) setting forth the amount of Net Casualty Proceeds or Net Restoration Award desired.

“DSCR Trigger Event” shall be deemed to have occurred if the Debt Service Coverage Ratio is less than 1.10 to 1.00.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” has the meaning set forth in Section 9.2.2.

“Electronic Record” has the meaning set forth in Section 9.2.2.

“Electronic Signature” has the meaning set forth in Section 9.2.2.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with Bank of America or any other federal or state chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a federally chartered depository institution or trust company acting in its fiduciary capacity is subject to the regulations regarding adversary funds on deposit therein under 12 C.F.R. §9.10(b), and in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account shall not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 9.4(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 9.4(b)(iii)).

“Eligible Institution” means a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A 1+” by S&P, “P 1” by Moody’s and “F 1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “A+” by Fitch and S&P and “Aa3” by Moody’s), or such other depository institution or trust company reasonably approved by Administrative Agent from time to time. Notwithstanding the foregoing, Bank of America shall be an Eligible Institution.

“Environmental Agreement” means the Environmental Indemnity Agreement, dated as of the Closing Date, by and among Borrower, Guarantor and Administrative Agent for the benefit of Lenders and certain other parties, as amended, modified, replaced, restated, extended or renewed from time to time.

“Environmental Assessment” means a written report (including all drafts thereof) of an environmental assessment of the Property of such scope as may be reasonably requested by Administrative Agent, including the taking of soil borings and air and groundwater samples and other above- and below-ground testing, by an engineering firm reasonably acceptable to Administrative Agent and made in accordance with Administrative Agent’s established guidelines.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 7.1.

“Excluded Swap Obligation” means, with respect to any Borrower, any Swap Obligation of another Borrower as to which such Borrower is jointly and severally or otherwise liable pursuant to the terms of this Agreement or any other Loan Document if, and to the extent that, the incurrence of Obligations by such Borrower in respect of such Swap Obligation, or the grant under a Loan Document by such Borrower of a security interest to secure such Swap Obligation (or any guaranty thereof), is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Borrower’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and any other “keepwell, support or other agreement” for the benefit of such Borrower and any and all guarantees of, or other credit support for, Swap Obligations provided by other Borrowers) at the time such Borrower becomes jointly and severally or otherwise liable with respect to such Swap Obligation or grants a security interest to secure same. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Obligations or security interest becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an advance of the Loan or a Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in such advance of the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.7) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.1(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.1(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as in effect on the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreement (and related fiscal or regulatory legislation, or related official rules or practices) implementing the foregoing.

“Federal Arbitration Act” has the meaning set forth in Section 7.19(b).

“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“FEMA” means the Federal Emergency Management Agency or any successor agency.

“Financial Statements” means for Borrower, those financial statements required to be delivered pursuant to Section 2 of this Exhibit B, and for Guarantor, those financial statements required to be delivered pursuant to Section 18 of the Carveout Guaranty. For purposes of this definition and any covenant requiring the delivery of Financial Statements, each party for whom Financial Statements are required is a “reporting party” and a specified period to which the required Financial Statements relate is a “reporting period”. As additional clarification, consolidated financial statements of a Guarantor included in the financial statements of its parent entity shall satisfy the reporting requirements of such Guarantor.

“Fitch” means Fitch Ratings, Inc.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968, (b) the Flood Disaster Protection Act of 1973, and (c) the National Flood Insurance Reform Act of 1994, and any regulation promulgated thereto, and any regulation promulgated thereto, each as amended and together with any successor Law of such type.

“Foreign Lender” means (a) if Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fortress” shall mean Fortress Investment Group LLC.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GC” has the meaning set forth in Section 4.31.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means FNLR OP LP, a Delaware limited partnership.

“Hedge Bank” means any Person in its capacity as a Swap Counterparty.

“Improvements” means all buildings, structures and replacements thereof and other improvements now or hereafter existing, erected or placed on the Land, including all plant, equipment, apparatus, machinery and fixtures of every kind and nature whatsoever forming part of said structures and/or buildings together with any on-site improvements and off-site improvements in any way used or to be used in connection with the use, enjoyment, occupancy or operation of the Land.

“Indebtedness” means the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Administrative Agent or any Lender in respect of the Loan under the Note, this Agreement or the other Loan Documents, including interest and fees that accrue after the commencement by or against Borrower or any other party to a Loan Document or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceedings.

“Indemnified Liabilities” has the meaning set forth in Section 9.1.2.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Insurance Premiums” means those premiums due in connection with any insurance policies required to be maintained by Borrower pursuant to any Loan Document.

“Insurance Proceeds” means the insurance claims under and the proceeds of any and all policies of insurance covering the Property or any part thereof, whether or not such insurance policies are required by Administrative Agent, including interest thereon and all in each case whether now or hereafter existing or arising.

“Interest Rate Change Date” means the first (1st) Business Day of each month.

“Land” means, individually and/or collectively (as the context requires), the real property described in Exhibit A.

“Law” or “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, in each case applicable to the Loan, Administrative Agent, Lenders, Borrower, Guarantor or the Property. With respect to Borrower and the Property, “Law” or “Laws” includes all Laws pertaining to the construction, sale, leasing or use of the Improvements and to access and facilities for handicapped or disabled persons, including without limitation and to the extent applicable, any building codes, the Controlled Substances Act, the Flood Insurance Laws, the Federal Architectural Barriers Act (42 U.S.C. § 4151 et seq.), the Fair Housing Amendments Act of 1988 (42 U.S.C. § 3601 et seq.), the Americans With Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. § 794), each as amended to date and further amended from time to time.

“Lease(s)” means all leases, subleases, license agreements and other occupancy or use agreements (whether oral or written), now or hereafter existing, which cover or relate to the Property or any part thereof, together with all options therefor, amendments thereto and renewals, modifications and guaranties thereof, including any cash, letter of credit or other security for payments and performance of the tenants’ obligations under the Leases, whether such security is to be held until the expiration of the terms of the Leases or applied to one or more of the installments of Rent coming due thereunder, including, for the avoidance of doubt, the Net Lease.

“Lender” or “Lenders” means, singly or collectively, each lender from time to time party to this Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such on the Schedule of Lenders, or such other office or offices as such Lender may from time to time notify Borrower and Administrative Agent.

“Loan” means the loan by Lenders to Borrower, in the amount of ONE HUNDRED ELEVEN MILLION ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($111,100,000.00).

“Loan Documents” means this Agreement, any Note, any Mortgage, any Assignment of Leases and Rents, the Environmental Agreement, any Manager Subordination Agreement, the Carveout Guaranty, any Secured Swap Contract required under Section 1 of Exhibit I and any assignment thereof, and any and all other documents which Borrower, Guarantor or any other party or parties have executed and delivered, or may hereafter execute and deliver, to evidence, secure or guarantee the Obligations, or any part thereof, as the same may from time to time be extended, amended, restated, supplemented or otherwise modified, excluding any Swap Contracts that are not Secured Swap Contracts required under Section 1 of Exhibit I.

“Lockbox Bank” means Bank of America, or any successor Eligible Institution approved or appointed by Administrative Agent.

“Lockbox Account” has the meaning set forth in Section 1.10.1(a).

“Lockbox Agreement” means, individually and collectively, (i) that certain Deposit Account Control Agreement by and among Borrower, Administrative Agent and Lockbox Bank, to be entered into on or prior to February 23, 2026, relating to the operation and maintenance of the Lockbox Account, and (ii) any other Deposit Account Control Agreement by and among Borrower, Administrative Agent and Lockbox Bank, relating to the operation and maintenance of the Lockbox Account, in each of the foregoing cases, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with its terms and the terms of this Agreement.

“Manager” means any manager for the Property engaged by Borrower in accordance with this Agreement, it being acknowledged and agreed that as of the date hereof there is no Manager and Borrower shall not be permitted to appoint a Manager without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed so long as an Event of Default is not continuing).

“Management Agreement” means any management agreement for the Property entered into by Borrower and Manager in accordance with this Agreement, it being acknowledged and agreed that as of the date hereof there is no Management Agreement for the Property and Borrower shall not be permitted to enter into a Management Agreement without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed so long as an Event of Default is not continuing).

“Manager Subordination Agreement” means each and any Manager Subordination Agreement by and among Administrative Agent, Borrower and the Manager, and any replacement manager subordination agreement entered into pursuant to Section 4.4(c) hereof or otherwise, in each case as amended, modified, replaced, restated, extended or renewed from time to time.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract” set forth in this Exhibit.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the Property, or the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise, including credit rating) or prospects of Borrower or Guarantor or Borrower and Guarantor and its subsidiaries taken as a whole; (b) a material adverse effect upon the rights and remedies of Administrative Agent or any Lender under the Loan Documents or of the ability of any party to the Loan Documents to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any party to the Loan Documents of any Loan Document to which it is a party.

“Material Condemnation” means a Condemnation (a) of any portion of the Property unless the portion so taken constitutes less than ten percent (10%) of the Land, such land is located along the perimeter or periphery of the Land and no portion of the Improvements is located on such land, or (b) of such portion of the Property which when so taken would, in Administrative Agent’s reasonable determination, leave remaining a balance of the Property which, due to the amount and/or nature of the area so taken and/or the location of the area taken in relation to the area not so taken, would not, under economic conditions, applicable zoning laws, building regulations and the requirements of this Agreement, the Leases and the Permitted Encumbrances permit the Restoration of the Property.

“Maturity Date” means December 23, 2028, as it may be earlier accelerated in accordance with the terms hereof.

“Maximum Rate” means the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loan as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Monthly SOFR” means, for any day, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the most recent Interest Rate Change Date for a term equivalent to one (1) month commencing on such Interest Rate Change Date; provided that if the rate is not published prior to 11:00 a.m. Eastern Time on such determination date then Monthly SOFR means such Term SOFR Screen Rate on the first (1st) U.S. Government Securities Business Day immediately prior thereto; provided, further, if Monthly SOFR shall be less than zero percent (0.00%), such rate shall be deemed to equal zero percent (0.00%) for purposes of this Agreement.

“Monthly SOFR Principal” means any portion of the Principal Debt which bears interest at an applicable Monthly SOFR Rate at the time in question.

“Monthly SOFR Rate” means a simple rate per annum equal to the sum of the SOFR Margin plus Monthly SOFR.

“Mortgage” means, individually and collectively, each (i) Mortgage and/or Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of the Closing Date and (ii) any other Mortgage and/or Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, in each case, by Borrower in favor of Administrative Agent for the benefit of the Lenders, securing repayment of the Indebtedness and Borrower’s performance of its other obligations to Administrative Agent and Lenders under the Loan Documents, as amended, modified, supplemented, restated, replaced, extended or renewed from time to time.

“Net Casualty Proceeds” means the amount of all Insurance Proceeds payable because of Casualty sustained to any part of the Property, after deduction for all expenses incurred by Administrative Agent (including the fees of any insurance consultant or adjuster and reasonable attorneys’ fees) in connection with a Casualty and seeking and obtaining any Insurance Proceeds.

“Net Disposition Proceeds” has the meaning set forth in Section 8.10(e).

“Net Lease” means, individually and/or collectively (as the context requires), the Leases set forth on Schedule 2 attached hereto.

“Net Lease Documents” has the meaning set forth in item 16 of Exhibit C.

“Net Lease Insurance Conditions” has the meaning set forth in Section 4.7(h).

“Net Lease Tenant” means, individually and/or collectively (as the context requires), the tenants under the Net Leases.

“Net Operating Income” means, as of any Determination Date, the sum of annual base rent payable under Net Leases, the amount of the O1/02 Free Rent Holdback (as defined in the Purchase Agreement) and the amount of the Axis Free Rent Holdback (as defined in the Purchase Agreement), in each case subject to the vacancy credit factor, used in the most recent Approved Appraisal obtained by Administrative Agent; provided, however that amounts for Tenants in Bankruptcy and/or Tenants in monetary default under their Lease, in each case, shall not be included in the foregoing calculations.

“Net Restoration Award” means the amount of any Condemnation Award, after deduction of the costs and expenses (including reasonable attorneys’ fees and disbursements), if any, incurred in collecting the same.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.8 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means, individually and collectively, one or more Promissory Notes dated as of the Closing Date executed by Borrower in the maximum principal amount of the Loan, substantially in the form of Exhibit G, together with all replacements and substitutes thereof, in each case, as amended, modified, replaced, restated, extended or renewed from time to time.

“Obligations” means all liabilities, obligations, covenants and duties of, Borrower arising under or otherwise with respect to any Loan Document, any Swap Contract required under Section 1 of Exhibit I entered into with one or more Lenders or their respective Affiliates and, provided that the applicable Hedge Bank (other than Administrative Agent or an Affiliate of Administrative Agent) has delivered a Secured Party Designation Notice to Administrative Agent, such Swap Contract shall be entitled to the benefits of the liens and guaranties provided by the Loan Documents (each such Swap Contract, a “Secured Swap Contract”) or any Indebtedness, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising; provided that Obligations of a Borrower shall exclude (i) any Excluded Swap Obligations with respect to such Borrower and (ii) obligations under any Swap Contracts that are not Secured Swap Contracts required under Section 1 of Exhibit I.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Online Banking Portal” means any online banking portal and/or electronic transmission system as shall be made available by Administrative Agent for use by Borrower to conduct Online Facility Transactions in connection with the terms of this Agreement and the applicable Online Portal Agreements.

“Online Portal Agreements” means all applicable treasury services agreements, terms and conditions (including any booklet with respect thereto), acceptance of services, cash management agreements and terms and conditions (including any booklet with respect thereto), supplements, addenda, amendments, setup and authorization forms, and/or any other documentation which Borrower is required to execute or agree to with respect to the use of, and conducting of any Online Facility Transactions on, the Online Banking Portal from time to time (including any of the foregoing agreed to or accepted by an Authorized Portal User in a “clickwrap” or “clickthrough” agreement on any such Online Banking Portal), and any and all amendments, restatements and modifications thereto.

“Online Facility Transactions” means any transactions that Authorized Portal Users may execute on the Online Banking Portal, including but not limited to: (a) electronically view Borrower’s Loan information, (b) to upload documentation; and (c) to take any actions allowed under the Online Banking Portal based on the terms of the Online Portal Agreements, which may include, but not be limited to, making payments on the Loan, submitting Draw Requests, submitting rollover notices (if applicable), and any other actions which may be allowed under the Online Banking Portal at any time in the future, all in accordance with the terms of this Agreement and the Online Portal Agreements executed by Borrower.

“OREO Property Manager” has the meaning specified in Section 8.10(b).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned any interest in the Loan or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from a receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.7).

“Owner” means a member, partner, shareholder or other equity owner of a Person, including a holder of preferred equity.

“PACE Financing” means any property assessed clean energy financing or similar energy efficiency or renewable energy financing repaid through assessments against property (without regard to the name given to such financing).

“Participant” has the meaning specified in Section 9.4(d).

“PATRIOT Act” has the meaning specified in Section 9.21.

“Payment Amount” means an advance of the Loan, an unreimbursed Administrative Agent Advance, an unreimbursed Indemnified Liability, or any other amount that a Lender is required to fund under this Agreement.

“Payments” has the meaning set forth in Section 8.11.

“Permitted Debt” means (a) sums owed by Borrower from time to time under any Swap Contract and (b) unsecured trade payables incurred by Borrower in the ordinary course of operating the Property which (i) do not exceed, at any time, $250,000, and (ii) are paid within thirty (30) days of the date incurred.

“Permitted Encumbrances” means (a) liens and security interests created pursuant to the Loan Documents, (b) the items set forth on the Survey, (c) customary easements entered into by Borrower in connection with the operation of the Property which would have no material adverse effect on the use or value of the Property, (d) documents required to be recorded by applicable law which have no material adverse effect on the use or value of the Property, (e) liens for taxes, assessments or other governmental charges that are not yet delinquent or that are being contested in accordance with this Agreement, (f) existing Leases (including without limitation the Net Leases) and new Leases entered into in accordance with this Agreement and, as to new Leases entered into by Net Lease Tenant, entered into in accordance with the Net Lease, (g) all liens, encumbrances and other matters disclosed in the applicable Title Insurance other than any future mechanics’, materialmen’s and other monetary or similar liens excluded under the Title Insurance, and (h) such other title and survey exceptions as Administrative Agent may approve.

“Permitted Restructure” means any restructuring of the Guarantor undertaken solely for tax planning purposes based upon advice of counsel or other tax advisors which results in such Guarantor converting from one entity type to another (e.g. limited partnership to corporation), provided that (i) such restructuring does not adversely affect Administrative Agent’s or any Lenders’ rights under the Carveout Guaranty or Environmental Agreement, (ii) prior to such restructuring, (x) such Guarantor shall have delivered to Administrative Agent all documentation reasonably requested by Administrative Agent for purposes of Administrative Agent's customary “know-your-customer” policies and requirements and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation and (y) such restructure has been approved by Administrative Agent pursuant to its then current practice for approval of counterparties under its “know-your-customer” policies and (iii) Administrative Agent shall receive, in form and substance reasonably satisfactory to Administrative Agent and at Administrative Agent’s request, (w) organizational documents of Guarantor, (x) searches, (y) assumption and reaffirmation agreements for all Loan Documents Guarantor is a party to and (z) opinions of counsel with respect to the foregoing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan Asset Regulations” has the meaning set forth in Section 6.21.

“Plans and Specifications” means any and all plans and specifications prepared in connection with the construction of any Improvements and approved in writing by Administrative Agent, as the same may from time to time be amended with the prior written approval of Administrative Agent.

“Platform” has the meaning set forth in Section 9.2.6(b).

“Prime Rate” means a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such Prime Rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Principal Debt” means the aggregate unpaid principal balance of the Loan at the time in question.

“Prohibited Person” means any individual or entity that is (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets, or any similar list enforced by any other relevant sanctions authority, (c) located, organized or resident in a Designated Jurisdiction, or (d) any individual or entity that is owned or Controlled by, acting on behalf of, or an Affiliate of, an individual or entity listed in the previous clauses (a), (b) or (c).

“Prohibited Lenders” means any of the following: (i) Anchorage CLO Funds, (ii) Apollo Management, L.P., (iii) The Blackstone Group L.P., (iv) The Carlyle Group, (v) Centerbridge Partners LP, (vi) Cerberus Capital Management LP, (vii) Cohen Financial, (viii) Criterion, (ix) Davidson Kempner Capital Management LLC, (x) Garrison, (xi) KKR & Co. L.P., (xii) Oaktree, (xiii) Och-Ziff Capital Management Group LLC/OZ Management LP, (xiv) THL, (xv) Ares Management and/or (xvi) Royal Bank of Canada.

“Property” means the Land, the Improvements and all other property constituting the “Property,” as described and defined in the Mortgage, or subject to a right, lien or security interest to secure the Loan pursuant to any other Loan Document.

“Property Condition Report” means, individually and/or collectively (as the context requires), the reports set forth in Exhibit Z.

“Pro Rata Share” means, with respect to each Lender at any time, a fraction expressed as a percentage, the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time or, if the Aggregate Commitments have been terminated, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the total outstanding amount of all Indebtedness held by such Lender at such time and the denominator of which is the total outstanding amount of all Indebtedness at such time. The initial Pro Rata Share of each Lender named on the signature pages hereto is set forth opposite the name of that Lender on the Schedule of Lenders.

“Public Lender” has the meaning set forth in Section 9.2.6(b).

“Purchase and Sale Agreement” means that certain Purchase and Sale Agreement, dated as of December 11, 2025, by and between the entities listed therein, as sellers, and Borrower and FNLR Print GP LLC, as purchasers.

“Purchase Documents” has the meaning set forth in item 17 of Exhibit C.

“Purchase Offer” has the meaning set forth in Section 8.10(e).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 9.23.

“Qualified ECP Borrower” means, at any time, Borrower has total assets exceeding $10,000,000 or qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property Taxes” mean taxes, assessments and other charges or levies imposed upon or against or with respect to the Property or the ownership, use, occupancy or enjoyment of any portion thereof, or any utility service thereto, as the same become due and payable, including all taxes assessed against the Property or any part thereof.

“Recipient” means Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower or any Guarantor hereunder.

“REIT Status” means, with respect to any Person, (a) the qualification of such Person as a real estate investment trust under the provisions of Sections 856 et seq. of the Code and (b) the applicability to such Person and its shareholders of the method of taxation provided for in Sections 857 et seq. of the Code.

“Related Party” or “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and such Person’s Affiliates.

“Release Condition” and “Release Conditions” have the meanings set forth in Section 4.8(d)(i).

“Rent Roll” has the meaning specified in Section 6.14.

“Rents” means all of the rents, royalties, issues, profits, revenues, earnings, income and other benefits of the Property or any part thereof, or arising from the use or enjoyment of the Property or any part thereof, including all such amounts paid under or arising from any of the Leases and all fees, charges, accounts or other payments for the use or occupancy of rooms or other public facilities within the Property or any part thereof.

“Replacement Note” has the meaning specified in Section 9.4(b).

“Required Lenders” means as of any date of determination at least two (2) Lenders having at least 66-2/3% of the Aggregate Commitments or, if the Aggregate Commitments have been terminated, at least two (2) Lenders holding in the aggregate at least 66-2/3% of the total outstanding amount of all Indebtedness; provided that the Commitment of, and the portion of the total outstanding amount of all Indebtedness held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Lenders. At any time that there is only one (1) Lender, then “Required Lenders” shall mean such Lender. At any time that there are only two (2) Lenders, then, subject to the following sentence, “Required Lenders” shall mean each such Lender. At any time that all but one (1) of the Lenders are Defaulting Lenders, then “Required Lenders” shall mean the non-Defaulting Lender.

“Requirements” means, collectively, all orders, restrictions and requirements of, and all agreements with and commitments to, any Governmental Authority, including any utility district or similar authority, having jurisdiction over the Property, including all laws, ordinances and resolutions relating to zoning, land use, building, health and environmental requirements, all subdivision and platting requirements, all recorded covenants and restrictions affecting the Property, sound building and engineering practices, and any similar order, ordinance, resolution or requirement, whether or not having the force of law.

“Rescindable Amount” has the meaning set forth in Section 1.7(b).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restoration” means in case of a Casualty or a Condemnation, the restoration, replacement or rebuilding of the portion of the Property affected by the Casualty or Condemnation substantially in accordance with Plans and Specifications approved by Administrative Agent (such approval to be in Administrative Agent’s reasonable discretion) such that when such restoration, replacement or rebuilding is completed, the Property shall have been restored, in the case of any Casualty, substantially to the same character and condition as prior to such Casualty, and in the case of any Condemnation, to an integral unit as substantially similar as possible, taking into account the extent of the Condemnation, to the character and condition of the Property prior to such Condemnation and otherwise in accordance with this Agreement, all Laws applicable thereto, the Leases and the Permitted Encumbrances. In any case, Restoration shall (a) provide substantially the same (but in no case less than what is required by applicable Law, the Leases and the Permitted Encumbrances) amount and type of, and rights with respect to, utilities and parking spaces applicable to the Property as existed prior to such Casualty or Condemnation, (b) provide sufficient (in Administrative Agent’s reasonable determination) access across and over the Property to the public roads and highways, and (c) be such that the “as-is” value of the Property, as determined by an appraisal at Borrower’s expense in form and substance acceptable to Administrative Agent performed by an appraiser acceptable to Administrative Agent, as of the date that the Restoration is complete, together with the amount of any Net Proceeds or Net Restoration Award received by Administrative Agent and applied in repayment of the Principal Debt, shall be equal to or less than the value indicated in the most recent appraisal obtained by Administrative Agent prior the Casualty or Condemnation.

“S&P” means Standard & Poor’s Ratings Group.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Schedule of Lenders” means the schedule of Lenders party to this Agreement as set forth on Exhibit H, as it may be modified from time to time in accordance with this Agreement.

“Scheduled Unavailability Date” has the meaning set forth in Section 2.4.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender that is a Swap Counterparty substantially in the form of Exhibit U.

“Secured Swap Contract” has the meaning set forth in the definition of “Obligations”.

“SOFR” means the Secured Overnight Financing Rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other Person acting as the SOFR Administrator at such time that is satisfactory to Administrative Agent.

“SOFR Margin” means one and ninety hundredths percent (1.90%) per annum.

“Special Flood Hazard Area” means an area identified as such by the Administrator of FEMA using FEMA’s Flood Insurance Rate Map or FEMA’s Flood Hazard Boundary Map.

“Successor Rate” has the meaning set forth in Section 2.4.

“Supported QFC” has the meaning set forth in Section 9.23.

“Survey” means a map or plat of survey of the Land which conforms with Administrative Agent’s survey requirements set forth on Exhibit S or as otherwise approved by Administrative Agent in its sole discretion.

“Swap Contract” means any written agreement relating to any Swap Transaction, including, unless the context otherwise clearly requires, any agreement or contract that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act and CFTC

Regulation 1.3(xxx), any form of master agreement (the “Master Agreement”) published by the International Swaps and Derivatives Association, Inc., and any other master agreement, entered into on or prior to the Closing Date or any time after the Closing Date, between Swap Counterparty and Borrower (or its Affiliate), together with any related schedule and confirmation, as amended, supplemented, superseded or replaced from time to time.

“Swap Counterparty” means any Person reasonably acceptable to Administrative Agent in its capacity as a party to a Swap Contract entered into in accordance with this Agreement, which Swap Counterparty may, but is not required to be, a Lender.

“Swap Obligation” means any obligation to pay or perform under any Swap Contract, or any other agreement, contract or transaction entered into in connection with a Swap Transaction.

“Swap Transaction” means any transaction entered into in connection with the Loan that is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, note or bill option, interest rate option, forward foreign exchange transaction, cap transaction, spot or floor transaction, collar transaction, floor transaction, currency swap transaction, cross-currency rate swap transaction, swap option, currency option, credit swap or default transaction, T-lock, or any other similar transaction (including any written option agreement to enter into the foregoing) or any combination of the foregoing, entered into prior to the Closing Date or any time after the Closing Date between Swap Counterparty and Borrower (or its Affiliate).

“Tax” or “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” means, individually and/or collectively (as the context requires), each tenant under a Lease.

“Tenant Direction Letter” has the meaning set forth in Section 1.10.2(a).

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Administrative Agent from time to time).

“Title Company” means First American Title Insurance Company.

“Title Insurance” means the loan policy or policies of title insurance issued to Administrative Agent for the benefit of Lenders by the Title Company, in an amount in the aggregate equal to the maximum principal amount of the Loan, insuring the validity and priority of the Mortgage encumbering the Land and Improvements for the benefit of Administrative Agent and Lenders; provided, however, as to any reference to such policies in any representation or warranty of Borrower made as of the Closing Date, such reference shall be, as applicable, to any proforma ALTA mortgagee title insurance policies of the Property attached to that certain closing escrow letter by and between Lender’s counsel and the Title Company, as further described in Exhibit C hereto.

“Title Insurance Report” means an update of the Title Insurance in a form and substance satisfactory to Administrative Agent.

“Transfer” has the meaning set forth in Section 5.5(a).

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Property is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 9.23.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.1(e)(ii)(B)(III).

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

2. FINANCIAL STATEMENTS AND RENT ROLL:

Borrower shall provide or cause to be provided to Administrative Agent:

1. All of the following:

(a) Borrower Financial Reporting. (i) delivery of annual unaudited financial statements (balance sheet and income statement) within 130 days following Borrower’s fiscal year-end and (ii) delivery of unaudited quarterly financial statements (balance sheet and income statement) within 50 days following the end of the first three fiscal quarters of each fiscal year of Borrower.

(b) Concurrently with the delivery of the financial statements referred to in clause (a) above, a duly completed compliance certificate in the form attached hereto as Exhibit D, together with all calculations and documentation required therein.

2. Additional Financial Reporting: If Additional Financial Reporting is reasonably required by Administrative Agent, Borrower shall submit such reporting to Administrative Agent within thirty (30) days of each period end for which the statement is requested.

3. Rent Roll. Delivery of annual Rent Roll in the form attached hereto as Exhibit O within 60 days following Borrower’s fiscal year-end.